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File No. 333-118893

As filed with the Securities and Exchange Commission on September 22, 2004

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 1
to
FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UNITED COMMUNITY BANKS, INC.
(Exact name of issuer as specified in its charter)

Georgia (State or other jurisdiction of incorporation or organization)	6712 (Primary Standard Industrial Classification Code Number)	58-1807304 (I.R.S. Employer Identification Number)

United Community Banks, Inc.
Post Office Box 398, 63 Highway 515
Blairsville, Georgia 30512
(706) 745-2151
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)	Jimmy C. Tallent Post Office Box 398, 63 Highway 515 Blairsville, Georgia 30512 (706) 745-2151 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Richard R. Cheatham Kilpatrick Stockton, LLP 1100 Peachtree Street, Suite 2800 Atlanta, Georgia 30309-4530 (404) 815-6500	Edward J. Harrell Martin Snow, LLP 240 Third Street Macon, Georgia 31201 (478) 749-1700

        Approximate date of commencement of proposed sale to the public:    The exchange of Registrant's shares for shares of common stock of Eagle National Bank will take place upon consummation of the merger of Eagle National Bank into a subsidiary of the Registrant.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

        If this form is filed to register additional securities of an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

Proxy Statement/Prospectus

        These materials are a proxy statement of Eagle National Bank and a prospectus of United Community Banks, Inc. They are furnished to shareholders of Eagle, in connection with the notice of special meeting of shareholders on October 20, 2004 that it accompanies. At the special meeting of Eagle shareholders, you will be asked to vote on the merger of Eagle into United Community Banks, Inc.'s Georgia Bank subsidiary, United Community Bank. United Community Banks, Inc. will be referred to as "United" in this proxy statement/prospectus. United Community Bank will be referred to as "UCB Georgia".

        As of September 20, 2004, the record date for the Eagle shareholders meeting, there were 600,000 shares of common stock outstanding and entitled to vote at that meeting. Approval of the merger requires the affirmative vote of holders of at least two-thirds of those shares. Details about the proposed merger are set forth in this proxy statement/prospectus.

        In connection with the merger, if approved and consummated, shares of common stock of United will be issued to shareholders of Eagle as part of the consideration for their shares of common stock of Eagle. This document is a prospectus of United with respect to such offering and issuance of United common stock. Up to an aggregate of 414,528 shares of United common stock may be issued to Eagle shareholders if the merger is approved and consummated, based on the exchange ratio summarized in the notice and discussed herein.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of these materials. Any representation to the contrary is a criminal offense. Shares of common stock of United are equity securities and are not savings accounts or deposits. An investment in shares of United common stock is not insured by the Federal Deposit Insurance Corporation or any other government agency.

        The accompanying materials contain information regarding the proposed merger and the companies participating in the merger, and the Agreement and Plan of Reorganization pursuant to which the merger would be consummated if approved. We encourage you to read the entire document carefully.

        The date of this proxy statement/prospectus is September 23, 2004, and it is expected to be first mailed to shareholders on or about September 23, 2004.

        The accompanying materials incorporate important business and financial information that is not included in or delivered with this document. This business and financial information is available without charge to all Eagle shareholders upon written or oral request made to: Allette B. Cheaves, Secretary, Eagle National Bank, 850 Eagles Landing Parkway, Stockbridge, Georgia 30281. To obtain delivery of such business and financial information before the special meeting, your request must be received no later than October 15, 2004.

850 Eagles Landing Parkway
Stockbridge, Georgia 30281

Notice Of Special Meeting Of Shareholders
To Be Held On October 20, 2004

        A special meeting of shareholders of Eagle National Bank will be held on October 20, 2004, at 4:00 p.m., at Eagle National Bank, 850 Eagles Landing Parkway, Stockbridge, Georgia, for the following purposes:

  1.
  to consider and vote on an Agreement and Plan of Reorganization, under which Eagle National Bank, a bank chartered under the laws of the United States, will merge with and into United Community Bank, a wholly-owned Georgia bank subsidiary of United Community Banks, Inc., as more particularly described in the accompanying proxy statement/prospectus; and

  2.
  to transact such other business as may properly come before the special meeting or any adjournments of the special meeting.

        If Eagle shareholders approve the merger, Eagle will be merged with and into UCB Georgia. In connection with the merger, Eagle shareholders may elect to receive shares of United common stock or cash or a combination of both in exchange for their Eagle common stock on the following basis:

  •
  0.8636 shares of United common stock; or

  •
  $20.32 in cash, without interest;

provided that no more than 480,000 shares may be exchanged for stock and no more than 120,000 shares may be exchanged for cash.

        Approval of the merger will require the approval of the holders of at least two-thirds of the Eagle common stock entitled to vote at the special meeting. Only shareholders of record of Eagle common stock at the close of business on September 20, 2004 will be entitled to vote at the special meeting or any adjournments thereof. Eagle's board of directors has unanimously adopted a resolution approving the merger and the merger agreement, and unanimously recommends that Eagle shareholders vote for the proposal to approve the merger.

        If the merger is completed, Eagle shareholders who dissent with respect to the merger will be entitled to receive a cash payment for their shares of Eagle common stock if they comply with certain statutory provisions of Section 215a of Title 12 of the United States Code regarding the rights of dissenting shareholders, all as more fully explained under the heading "Details of the Proposed Merger—Rights of Dissenting Shareholders" (page 23) and in Appendix B to the accompanying proxy statement/prospectus.

        A form of proxy for use by Eagle shareholders is enclosed. To ensure representation at the special meeting, each Eagle shareholder is requested to sign, date, and return the proxy card promptly in the enclosed, stamped envelope. A previously submitted proxy may be revoked by notifying Allette B. Cheaves, Secretary, Eagle National Bank, 850 Eagles Landing Parkway, Stockbridge, Georgia 30281 in writing at the address below, or by submitting an executed, later-dated proxy prior to the special meeting to Eagle National Bank, 850 Eagles Landing Parkway, Stockbridge, Georgia 30281. A previously submitted proxy also may be revoked by attending the special meeting and requesting the right to vote in person. A properly signed and returned proxy card, if not revoked, will be voted at the special meeting in the manner specified by the duly submitted proxy.

By Order of the Board of Directors,
/s/ SAMUEL K. PARRISH President and Chief Executive Officer
September 23, 2004 Stockbridge, Georgia

Location	34
Employees	34
Legal Proceedings	34
Security Ownership	35
Summary Financial Data	35
Management's Discussion and Analysis of Financial Condition and Results of Operations	37
LEGAL MATTERS	52
EXPERTS	52
OTHER MATTERS	52
WHERE YOU CAN FIND MORE INFORMATION	52
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	52
A WARNING ABOUT FORWARD-LOOKING STATEMENTS	53
FINANCIAL STATEMENTS OF EAGLE	F-1
Appendix A—Agreement and Plan of Reorganization
Appendix B—Dissenters' Rights Statute
Appendix C—Fairness Opinion
Appendix D—Statistical Data on the Office of the Comptroller of the Currency Valuations

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: What am I being asked to approve?

A: You are being asked to approve the Agreement and Plan of Reorganization by and between Eagle and United, pursuant to which Eagle will be merged with and into United's wholly-owned Georgia bank subsidiary UCB Georgia. Approval of the merger requires the affirmative vote of at least two-thirds of the outstanding shares of Eagle common stock. The Eagle board of directors has unanimously approved and adopted the Agreement and Plan of Reorganization and recommends voting FOR approval of this merger agreement.

Q: What will I receive in the merger?

A: You will receive (a) 0.8636 shares of United common stock for each share of Eagle common stock; or (b) $20.32 in cash, without interest, for each share of Eagle common stock you own on the effective date of the merger; or (c) any combination of 0.8636 shares of United common stock and $20.32 in cash, without interest, for each share of Eagle common stock (provided that no more than 480,000 shares may be exchanged for stock and no more than 120,000 shares may be exchanged for cash). United will not issue fractional shares in the merger. Instead, you will receive a cash payment, without interest, for the value of any fraction of a share of United common stock that you would otherwise be entitled to receive based on $23.53 a share of United common stock. For example: If you own 100 shares of Eagle common stock and elect to receive all stock in the merger, you will be entitled to receive 0.8636 shares of United for each Eagle share, rounded down to the nearest whole share, or 86 shares of United common stock. In addition, you will be entitled to receive $23.53 in cash for your .36 fractional share of United (.36 × $23.53) for a total cash payment of $8.47.

Q: What should I do now?

A: Indicate on the enclosed proxy card how you want to vote with respect to the proposed merger, and sign and mail the proxy card in the enclosed envelope as soon as possible so that your shares will be represented at the meeting. If you sign and send in a proxy card but do not indicate how you want to vote, your proxy will be voted in favor of the proposal to approve and adopt the merger. A special shareholders meeting will take place at 4:00 p.m. on October 20, 2004 at Eagle National Bank, 850 Eagles Landing Parkway, Stockbridge, Georgia, to vote on the merger proposal.

        You may attend the special meeting and elect to vote your shares in person, rather than voting by proxy. In addition, you may withdraw your proxy up to and including the day of the special meeting by notifying Allette B. Cheaves, Secretary, prior to the meeting, in writing, or by submitting an executed, later-dated proxy to: Allette B. Cheaves, Secretary, Eagle National Bank, 850 Eagle Landing Parkway, Stockbridge, Georgia 30281.

Q: How can I elect stock, cash or both?

A: You may indicate a preference to receive United common stock, cash or a combination of both in the merger by completing the form of election/letter of transmittal that will be sent to you promptly after the close of the merger. If holders elect to receive stock for more than 480,000 shares or cash for more than 120,000 shares of Eagle common stock, each holder so electing will receive stock or cash for a reduced number of shares so that the total number of shares exchanged for stock or cash does not exceed 480,000 or 120,000, respectively, based on the ratio of shares elected to be exchanged for stock or cash by all Eagle shareholders. If you do not make an election by the deadline provided on the form, you will be treated as though you elected to receive cash unless cash has been fully subscribed by the electing Eagle shareholders, in which event you will be treated as if you elected stock. If one form of consideration has been oversubscribed and you do not make an election by that date, you will be treated as having elected to receive the form of consideration that was not oversubscribed. Although

Eagle's directors intend on electing to receive all stock in the merger, Eagle's board of directors makes no recommendation as to whether you should chose United common stock or cash or a combination of both for your shares of Eagle National Bank common stock. You should consult with your own financial advisor on this decision.

Q: What information should I consider?

A: We encourage you to read this entire document carefully. You should also review the factors considered by each company's board of directors discussed in "Details of the Proposed Merger—Background of and Reasons for the Merger" beginning on page 13.

Q: When is the merger expected to be completed?

A: We plan to complete the merger during the fourth quarter of 2004.

Q: What are the tax consequences of the merger to me?

A: We expect that the exchange of shares of Eagle common stock for United common stock by Eagle shareholders generally will be tax-free to Eagle shareholders for federal income tax purposes. However, Eagle shareholders will have to pay taxes at either capital gains or ordinary income rates, depending upon individual circumstances, on cash received in exchange for their shares of Eagle common stock, or cash received in lieu of fractional shares. To review the tax consequences to Eagle shareholders in greater detail, see "Details of the Proposed Merger—Material Federal Income Tax Consequences of the Merger and Opinion of Tax Counsel" beginning on page 24.

Your tax consequences will depend on your personal situation. You should consult your tax adviser for a full understanding of the tax consequences of the merger to you.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Your broker will vote your shares of common stock only if you provide instructions on how to do so. Following the directions your broker provides, you should instruct your broker how to vote your shares. If you do not provide instructions to your broker, your shares will not be voted, which will have the effect of a vote against the merger.

Q: Should I send in my stock certificates now?

A: No. After the merger is completed, you will receive written instructions from United for exchanging your Eagle common stock certificates for United common stock certificates and cash.

Q: Who should I call with questions?

A: You should call Allette B. Cheaves, Secretary, of Eagle, at (770) 507-5855.

SUMMARY

        This summary highlights selected information from this proxy statement/prospectus regarding the proposed merger. For a more complete description of the terms of the proposed merger, you should carefully read the entire proxy statement/prospectus, and the related documents to which it refers. The Agreement and Plan of Reorganization, which is the legal document that governs the proposed merger, is included as Appendix A.

        In addition, the sections entitled "Where You Can Find More Information," on page 53, and "Incorporation of Certain Documents By Reference," on page 54, contain references to additional sources of information about United and Eagle.

•    The Companies (see pages 28 and 33)

  United Community Banks, Inc.
  63 Highway 515
  Blairsville, Georgia 30512
  (706) 745-2151

  United is the third-largest bank holding company headquartered in Georgia. Substantially all of United's activities are conducted through its three wholly-owned subsidiaries, United Community Bank, a Georgia bank, United Community Bank, a North Carolina bank and United Community Bank Tennessee, a Tennessee bank. United's subsidiaries operate 21 community banks with 78 locations throughout north Georgia, metro Atlanta, coastal Georgia, western North Carolina and eastern Tennessee. United's banks provide customary types of banking services, such as checking accounts, savings accounts, and time deposits. They also engage in commercial and consumer lending, make secured and unsecured loans, and provide other financial services.

  United also operates United Community Mortgage Services, a full-service retail mortgage lending operation approved as a seller/servicer for Fannie Mae and the Federal Home Mortgage Corporation, as a division of its Georgia bank subsidiary, and Brintech, Inc., a New Smyrna Beach, Florida based consulting firm for the financial services industry. Brintech provides consulting, advisory and implementation services in the areas of strategic planning, profitability improvement, technology, efficiency, setwork, networking, Internet banking, website development, marketing, core processing, and telecommunications. Additionally, United provides retail brokerage services through a third party broker/dealer.

  At June 30, 2004, United had total consolidated assets of approximately $4.5 billion, total consolidated loans of approximately $3.3 billion, total consolidated deposits of approximately $3.3 billion, and total consolidated stockholders' equity of approximately $330.5 million.

  Eagle National Bank
  850 Eagles Landing Parkway
  Stockbridge, Georgia 30281
  (770) 507-5855

  Eagle is a bank chartered under the laws of the United States. Eagle operates in two locations in Stockbridge and McDonough, both in Henry County, Georgia. Eagle provides customary types of banking services such as checking accounts, savings accounts, and time deposits. It also engages in commercial and consumer lending, makes secured and unsecured loans, and provides other financial services.

  At June 30, 2004, Eagle had total assets of approximately $64.1 million, total loans of approximately $48.6 million, total deposits of approximately $58.1 million, and total shareholders' equity of approximately $5.8 million.

•    The Terms of the Merger (see page 15)

  If the merger is approved, Eagle will be merged with and into UCB Georgia, with UCB Georgia being the surviving company. As a result of the merger, you may elect to receive shares of United common stock or cash or a combination of both in exchange for your shares of Eagle common stock on the following basis:

    •
    0.8636 shares of United common stock; or

    •
    $20.32 in cash, without interest;

  provided that no more than 480,000 shares may be exchanged for stock and no more than 120,000 shares may be exchanged for cash.

  You will receive a cash payment for any United fractional shares to which you would otherwise be entitled in an amount equal to the fraction multiplied by $23.53.

•    The Reasons Management of Both Companies Support the Merger (see page 13)

  The boards of directors of Eagle and United support the merger and believe that it is in the best interests of both companies, and their respective shareholders. The board of directors of Eagle believes that the merger presents Eagle with the chance to better service its market. The board of directors of Eagle also feels that the merger will enhance Eagle's size in the market, thereby eliminating one of the factors that has restricted Eagle's market competitiveness and providing an opportunity for Eagle to realize its market ambitions. The Eagle board of directors believes that the merger will permit Eagle shareholders to have an equity interest in a resulting financial institution that has greater financial resources and a larger shareholder base, which will increase liquidity and marketability of the equity investment of Eagle shareholders. The board of directors of United believes that Eagle provides United with an expansion opportunity into an attractive market area. Both boards of directors also believe that the terms of the merger are fair and equitable. In addition, both boards of directors believe that following the merger, the size of the combined organization is sufficiently large to take advantage over time of significant economies of scale, but is still small enough to maintain many of the competitive advantages of community-oriented banks.

•    Shareholders' Meeting

  The special meeting of shareholders of Eagle will be held on October 20, 2004 at 4:00 p.m., at Eagle National Bank, 850 Eagles Landing Parkway, Stockbridge, Georgia for the purpose of voting on approval of the merger.

•    Record Date

  You are entitled to vote at the shareholders' meeting if you owned shares of Eagle common stock on September 20, 2004.

•    Vote Required (see page 17)

  Approval by holders of at least two-thirds of the Eagle common stock outstanding on September 20, 2004, is required to approve the merger. As of September 20, 2004, 600,000 shares of Eagle common stock were issued and outstanding, each of which is entitled to one vote per share. All of the directors and executive officers of Eagle have agreed to vote their shares in favor of the merger. There are 203,150 shares, or 33.9%, of Eagle common stock beneficially owned (excluding options) by its directors and executive officers, all of which are entitled to vote on this merger.

•    Conditions, Termination, and Effective Date (see page 14)

  The merger will not occur unless certain conditions are met, and United or Eagle can terminate the merger agreement if specified events occur or fail to occur. The merger must be approved by the Eagle shareholders, the FDIC, and the Department of Banking and Finance of the State of Georgia. Notice of the merger will be provided to the Board of Governors of the Federal Reserve System and the Office of the Comptroller of the Currency.

  The closing of the merger will occur after the merger is approved by Eagle shareholders and the foregoing regulators and after the articles of merger are filed as required under Georgia law.

•    Rights of Dissenting Shareholders (see page 23)

  You are entitled to dissent from the merger and to receive a cash payment for your Eagle common stock if you follow certain statutory provisions regarding the rights of dissenting shareholders under Section 215a of Title 12 of the United States Code.

•    Federal Income Tax Consequences (see page 24)

  Eagle has received an opinion from Kilpatrick Stockton LLP stating that, assuming the merger is completed as currently anticipated, Eagle will not recognize any gain or loss for federal income tax purposes, and shareholders of Eagle to the extent they receive United stock will not recognize any gain or loss for federal income tax purposes. All cash you receive as a result of the merger, including any cash you receive in lieu of fractional shares or as payment for exercising your right to dissent, will be treated as amounts distributed in redemption of your Eagle common stock, and that amount will be taxable under the Internal Revenue Code as either ordinary income or capital gain or loss, depending upon your particular circumstances. Neither United nor Eagle has requested a ruling to this effect from the Internal Revenue Service.

•    Accounting Treatment (see page 22)

  The merger will be accounted for as a purchase for financial reporting and accounting purposes.

•    Opinion of Financial Advisor (see page 25)

  Stevens & Company has rendered an opinion to Eagle that based on and subject to the procedures, matters, and limitations described in its opinion and other matters it considered relevant, as of the date of its opinion, the merger consideration is fair from a financial point of view to the shareholders of Eagle. A summary of Stevens & Company's opinion begins on page 25 and the full opinion is attached as Appendix C to this proxy statement/prospectus.

•    Markets for Common Stock

  United's common stock trades on the Nasdaq Stock Market under the symbol "UCBI". The following table sets forth the high and low quarterly sales prices per share of United common stock as quoted on Nasdaq since the third quarter of 2002. Amounts have been restated to reflect the proforma effect of United's three-for-two split effective April 28, 2004:

Fiscal Year	Quarterly Period	High	Low
2004	Second Quarter	$25.36	$21.89
	First Quarter	$24.62	$21.37
2003	Fourth Quarter	$23.93	$18.51
	Third Quarter	$20.02	$16.34
	Second Quarter	$18.00	$15.37
	First Quarter	$18.00	$14.67
2002	Fourth Quarter	$18.00	$14.49
	Third Quarter	$19.70	$15.43
	Second Quarter	$20.00	$15.97

  On August 2, 2004, immediately prior to the public announcement of the merger, the high and low sales prices per share of United common stock were $23.57 and $22.61, respectively.

  There has been no public trading market for Eagle common stock. Eagle believes the last sales of Eagle common stock among shareholders in private transactions in the last two years have been for an aggregate of approximately 78,000 shares at prices ranging from $12.25 to $14.50 per share, based on unofficial information that Eagle management believes is reliable. Eagle's management believes 70,000 of such shares were traded in one transaction at a price per share of $12.25.

  There were 244 shareholders of record of Eagle common stock as of September 20, 2004.

•    Dividends (see page 21)

  United has declared cash dividends of $.18 per share in 2004 (through the third quarter) and declared aggregate cash dividends of $.20 per share in 2003 and $.167 per share in 2002. United intends to continue paying cash dividends, but the amount and frequency of cash dividends, if any, will be determined by United's board of directors after consideration of earnings, capital requirements, and the financial condition of United, and will depend on cash dividends paid to it by its subsidiary banks. The ability of United subsidiaries to pay dividends to it is restricted by certain regulatory requirements.

  Eagle has never declared any dividends on its common stock. Eagle is prohibited under the merger agreement from paying cash dividends prior to the closing of the transaction without the prior written consent of United.

•    There are Some Differences in Shareholders' Rights Between Eagle and United (see page 19)

  Following the merger you will no longer be a Eagle shareholder and, if you receive shares of United following the merger, your rights as a shareholder will no longer be governed by Eagle's articles of incorporation and bylaws. You will be a United shareholder and your rights as a United shareholder will be governed by United's articles of incorporation and bylaws. Your former rights as an Eagle shareholder and your new rights as a United shareholder are different in certain ways, including the following:

    •
    Eagle's bylaws provide for a board of directors consisting of between five and 25 members, while United's bylaws provide for a board of directors consisting of between eight and 14 members.

    •
    The bylaws of Eagle set forth different requirements for removal of directors than do the articles of incorporation and bylaws of United.

    •
    The articles of incorporation of United permit its board of directors to consider the interests of constituencies other than just its shareholders when considering any actions affecting United and its shareholders. Eagle's articles of incorporation and bylaws do not.

    •
    The articles of incorporation of United require a supermajority vote to amend its articles of incorporation and bylaws. Eagle's articles of incorporation and bylaws do not.

    •
    The articles of incorporation of United require a two-tiered supermajority vote to approve certain business combinations. Eagle's articles of incorporation and bylaws do not.

    •
    United's articles of incorporation provide that United is organized under the Georgia Business Corporation Code. Eagle is organized pursuant to the National Bank Act.

    •
    The National Bank Act requires Eagle to keep at all times a full and correct shareholder list that is subject to inspection by shareholders during business hours. The Georgia Business Corporation Code does not impose the same requirements on United.

    •
    The National Bank Act allows the Eagle shareholders to exercise cumulative voting rights in the election of directors. The Georgia Business Corporation Code does not.

    •
    United is subject to filing requirements imposed by the Securities and Exchange Commission. Eagle is not subject to such requirements.

•    Interests of Directors and Officers of Eagle in the Merger (see page 19)

  Some of the directors and officers of Eagle have interests in the merger in addition to their interests as shareholders generally, including the following:

    •
    As a condition to closing the merger and as required by his employment agreement, Samuel K. Parrish, President and Chief Executive Officer of Eagle, will terminate his employment agreement with Eagle for payment of approximately three times his current base salary.

    •
    In connection with the closing of the merger, Major William Loftin, Jr. will continue as Senior Credit Officer of the community bank made up of the former Eagle branches, receive 5,000 options to purchase common stock of United and agree to a one-year noncompetition agreement for a payment of $50,000.

    •
    United will pay directors fees of $500 per meeting to the directors of Eagle who will be asked to serve as advisory board members for UCB Georgia. This amount is an increase over the amount paid by Eagle to the Eagle board members.

    •
    In connection with the merger, United has agreed to provide to officers and employees of Eagle who continue employment with United or its subsidiaries employee benefits under employee benefit plans, on terms and conditions substantially similar to those currently provided to similarly situated United officers and employees.

    •
    Also in connection with the merger, United has agreed to purchase all of the outstanding options to purchase Eagle stock held by its officers and directors for cash of $6.75 per option outstanding pursuant to the stock option agreements.

•    Recent Developments

  On August 24, 2004, United entered into an agreement to acquire Liberty Bancshares, Inc., Conyers, Georgia for $36.1 million in shares of United and cash. The transaction is expected to close in the fourth quarter of 2004.

COMPARATIVE SHARE DATA FOR
UNITED AND EAGLE

        We have summarized below the per share results information for United and Eagle on a historical, pro forma combined and equivalent basis. You should read this information in conjunction with the historical financial statements (and related notes) of United in the annual and quarterly reports and other documents it has filed with the Securities and Exchange Commission, certain of which are incorporated by reference, and the historical financial statements (and related notes) of Eagle contained in this proxy statement/prospectus.

        The pro forma combined information gives effect to the merger accounted for as a purchase, assuming all transactions contemplated in this proxy statement/prospectus had been effective for the periods indicated. Pro forma equivalent of one Eagle common share amounts are calculated by multiplying the pro forma combined basic and diluted earnings per share, United historical per share dividend and the pro forma combined book value by the exchange ratio of 0.8636 shares of United common stock so that the per share amounts equate to the respective values for one share of Eagle's common stock. The pro forma information shown below gives no effect to the cash payment of $20.32 per share that Eagle shareholders may elect to receive as part of the transaction. Please note that the maximum number of shares of Eagle that may be exchanged for United common stock is 480,000.

        You should not rely on the pro forma information as being indicative of the historical results that we would have had if we had been combined or of the future results that we will experience after the merger.

	Six Months Ended June 30, 2004(1)	Year Ended December 31, 2003(1)
Net earnings per common share (basic)
United historical	$.62	$1.11
Eagle historical	—	(.05)
United and Eagle pro forma combined(2)(3)	.61	1.10
Eagle pro forma equivalent(3)	.53	.95
Net earnings per common share (diluted)
United historical	$.60	$1.08
Eagle historical	—	(.05)
United and Eagle pro forma combined(2)(3)	.59	1.07
Eagle pro forma equivalent(3)	.51	.92
Cash dividends per common share
United historical(4)	$.12	$.20
Eagle historical	—	—
United and Eagle pro forma combined(2)(5)(6)	.12	.20
Eagle pro forma equivalent(5)	.10	.17
Book value per common share (period end)
United historical	$9.10	$8.47
Eagle historical	9.68	9.75
United and Eagle pro forma combined(2)(5)	9.31	8.69
Eagle pro forma equivalent(5)	8.04	7.50

(1)
Per share amounts presented above have been restated to reflect the three-for-two stock split effective April 28, 2004.

(2)
Computed giving effect to the merger.

(3)
Computed based on 414,528 shares of United common stock to be issued to Eagle shareholders for their 480,000 shares at the exchange ratio of 0.8636. Please note that the maximum number of shares of Eagle that may be exchanged for United common stock is 480,000. The proforma amounts presented above do not include assumed cost savings expected from elimination of duplicate back office functions.

(4)
Represents historical dividends paid by United, and assumes United will not change its dividend policy as a result of the merger.

(5)
Computed based on 414,528 shares of United common stock issued to Eagle shareholders for their 480,000 shares at the exchange ratio of 0.8636.

(6)
Represents historical dividends paid per share by United multiplied by the exchange ratio of 0.8636 shares of United common stock for each share of Eagle common stock designated for purposes of this computation.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

        We are providing the following information to help you analyze the financial aspects of the merger. We derived this information from United's and Eagle's audited financial statements for 1999 through 2003 and unaudited financial statements as of and for the six months ended June 30, 2003 and 2004. This information is only a summary, and you should read it in conjunction with the historical financial statements (and related notes) of United in the annual and quarterly reports and other documents that it has filed with the Securities and Exchange Commission, certain of which are incorporated by reference, and the historical financial statements (and related notes) of Eagle contained in this proxy statement/prospectus.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION OF UNITED
(In thousands, except per share amounts)

	As of and for the Six Months Ended June 30,		As of and for the Years Ended December 31,
	2004	2003	2003	2002	2001	2000	1999
GAAP Results(1)
Net interest revenue (taxable equivalent)	$77,063	$65,608	$138,738	$119,575	$109,162	$96,524	$80,969
Net income	21,987	17,533	38,118	32,780	27,231	14,517	16,098
Basic earnings per share	..62	..53	1.11	1.02	..86	..47	..53
Diluted earnings per share	.60	.51	1.08	.99	.84	.46	.52
Cash dividends declared per share	.1200	.1000	.2000	.1667	.1333	.1000	.0667
Book value per share	9.10	8.15	8.47	6.89	5.98	4.93	3.94
Total assets	4,525,446	3,905,929	4,068,834	3,211,344	2,749,257	2,528,879	2,384,678
Basic average shares outstanding	35,477	33,060	34,132	32,062	31,691	30,900	30,237
Diluted average shares outstanding	36,655	34,166	35,252	33,241	32,624	31,791	31,263
Operating Results(2)
Net income	$22,291	$18,507	$39,475	$32,780	$28,315	$21,747	$17,253
Basic earnings per share	..63	..56	1.15	1.02	..89	..70	..57
Diluted earnings per share	.61	.54	1.12	.99	.87	.69	.56

(1)
Per share amounts and weighted average shares outstanding for periods presented above have been restated to reflect the three-for-two stock split effective April 28, 2004.

(2)
Excludes pre-tax merger related and restructuring charges totaling $2.1 million, $1.6 million, $10.6 million and $1.8 million for the years ended December 31, 2003, 2001, 2000 and 1999. These charges decreased net income by $1.4 million, $1.1 million, $7.2 million and $1.2 million, and diluted earnings per share by $.04, $.03, $.23 and $.04, respectively. For the six months ended June 30, 2004 and 2003, pre-tax merger-related and restructuring charges totaling $464,000 and $1.5 million are excluded. These charges decrease net income by $304,000 and $974,000, and diluted earnings per share by $.01 and $.03, respectively. The following is a reconciliation of the operating results to GAAP results:

	As of and for the Six Months Ended June 30,		As of and for the Years Ended December 31,
	2004	2003	2003	2002	2001	2000	1999
Net operating income	$22,291	$18,507	$39,475	$32,780	$28,315	$21,747	$17,253
Merger-related charges, net of tax	304	974	1,357	—	1,084	7,230	1,155

Net income	$21,987	$17,533	$38,118	$32,780	$27,231	$14,517	$16,098

SUMMARY CONSOLIDATED FINANCIAL INFORMATION OF EAGLE
(In thousands, except per share amounts)

	As of and for the Six Months Ended June 30,		As of and for the Years Ended December 31,
	2004	2003	2003	2002	2001	2000	1999
Net interest revenue	$1,152	$1,049	$2,218	$2,403	$2,110	$1,654	$1,213
Net income (loss)	1	—	(32)	290	210	521	(181)
Basic earnings (loss) per share	—	—	(.05)	..48	..35	..87	(.30)
Diluted earnings (loss) per share	—	—	(.05)	.48	.35	.87	(.30)
Cash dividends declared per share	—	—	—	—	—	—	—
Book value per share	9.68	9.98	9.75	9.98	9.43	8.84	7.74
Total assets	64,133	59,197	61,037	62,486	55,719	49,372	36,869
Basic average shares outstanding	600	600	600	600	600	600	600
Diluted average shares outstanding	600	600	600	600	600	600	600

DETAILS OF THE PROPOSED MERGER

Background of and Reasons for the Merger

        In early 2004 the board of directors of Eagle determined that it would be in the best interest of the bank to raise additional capital. In May 2004, the bank began the process of preparing to sell 300,000 additional shares of the bank and engaged Stevens & Company of LaGrange, Georgia to evaluate the stock of the bank for the purpose of pricing the offering. The proposed offering was communicated to shareholders in the cover letter transmitting the notice of the annual meeting of shareholders on May 18, 2004.

        On June 1, 2004, Eagle's management received a conditional unsolicited expression of interest in a merger for cash consideration ranging from $19.50 to $23.50 per share, or $11.7 million to $13.1 million, subject to a final determination of price after completion of the offeror's due diligence. The board of directors discussed the offer and determined that the offeror would not be able to pay the cash purchase price without raising additional capital and that an all cash offer was undesirable because it would be taxable and not permit Eagle's shareholders to participate in future growth opportunities in its market. The board also determined that a stock exchange, if offered by such offeror, would be undesirable because of the lack of liquidity in the offeror's stock and the offeror's limited prospects. Based on these determinations, the board of directors decided that the proposal did not warrant further evaluation, and the board of directors rejected the offer and elected remain its planned offering of additional stock and to remain independent.

        On June 23, 2004, a second letter was received from the offeror proposing to purchase the bank for $20 per share in cash, or $12 million, and stating that up to 35% of the consideration might be received in stock of the offeror. Based on this expression of interest and the slow growth of Eagle, including its difficulty in participating, because of its relative size, in future growth in its market area, the board of directors of Eagle decided that it would be in the best interest of the bank and the shareholders to determine what type of merger arrangement might be available for the bank as an alternative to raising additional capital, and Stevens & Company was engaged as a consultant to assist with the evaluation of the bank's strategic alternatives, including selling the bank or remaining independent.

        During June and July 2004, Stevens & Company contacted 9 potential partners to determine if any were interested in making a proposal to acquire the bank. Information about Eagle was sent to 4 potential partners that expressed an interest in making a proposal. On June 29, 2004, shareholders of Eagle were notified that the offering of 300,000 shares was temporarily put on hold. During the early part of July discussions were held with numerous potentially interested merger partners.

        On July 20, 2004, a written offer was received from United to acquire Eagle at a purchase price of $12.5 million payable 80% in stock and 20% in cash. The offer included provisions for payment of $6.75 for each outstanding option to purchase shares of Eagle and for contractual payment obligations of Eagle triggered by the merger to be paid out of the bank and not dilute the shareholders' consideration. United and Eagle conducted a due diligence investigation. Around the same time, Eagle confirmed that the other offer of $12 million would be total consideration and that the options held by employees and the obligations of the bank would reduce the consideration to shareholders to under $11 million, or approximately $18 per share.

        On July 20, 2004, a financial consultant contacted Stevens & Company and indicated that he had a client considering making an offer and the consultant's calculations indicated the client could bid $20 to $22 per share in cash. He later indicated that he felt the client may offer as much as $22 to $24 per share in cash. No offer was received and the consultant requested the consideration of offers be delayed for several weeks until he could obtain a proposal and due diligence performed.

        At a July 29, 2004 meeting of the Board of Directors of Eagle, the board decided not to delay their consideration of outstanding offers. The board determined that it was in the best interest of the shareholders to accept an offer primarily for stock to allow the Eagle shareholders to continue to participate in the Bank's market consistent with their original investment goal and to provide a liquid market for the shareholder's shares. Also, the board determined that the outstanding options, contractual payment obligations of the bank due on merger and the taxes incurred by the shareholders in an all cash transaction would reduce the shareholders' net consideration in the proposed offer so that even the $24 per share offer mentioned as a possibility would be approximately the same or lower than the United offer. The board of directors voted to accept the United offer in principle, subject to the terms of the definitive merger agreement being satisfactorily negotiated, including an election by the shareholders to receive cash or stock.

        On August 2, 2004, the board of directors of Eagle met and considered the proposed definitive merger agreement between Eagle and United. United agreed to allow Eagle shareholders to elect to receive either cash, stock or any combination of both subject to the total purchase price being paid 80% in stock and 20% in cash. The board then unanimously approved a resolution authorizing the transaction with United and the execution of the definitive merger agreement, and it was signed by Eagle and United.

        Without assigning any relative or specific weights, the board of directors of Eagle considered the following material factors in approving the merger:

  •
  the value of the consideration to be received by Eagle shareholders relative to the book value and earnings per share of Eagle common stock;

  •
  information concerning the financial condition, results of operations and business prospects of United;

  •
  the alternatives to the merger, including remaining an independent institution;

  •
  the competition and regulatory environment for financial institutions generally;

  •
  the fact that the merger will provide Eagle with access to greater financial resources and a larger shareholder base, which may increase liquidity and marketability of the equity investment of Eagle shareholders;

  •
  the fact that the merger will enhance Eagle's size in the market and present the opportunity for Eagle to realize its market ambitions;

  •
  the fact that the merger will enable Eagle shareholders to exchange all or a significant portion of their shares of Eagle common stock, in a tax-free transaction, for shares of common stock of a larger company, the stock of which is more widely held and more liquid than that of Eagle; and

  •
  the opinion of Stevens & Company that the consideration to be received by the shareholders as a result of the merger is fair from a financial point of view.

The Merger Agreement

        The material features of the merger agreement are summarized below:

  Effective Date

        The merger agreement provides that the merger will be effective upon the approval of the Agreement and Plan of Merger by the shareholders and the filing of the articles of merger. The merger also is subject to approval by the FDIC and the Department of Banking and Finance of the State of Georgia. Notice of the merger will be provided to the Board of Governors of the Federal Reserve.

Management of United and Eagle anticipate that the merger will become effective during the fourth quarter of 2004.

  Terms of the Merger

        As a holder of shares of Eagle common stock, you may elect to receive shares of United common stock or cash or a combination of both in exchange for your shares of Eagle common stock owned on the effective date of the merger on the following basis:

  •
  0.8636 shares of United common stock; or

  •
  $20.32 in cash, without interest;

provided that in the aggregate 480,000 shares will be exchanged for stock and 120,000 shares will be exchanged for cash.

        United will not issue fractional shares of United common stock in connection with the merger. In lieu of issuing any fractional share of United common stock to which a Eagle shareholder would otherwise be entitled, United will pay in cash an amount equal to that fraction multiplied by $23.53 per share.

        United shareholders will continue to hold their existing shares of United common stock. If, prior to the merger closing, the outstanding shares of United common stock or Eagle common stock are increased through a stock dividend, stock split, subdivision, recapitalization, or reclassification of shares, or are combined into a lesser number of shares by reclassification, reverse stock split, recapitalization, reduction of capital or other transaction, the number of shares of United common stock and cash to be delivered pursuant to the merger in exchange for a share of Eagle common stock will be proportionately adjusted.

        If the merger is completed, Eagle will be merged with and into UCB Georgia. Following the merger, the articles of incorporation, bylaws, corporate identity, and existence of UCB Georgia will not be changed, and Eagle will cease to exist as a separate entity.

  Registration of United Common Stock

        As a condition to the merger, United agreed to register with the Securities and Exchange Commission the shares of United common stock to be exchanged for shares of Eagle common stock and to maintain the effectiveness of such registration through the issuance of such shares in connection with the closing of the merger. However, such registration will not cover resales of United common stock by any former holders of Eagle common stock and United is under no obligation to maintain the effectiveness of such registration statement, or to prepare and file any post-effective amendments to such registration statement, after the issuance of such shares in connection with the closing of the merger.

  Termination and Conditions of Closing

        The merger agreement may be terminated at any time either before or after approval of the merger agreement by the shareholders of Eagle, but not later than the effective date of the merger:

  •
  by either party, if a material adverse change in the financial condition or business of the other party has occurred, which change would reasonably be expected to have a material adverse effect on the market price of such party's common stock; or if material loss or damage to the other party's properties or assets has occurred, which change, loss or damage materially affects or impairs such party's ability to conduct its business;

  •
  by either party, if the other party has not substantially complied with, or substantially performed, the terms, covenants or conditions of the merger agreement, and such non-compliance has not otherwise been waived;

  •
  by either party, if the terminating party learns of any facts or conditions not disclosed by the other party in the merger agreement or financial statements, or by United if it learns of any facts or conditions not disclosed by Eagle in its disclosure memorandum, which facts or conditions were required to be disclosed, and which materially and adversely affect the non-terminating party;

  •
  by either party, if any action, suit or proceeding is instituted or threatened against either party seeking to restrain, prohibit or obtain substantial damages in respect of the merger agreement or the consummation of the merger, which, in the good faith opinion of the terminating party makes consummation of the merger inadvisable;

  •
  by either party, if the merger has not occurred on or before December 31, 2004;

  •
  by United, if the holders of more than 10% of the outstanding shares of Eagle common stock elect to exercise statutory dissenters' rights;

  •
  by either party, if the Eagle shareholders do not approve the merger agreement; or

  •
  by United, if it learns of any potential liability arising from noncompliance with any federal, state or local environmental law by Eagle, or any potential liability of Eagle arising from any environmental condition of the properties or assets of Eagle, including any properties or assets in which Eagle holds a security interest.

        Eagle must pay to United a termination fee of $500,000, if either party terminates the agreement because the Eagle shareholders did not approve the merger, or if Eagle terminates the merger agreement, or otherwise causes the merger to not occur, while a competing offer is outstanding or after such an offer has been accepted.

        The following are some of the required conditions of closing:

  •
  the accuracy of the representations and warranties of all parties contained in the merger agreement and related documents as of the date when made and the effective date;

  •
  the performance of all agreements and conditions required by the merger agreement;

  •
  the delivery of officers' certificates, secretary's certificates, and legal opinions to Eagle and United;

  •
  approval of the merger by at least two-thirds of the shares held by Eagle shareholders;

  •
  approvals of governmental authorities, and the expiration of any regulatory waiting periods;

  •
  effectiveness of the registration statement of United relating to the shares of United common stock to be issued to Eagle shareholders in the merger, of which this document forms a part;

  •
  the receipt by United of a letter from Porter Keadle Moore, LLP with respect to Eagle's unaudited financial statements for 2004;

  •
  the receipt by Eagle of the opinion of Kilpatrick Stockton, LLP as to certain federal income tax consequences of the merger to Eagle and Eagle's shareholders;

  •
  the execution of a settlement of the employment agreement by and between Eagle and Samuel K. Parrish;

  •
  the execution of noncompetition agreements by and between United and Samuel K. Parrish and Major William Loftin, Jr.; and

  •
  the issuance of certificate of merger by the Secretary of State of the State of Georgia.

  Surrender of Certificates and Election of Consideration

        After the effective date of the merger, each holder of Eagle common stock (as of that date) will be required to deliver the certificates representing such holder's shares of Eagle common stock to United's exchange agent, SunTrust Bank, in order to receive payment of the consideration from United in connection with the merger. Upon delivery of his, her or its shares, each holder must indicate on the form of election/letter of transmittal that will be sent to the Eagle shareholders promptly after the closing of the merger his, her or its preference as to the proportion of United common stock and/or cash he, she or it wishes to receive by the deadline provided on the form. If holders elect to receive stock for more than 480,000 shares or cash for more than 120,000 shares of Eagle common stock, each holder so electing will receive stock or cash for a reduced number of shares so that the total number of shares exchanged for stock or cash does not exceed 480,000 or 120,000, respectively, based on the ratio of shares elected to be exchanged for stock or cash by that shareholder to the total number of shares elected to be exchanged for stock or cash by all Eagle shareholders. If a holder does not make an election by the deadline provided on the form of election/letter of transmittal, the holder will be treated as though it elected to receive cash unless cash has been fully subscribed by the electing Eagle shareholders, in which event you will be treated as if you elected stock. If one form of consideration has been oversubscribed, such a holder will be treated as having elected to receive the form of consideration that was not oversubscribed.

        After delivering his, her, or its shares of Eagle common stock, the holder will receive a stock certificate for 0.8636 shares of United common stock, a cash payment of $20.32, without interest, or any combination of 0.8636 shares of United common stock and $20.32 in cash per share of Eagle common stock that such holder owned on the effective date of the merger (provided that no more than 480,000 shares may be exchanged for stock and no more than 120,000 shares may be exchanged for cash). In lieu of a fractional share, a cash payment, without interest, will be paid for any fractional interest in United common stock.

        Until a holder delivers his, her or its shares of Eagle common stock to United, he or she will not receive payment of any dividends or other distributions on shares of United common stock into which his, her, or its shares of Eagle common stock have been converted, if any, and will not receive any notices sent by United to its shareholders with respect to, or to vote, those shares. After delivering the shares to United, the holder will then be entitled to receive any dividends or other distributions, without interest, which become payable after the merger and prior to the holder's delivery of the certificates to United.

Required Shareholder Approval

        The holders of at least two-thirds of the outstanding shares of Eagle common stock entitled to vote at the special meeting must approve the merger agreement for the merger to be completed. Abstentions from voting and broker non-votes will be included in determining whether a quorum is present and will have the effect of a vote against the merger agreement.

        As of September 20, 2004, the record date for determining the shareholders entitled to notice of and to vote at the special meeting, the outstanding voting securities of Eagle consisted of 600,000 shares of Eagle common stock, with each registered holder of Eagle common stock being entitled to one vote per share. All of the directors and executive officers of Eagle and Eagle's largest non-management shareholder have entered into agreements with United to vote their shares of Eagle common stock in favor of the merger. There are 203,150 shares of Eagle common stock beneficially owned (excluding options) by Eagle's directors and executive officers, which is approximately 33.9% of the outstanding shares of Eagle common stock.

Expenses

        All expenses incurred by United in connection with the merger, including all fees and expenses of its agents, representatives, counsel and accountants and the fees and expenses related to filing this proxy statement/prospectus and all regulatory applications with state and federal authorities shall be paid by United. All expenses incurred by Eagle in connection with the merger agreement, including all fees and expenses of its agents, representatives, counsel and accountants for Eagle shall be paid by Eagle. The cost of reproducing and mailing this proxy statement/prospectus has been shared by the parties, with each party paying fifty percent (50%).

Conduct of Business of Eagle Pending Closing

        The merger agreement provides that, pending consummation of the merger, Eagle will, except with the written consent of United:

  •
  operate its business in the ordinary course, without the creation of any indebtedness for borrowed money other than ordinary and customary accounts and credit arrangements;

  •
  maintain its properties and assets in good operating condition, ordinary wear and tear excepted;

  •
  maintain and keep in full force and effect all required insurance;

  •
  preserve its capital structure and make no change in its authorized or issued capital stock or other securities, and grant no right or option to purchase or otherwise acquire any of its capital stock or securities;

  •
  not declare or make any dividend, distribution or payment in respect of its common stock;

  •
  make no amendment to its articles of incorporation or bylaws, and preserve its corporate existence and powers;

  •
  acquire no business, corporation, partnership, association or other entity or division thereof, and no assets which are material, in the aggregate, to it;

  •
  not sell, mortgage, lease, buy or otherwise acquire or dispose of any real property or interest therein, or any tangible or intangible asset (other than in the ordinary course of business);

  •
  make no change in its banking and safe deposit arrangements;

  •
  not enter into or renew any material contracts;

  •
  maintain all books and records in the usual, regular and ordinary course;

  •
  file all reports required to be filed with any regulatory or governmental agencies, and deliver copies of such reports to United promptly after they are filed; and

  •
  adopt no new severance plan and grant no severance or termination payments to any officer, director or employee, other than in accordance with existing agreements or the agreements that are conditions to the closing of the merger.

        In addition, the merger agreement provides that Eagle will promptly advise United, orally and in writing, of any change or event having, or which the Eagle management believes could have, a material adverse effect on the assets, liabilities, business, operations or financial condition of Eagle.

Interest of Directors and Officers of Eagle in the Merger

        As a condition to closing the merger and as provided in his employment agreement, Samuel K. Parrish, President and Chief Executive Officer of Eagle, will terminate his employment agreement with Eagle for a payment of approximately three times his current base salary.

        In connection with the closing of the merger, Major William Loftin, Jr. will continue as Senior Credit Officer of the community bank made up of the former Eagle branches, receive 5,000 options to purchase common stock of United and agree to a one-year noncompetition agreement for a payment of $50,000.

        United will pay directors fees of $500 per meeting to the directors of Eagle who will be asked to serve as advisory board members for UCB Georgia. This amount is an increase over the amount paid by Eagle to the Eagle board members.

        Except as set forth below, no director or officer of Eagle, or any of their associates, has any direct or indirect material interest in the merger, except that those persons may own shares of Eagle common stock which will be converted in the merger into United common stock and cash. United and Eagle do not anticipate that the merger will result in any material change in compensation to employees of Eagle other than as set forth below.

        In connection with the merger, United has agreed to provide generally to officers and employees of Eagle who continue employment with United or its subsidiaries employee benefits under employee benefit plans, on terms and conditions substantially similar to those currently provided to similarly situated United officers and employees.

        Also in connection with the merger, United has agreed to purchase all of the outstanding options to purchase Eagle stock held by its officers and directors for cash of $6.75 per option outstanding pursuant to the stock option agreements.

        There are 203,150 shares, or 33.9%, of Eagle common stock beneficially owned (excluding options) by its directors and executive officers, all of which are entitled to vote on this merger. All of the directors and executive officers of Eagle have agreed to vote their shares in favor of the merger.

Comparison of the Rights of Eagle and United Shareholders

        Following the merger you will no longer be an Eagle shareholder and, if you receive shares of United following the merger, your rights as a shareholder will no longer be governed by Eagle's articles of incorporation and bylaws. You will be a United shareholder and your rights as a United shareholder will be governed by United's articles of incorporation and bylaws. Your former rights as a Eagle shareholder and your new rights as a United shareholder are different in certain ways, including the following:

  Composition of Board of Directors

        The bylaws of Eagle provide that its board of directors will consist of no fewer than five and no more than 25 members. The bylaws of United provide that its board of directors will consist of eight to 14 members.

  Removal of Directors

        The articles of incorporation of Eagle provide that a director may be removed if the director fails to fulfill a qualification requirement, for cause, or, by shareholders, at a meeting called for that purpose unless the number of votes that would be sufficient to elect him are voted against his removal.

        The articles of incorporation of United provide that directors may be removed only for cause and only upon the affirmative vote of the holders of two-thirds of the issued and outstanding shares entitled to vote on the removal.

  Shareholders' Meetings

        The bylaws of Eagle provide that a special meeting of shareholders may be called upon the written notice of any one or more holders of shares representing at least 25% of the outstanding stock. The bylaws of United provide that a special meeting of shareholders may be called upon the written request of the holders of shares representing at least 25% of the votes that would be entitled to be cast on each issue proposed to be considered at the special meeting.

  Ability to Consider Other Constituencies

        United's articles of incorporation permit its board of directors, in determining what is believed to be in the best interest of United and its shareholders, to consider the interests of its employees, customers, suppliers and creditors, the communities in which its offices and establishments are located and all other factors that they consider pertinent, in addition to considering the effects of any actions on United and its shareholders. This provision permits United's board of directors to consider numerous judgmental or subjective factors affecting a proposal, including some non-financial matters, and on the basis of these considerations may oppose a business combination or some other transaction which, viewed exclusively from a financial perspective, might be attractive to some, or even a majority, of its shareholders.

        Neither the articles of incorporation nor bylaws of Eagle allows the board of directors to consider other constituencies when determining what is in the best interests of shareholders in connection with an action affecting Eagle or its shareholders.

  Amendments to Articles of Incorporation and Bylaws

        The articles of incorporation of Eagle may be amended by the affirmative vote of the holders of a majority of the stock. The bylaws of Eagle may be amended by the affirmative vote of a majority of the members of the board of directors or a majority of the votes cast by the holders of a majority of the shares issued and outstanding.

        The articles of incorporation of United provide that its articles of incorporation, or the bylaws of United, may be amended only by the affirmative vote of holders of two-thirds of the shares of United capital stock then issued and outstanding and entitled to vote. An increase in the number of authorized shares only requires a majority vote.

  Approval of Business Combinations

        The articles of incorporation of United provide that a two-tiered approval, consisting of the affirmative vote of not less than 75% of the holders of the outstanding common stock and the affirmative vote of not less than 75% of the holders of the outstanding common stock excluding those shares that are beneficially owned, is required for those business combinations with interested shareholders.

        Neither the articles of incorporation nor the bylaws of Eagle contain such a provision regarding the approval of certain business combinations.

  Governing Law

        United is a business corporation organized under the Georgia Business Corporation Code. Eagle is a national bank chartered under the National Bank Act.

  Access to Shareholder List

        The National Bank Act requires that Eagle keep, at all times, a full and correct list of the names and addresses of all of the shareholders of Eagle, together with the number of shares held by each. The shareholder list is subject to inspection by all Eagle shareholders during business hours of each business day.

        The Georgia Business Corporation Code requires that United prepare and make available a list of all shareholders of United entitled to notice of a shareholders' meeting, including the address and number of shares of each shareholder. This shareholder list is subject to inspection by any shareholder at the time and place of the shareholder meeting.

  Cumulative Voting

        The National Bank Act allows shareholders of Eagle to exercise cumulative voting rights in the election of directors. The right to cumulate votes in an election entitles shareholders to multiply the number of votes that they are entitled to cast by the number of directors for whom they are allowed to vote and cast those votes for one candidate or spread those votes among the candidates as desired.

        The Georgia Business Corporation Code does not grant shareholders of United the right to cumulate their votes in the election of directors. Directors are elected by a plurality of votes; shareholders may vote no more than their total number of shares for each candidate.

  Securities and Exchange Act Reporting

        United is subject to filing requirements imposed by the Securities and Exchange Commission. These filing requirements are both periodic and transaction-based obligations whereby United discloses certain information to the Securities and Exchange Commission, and this information is subsequently made available to the public.

        Eagle is not subject to any of the filing requirements imposed by the Securities and Exchange Commission.

Dividends

        United has declared cash dividends of $.18 per share in 2004 (through the third quarter) and declared aggregate cash dividends of $.20 per share in 2003 and $.167 per share in 2002. United intends to continue paying cash dividends but the amount and frequency of cash dividends, if any, will be determined by United's board of directors after consideration of earnings, capital requirements, and the financial condition of United, and will depend on cash dividends paid to it by its subsidiary banks.

The ability of its subsidiaries to pay dividends to United is restricted by certain regulatory requirements, as is more fully discussed in the "Business—Supervision & Regulation" section of United's 10-K for the fiscal year ended December 31, 2003, which is incorporated by reference.

        Eagle has never declared any dividends on its commons stock. Eagle is prohibited under the merger agreement from paying cash dividends prior to the closing of the transaction without the prior written consent of United.

        Whether the Eagle shareholders approve the merger agreement, and regardless of whether the merger is completed, the future dividend policies of United and Eagle will depend upon each company's respective earnings, financial condition, applicable legal restrictions, and other factors relevant at the time the respective boards of directors consider whether to declare dividends.

Accounting Treatment

        The merger will be accounted for as a purchase for financial reporting and accounting purposes. After the merger, the results of operations of Eagle will be included in the consolidated financial statements of United. The purchase price will be allocated based on the fair values of the assets acquired and the liabilities assumed. Any excess of cost over fair value of the net tangible and identified intangible assets of Eagle acquired will be recorded as goodwill. Any identified intangible asset may be amortized by charges to operations under generally accepted accounting principles.

Resales of United Common Stock by Directors, Executive Officers and Shareholders of Eagle

        Although United, through this proxy statement/prospectus, will register the United common stock to be issued in the merger under the Securities Act of 1933, the former directors, executive officers, and 5% or greater shareholders of Eagle and certain other affiliates of United (as defined in Rule 405 of the Securities Act) may not resell the United common stock received by them unless those sales are made pursuant to an effective registration statement under the Securities Act of 1933, or under Rules 144 and 145 of the Securities Act, or another exemption from registration under the Securities Act. Rules 144 and 145 limit the amount of United common stock or other equity securities of United that those persons may sell during any three-month period, and require that certain current public information with respect to United be available and that the United common stock be sold in a broker's transaction or directly to a market maker in United common stock.

Regulatory Approvals

        The FDIC will be required to approve the merger. In determining whether to grant that approval, the FDIC will consider the effect of the merger on the financial and managerial resources and future prospects of the companies and banks concerned and the convenience and needs of the communities to be served.

        The Georgia Department of Banking and Finance must also approve the merger. The Department of Banking and Finance's review of the application will not include an evaluation of the proposed transaction from the financial perspective of the individual shareholders of Eagle. Further, no shareholder should construe an approval of the application by the Department of Banking and Finance to be a recommendation that the shareholders vote to approve the proposal. Each shareholder entitled to vote should evaluate the proposal to determine the personal financial impact of the completion of the proposed transaction. Shareholders not fully knowledgeable in such matters are advised to obtain the assistance of competent professionals in evaluating all aspects of the proposal including any determination that the completion of the proposed transaction is in the best financial interest of the shareholder.

        Notice of the merger will be provided to the Board of Governors of the Federal Reserve System and the Office of the Comptroller of the Currency.

Rights of Dissenting Shareholders

        Eagle is a bank chartered under the laws of the United States. Federal law confers rights upon shareholders of national banking associations to, in certain circumstances, receive payment for the "fair value" of all or a portion of their shares, and it establishes procedures for the exercise of those rights. These shareholder rights are referred to within this document as "dissenters' rights".

        In general, if the merger is completed, under Section 215a of the National Bank Act in Title 12 of the United States Code, an Eagle shareholder who votes against the merger or dissents from the merger, and who otherwise complies with the provisions of Section 215a, is entitled to request and receive payment in cash of an amount equal to the appraisal value of such holder's shares of Eagle common stock held at the time of the approval of the merger by the Office of the Comptroller of the Currency.

        A dissenting shareholder must dissent as to all of the shares of Eagle common stock owned by that shareholder. An Eagle shareholder who chooses to vote against or dissent from the merger and to receive payment of the value of his, her or its shares of Eagle common stock in accordance with the requirements of Section 215a must:

  •
  not vote the shares registered in his or her name in favor of the merger, or deliver to Eagle, prior to or at the meeting at which the shareholder vote on the merger agreement is taken, a written notice of his or her dissent from the merger; and

  •
  deliver to Eagle, at any time prior to thirty (30) days after the consummation of the merger, a written request for the payment of the value of his or her shares, accompanied by the surrender of his, her or its stock certificates.

        Any filing of a written notice of intent to dissent with respect to the merger and any written payment request should be sent to: Allette B. Cheaves, Secretary, Eagle National Bank, 850 Eagles Landing Parkway, Stockbridge, Georgia 30281. A vote against the merger agreement alone will not satisfy the requirements for compliance with Section 215a of the National Bank Act. A shareholder who wishes to dissent from the merger must, as an initial matter, separately comply with all of applicable conditions listed above.

        Eagle will provide to each shareholder who timely submitted a written notice of intent to dissent, and who voted against the merger at the special meeting, a dissenters' notice that states the date of the consummation of the merger.

        For the purpose of determining the amount to be received in connection with the exercise of statutory dissenters' rights under the Section 215a, the law provides that the value of a dissenting Eagle shareholder's common stock shall be determined as of the effective date of the merger by an appraisal made by a committee of three persons. One appraiser on the committee is selected by the vote of a majority of the dissenting shareholders seeking payment and a second individual is selected by the directors of UCB Georgia. These two persons select the third member of the appraisal committee. The valuation agreed upon by two of the three appraisers shall govern. If the appraised value presented by the committee of appraisers is not satisfactory to any dissenting shareholder who has requested payment, that shareholder may appeal the appraisal to the Office of the Comptroller of the Currency within five (5) days after notification of the appraised value. The Office of the Comptroller of the Currency shall conduct a reappraisal, and that reappraisal shall be final and binding as to that shareholder.

        If within 90 days after the consummation of the merger, one or more of the appraisers are not selected or the appraisers fail to determine the value of the shares, the Office of the Comptroller of the Currency shall, upon the written request of any interested party, cause an appraisal to be made which shall be the final appraisal and binding on all parties.

        The expenses of the Office of the Comptroller of the Currency in conducting an appraisal shall be paid by UCB Georgia. The value of the shares, as determined, shall be paid promptly by United to the dissenting shareholders. The shares of United stock that would have been delivered to the dissenting shareholder shall be sold. If the shares are sold for a price greater than the amount paid to the dissenting shareholders, the excess of such sale price shall be paid to the dissenting shareholders.

        Eagle urges its shareholders to read all of the dissenter's rights provisions found in Section 215a of the National Bank Act and reproduced in full in Appendix B to this proxy statement/prospectus and which are incorporated by reference into this proxy statement/prospectus. In addition, Eagle urges its shareholders to review Appendix D, which is a table showing the results of appraisals conducted by the Office of the Comptroller of the Currency. Although these appraisals are not binding on any appraisals that could be conducted in connection with this transaction, they are illustrative of the results of similar appraisals.

Material Federal Income Tax Consequences of the Merger and Opinion of Tax Counsel

        Eagle has received an opinion from Kilpatrick Stockton LLP to the effect that, assuming the merger is completed in accordance with the terms of the merger agreement:

  •
  the merger and the issuance of shares of United common stock in connection therewith, as described in the merger agreement, will constitute a tax-free reorganization under Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended;

  •
  no gain or loss will be recognized by holders of Eagle common stock upon the exchange of such stock for United common stock as a result of the merger;

  •
  gain or loss will be recognized pursuant to Section 302 of the Internal Revenue Code of 1986, as amended, by holders of Eagle common stock upon their receipt of cash for their shares of Eagle common stock, including cash (1) in lieu of fractional shares of United common stock, and (2) upon their exercise of dissenters' rights;

  •
  no gain or loss will be recognized by Eagle as a result of the merger;

  •
  the aggregate tax basis of United common stock received by shareholders of Eagle pursuant to the merger will be the same as the tax basis of the shares of Eagle common stock exchanged therefor, (1) decreased by any portion of such tax basis allocated to fractional shares of United common stock that are treated as redeemed by United, (2) decreased by the amount of cash received by a shareholder in the merger (other than cash received with respect to fractional shares), and (3) increased by the amount of gain recognized by a shareholder in the merger (other than gain recognized with respect to fractional shares); and

  •
  the holding period of the shares of United common stock received by the shareholders of Eagle will include the holding period of the shares of Eagle common stock exchanged therefor, provided that the common stock of Eagle is held as a capital asset on the date of the consummation of the merger.

        No ruling will be requested from the Internal Revenue Service with respect to any Federal income tax consequences of the merger.

        The foregoing tax opinion and the preceding discussion relate to the material federal income tax consequences of the merger to Eagle shareholders. Eagle shareholders are advised to consult their own tax advisors as to any state, local, or other tax consequences of the merger.

Opinion of Eagle's Financial Advisor

        Eagle interviewed several consultants to assist in determining the best strategic alternatives following an unsolicited offer to acquire the bank. Stevens & Company, a LaGrange, Georgia based firm was selected due to their prior experience in the merger and acquisition business in the Southeast in general and with Georgia-based banks in particular. The Eagle board was aware that Stevens had been involved with 47 bank mergers, including another de novo bank in Henry County that had been acquired by Wachovia Corporation.

        On August 2, 2004, Stevens & Company delivered the written opinion that as of that date and based upon and subject to factors and assumptions set forth in its opinion, the proposed merger with United was fair from a financial point of view to the shareholders of Eagle, a copy of which is attached as Appendix C. The Stevens opinion is directed to the board of directors of Eagle and addresses only the fairness of the transaction from a financial point of view. Valuing the transaction at $12,536,000, Stevens noted that United would purchase the 51,000 outstanding stock options of Eagle for an intrinsic value of $6.75 to total $344,250. The common shareholders would receive the remainder of $12,191,750 or $20.32 per share. Eighty percent of the proceeds, or $9,753,844 would be in the form of United stock based on the prior twenty day trading average or an exchange ratio of 0.8636. The remaining proceeds would be paid in cash to total $2,438,400.

        In arriving at its opinion, Stevens, among other things:

  •
  reviewed the merger agreement;

  •
  reviewed certain financial information on both Eagle and United and the markets in which they operate;

  •
  compared financial and operating performances of Eagle and United as well as operating performances of other financial services businesses in the area;

  •
  reviewed the alternatives of Eagle remaining as an small independent financial institution and the prospects of management growing the bank prior to a sale; and

  •
  performed other analysis, including the support that management may have with their existing shareholder base should a merger not be identified as in the best interest of Eagle.

        Stevens held discussions with certain members of the management of Eagle and United with respect to a number of aspects of the merger as well as past and future business models of Eagle assuming a merger with United. Stevens relied upon, without independent verification, the accuracy of all information provided, both audited and unaudited.

        The Stevens opinion is based on economic, market, and other conditions as of the date of the opinion. The opinion does not reflect any developments that may occur after the date of the completion of the merger.

        Stevens employed several valuation models that are widely used in the financial services industry including, but not limited to, present value discount models, to determine the value of Eagle as an independent, comparison of other bank sales both in terms of book value and earnings multiples, and concluded by modeling a performance break even analysis for United assuming a purchase price of $12,536,000.

  Present Value Discount Models

        In a present value discount model, Stevens' objective was to determine the highest value of Eagle assuming it remained independent. The model included a 5-year projection of income that would increase return on assets from .05 in year one to 1.5 in the fifth year. Assets would grow at 7.5%, with all earnings in excess of the required 8.5% capital asset ratio being paid to the shareholders in the form of dividends. The fifth year earnings multiple was then discounted at 12% to present value as were all dividends. Adding the present value of dividends and the present value earnings multiple, the model reflected a value of $10,422,615. Accordingly, a price in excess of this number would be in the best interest of the shareholders of Eagle.

  Comparison of Other Bank Sales

        In reviewing comparative sales of other banks, Stevens presented a detailed list of the last 25 bank sales in Georgia with assets under $1 billion. The list disclosed the target bank, the acquirer, date of the sale, and the purchase price as a multiple of book and a multiple of earnings. Stevens noted that the list of 25 bank sales was a true and correct list of the last 25 bank sales in Georgia with the list being generated by an independent agency, SNL Securities of Charlottesville, Virginia.

  Book Value Analysis

        The average and median prices to book multiples are as follows on the 25 bank sales:

Average Book Multiple	1.96 times
Median	1.75 times
Eagle's Price to Book Multiple:	2.13 times

        Stevens further noted that United's $12,536,000 offer was net to the shareholders. In addition to the stated purchase price, United was assuming certain other obligations of Eagle including management contracts, data processing fees, and merger related expenses. In considering the after tax implications, the price to book would then exceed 2.36 times book.

  Price to Earnings

        Eagle reported an earnings loss of $31,728 for the year ended December 31, 2003. Management attributed this to the opening of a new branch banking office. Assuming that Eagle attributed a $150,000 loss to the branch opening, 2003 earnings would have been $118,272.

        The average and median price to earning multiple on the 25 bank sales were:

Average Earnings Multiple	23.8 times
Median	22.2 times
Eagle's Earnings Multiple	106.0 times
Assuming $118,272 in 2003

  A Dilution Analysis

        Stevens noted that United would be required to issue 414,528 shares of common stock pursuant to the stated exchange ratio. Assuming estimates of $1.44 earnings per share for 2005, Eagle would have to earn $599,999 on those shares plus an additional $75,000 on the cost of capital required for the $2 million cash portion of the offer, or a total of $695,000, for the transaction to be non-dilutive. Based on the past performance, Stevens determined that Eagle shareholders would be in a much more favorable position with the leverage afforded by United.

        The foregoing summary material and analyses are not intended to be a complete description of the analyses or data presented by Stevens. Fairness opinions are derived from a complex process and are necessarily susceptible to partial analysis of summary data, included but not limited to the make-up of the existing shareholder base and their desire to be long-term investors. Accordingly, no single analysis was used in concluding overall fairness, rather the totality of factors is reflected in the opinion. Analyses based upon future results are uncertain and are subject to factors and events beyond the control of the parties and their advisors.

        Eagle selected Stevens to advise it and deliver a fairness opinion with respect to the merger on the basis of experience and familiarity with Eagle and an ability to perform necessary tests on United. In connection with the engagement, Stevens will receive a fee equal to 1% of the transaction value upon closing. Eagle will indemnify Stevens against certain liabilities, including liabilities arising under the federal securities law.

The full text of the written opinion of Stevens dated August 2, 2004, appears in Appendix C.

INFORMATION ABOUT UNITED COMMUNITY BANKS, INC.

General

        Financial and other information about United is set forth on United's Form 10-K for the year ended December 31, 2003, which is incorporated herein by reference.

Securities

        The authorized capital stock of United currently consists of 100,000,000 shares of common stock, $1.00 par value per share and 10,000,000 shares of preferred stock, $1.00 par value per share. As of September 21, 2004, 36,254,642 shares of common stock were issued and outstanding, exclusive of 366,112 shares held as treasury shares, 372,000 shares reserved for issuance upon the conversion of subordinated debt and 2,170,898 shares of common stock reserved for issuance upon the exercise of outstanding options. At that date, United had 44,800 shares of Series A Non-Cumulative Preferred Stock issued and outstanding.

  Common Stock

        All voting rights are vested in the holders of the common stock. Each holder of common stock is entitled to one vote per share on any issue requiring a vote at any meeting. The shares do not have cumulative voting rights. Subject to the right of holders of United's Series A Non-Cumulative Preferred Stock to receive dividends, all shares of United common stock are entitled to share equally in any dividends that United's board of directors may declare on United common stock from sources legally available for distribution. The determination and declaration of dividends is within the discretion of United's board of directors. Upon liquidation, holders of United common stock are entitled to receive on a pro rata basis, after payment or provision for payment of all debts and liabilities of United, and after all distributions payments are made to holders of United's Series A Non-Cumulative Preferred Stock, all assets of United available for distribution, in cash or in kind.

        The outstanding shares of United common stock are, and the shares of United common stock to be issued by United in connection with the merger will be, duly authorized, validly issued, fully paid, and nonassessable.

  Preferred Stock

        United is authorized to issue 10,000,000 shares of preferred stock, issuable in specified series and having specified voting, dividend, conversion, liquidation, and other rights and preferences as United's board of directors may determine. The preferred stock may be issued for any lawful corporate purpose without further action by United shareholders. The issuance of any preferred stock that has conversion rights might have the effect of diluting the interests of United's other shareholders. In addition, shares of preferred stock could be issued with certain rights, privileges, and preferences which would deter a tender or exchange offer or discourage the acquisition of control of United.

        United's board of directors designated 287,411 of the 10,000,000 authorized shares of preferred stock as "Series A Non-Cumulative Preferred Stock", of which 44,800 shares remain outstanding. The Series A stock has a stated value of $10.00 per share, and holders of Series A stock are entitled to a preferential annual dividend of 6%, payable quarterly on each January 1, April 1, July 1 and October 1. The declaration of dividends with respect to the Series A stock is within the discretion of United's board of directors.

        In addition, holders of the Series A stock are entitled to receive, on a pro rata basis, distributions upon liquidation prior to any payment by United to the holders of its common stock, in an amount equal to the stated value per share of the Series A stock, plus any accrued but unpaid dividends. The Series A stock has no voting rights, except as required under the Georgia Business Corporation Code, and is not convertible into shares of common stock or other securities of United. United may, at its option, redeem all or part of the Series A stock outstanding by paying cash for such shares in an amount equal to the stated value per share, plus any accrued but unpaid dividends.

  6.75% Subordinated Notes due 2012

        United has outstanding $31.5 million aggregate principal amount of 6.75% Subordinated Notes, due 2012. Interest is payable semi-annually in arrears in cash on June 15 and December 15 of each year. The notes may not be redeemed prior to their maturity. No sinking fund is provided for the notes. The notes are general unsecured obligations of United, subordinated to all existing and future secured and senior indebtedness, and payment of principal of the notes may be accelerated only in the case of bankruptcy, insolvency, receivership, conservatorship or reorganization of United or one of United's bank subsidiaries.

  Subordinated Step-up Notes due 2015

        United has outstanding $35 million aggregate principal amount of Subordinated Step-up Notes due 2015. The notes bear interest at a fixed rate of 6.25% through September 30, 2010, and at a fixed rate of 7.5% thereafter until maturity or earlier redemption. Interest is payable semi-annually in arrears in cash on March 31 and September 30 of each year. The notes are callable at par on September 30, 2010, and September 30 of each year thereafter with maturity until September 30, 2015. The notes are general unsecured obligations of United, subordinated to all existing and future secured and senior indebtedness, and payment of principal of the notes may be accelerated only in the case of bankruptcy, insolvency, receivership, conservatorship or reorganization of United or one of United's bank subsidiaries.

  Convertible Subordinated Debentures

        Debentures in the principal amount of $3.1 million that are due on December 31, 2006, were outstanding as of June 30, 2004. These debentures bear interest at the rate of one quarter of one percentage point over the prime rate per annum as quoted in The Wall Street Journal, payable on April 1, July 1, October 1, and January 1 of each year to holders of record at the close of business on the 15th day of the month immediately preceding the interest payment date. Interest is computed on the basis of the actual number of days elapsed in a year of 365 or 366 days, as applicable. Interest on the debentures is payable, at the option of the board of directors of United, in cash or in additional debentures with the same terms as the outstanding debentures.

        The debentures may be redeemed, in whole or in part, from time to time on or after January 1, 1999, at the option of United upon at least 20 days and not more than 60 days notice, at a redemption price equal to 100% of the principal amount of the debentures to be redeemed plus interest accrued and unpaid as of the date of redemption. The holder of any debentures not called for redemption will have the right, exercisable at any time up to December 31, 2006, to convert those debentures at the principal amount thereof into shares of United common stock at the conversion price of $8.33 per share, subject to adjustment for stock splits and stock dividends. The debentures are unsecured obligations of United and are subordinate in right of payment to all obligations of United to its other creditors, except obligations ranking on a parity with or junior to the debentures. The debentures were not issued pursuant to an indenture, and no trustee acts on behalf of debenture holders.

  Trust Preferred Securities

        United has four wholly owned statutory trusts, which issued guaranteed preferred interests in junior subordinated deferrable interest debentures. The debentures represent the sole asset of the trusts. These debentures qualify as Tier I capital under Federal Reserve Board guidelines. All of the common securities of the trusts are owned by United. United has entered into contractual arrangements which, taken collectively, fully and unconditionally, guarantee payment of: (1) accrued and unpaid distributions required to be paid on the securities; (2) the redemption price with respect to any securities called for redemption by the respective trust; and (3) payments due upon a voluntary or involuntary dissolution, winding up or liquidation of the respective trust. The following is a description of each trust preferred security.

      10.60% Trust Preferred Securities

        In September 2000, United formed a wholly owned Connecticut statutory business trust, United Community Statutory Trust I ("United Statutory Trust"), which issued $5 million of guaranteed preferred beneficial interests in United's junior subordinated deferrable interest debentures. The proceeds from the issuance of the securities were used by United Statutory Trust to purchase $5.2 million of junior subordinated debentures of United, which carry a fixed interest rate of 10.60%. The securities accrue and pay distributions semiannually at a fixed rate of 10.60% per annum of the stated liquidation value of $1,000 per capital security and are mandatorily redeemable upon maturity of the debentures on September 7, 2030, or upon earlier redemption as provided in the indenture. United has the right to redeem the debentures purchased by United Statutory Trust in whole or in part, on or after September 7, 2010. As specified in the indenture, if the debentures are redeemed prior to maturity, the redemption price will be the principal amount, any accrued but unpaid interest, plus a premium ranging from 5.3% in 2010 to .53% beginning in 2019.

      11.295% Trust Preferred Securities

        In July 2000, United formed a wholly owned Delaware statutory business trust, United Community Capital Trust II ("United Trust II"), which issued $10 million of guaranteed preferred beneficial interests in United's junior subordinated deferrable interest debentures. The proceeds from the issuance of the securities were used by United Trust II to purchase $10.3 million of junior subordinated debentures of United, which carry a fixed rate of 11.295%. The securities accrue and pay distributions at a fixed rate of 11.295% per annum of the stated liquidation value of $1,000 per capital security. The securities are mandatorily redeemable upon maturity of the debentures on July 19, 2030, or upon earlier redemption as provided in the indenture. United has the right to redeem the debentures purchased by United Trust II in whole or in part, on or after July 19, 2010. As specified in the indenture, if the debentures are redeemed prior to maturity, the redemption price will be the principal amount, any accrued but unpaid interest, plus a premium ranging from 2.824% in 2010 to .565% beginning in 2019.

      8.125% Trust Preferred Securities

        In July 1998, United formed a wholly owned Delaware statutory business trust, United Community Capital Trust ("United Trust"), which issued $21 million of guaranteed preferred beneficial interests in United's junior subordinated deferrable interest debentures. The proceeds from the issuance of the securities were used by United Trust to purchase $21.7 million of junior subordinated debentures of United that carry a fixed interest rate of 8.125%. The securities accrue and pay distributions semiannually at a fixed rate of 8.125% per annum of the stated liquidation value of $1,000 per capital security. The securities are mandatorily redeemable upon maturity of the debentures on July 15, 2028, or upon earlier redemption as provided in the indenture. United has the right to redeem the debentures purchased by United Trust: (1) in whole or in part, on or after July 15, 2008, and (2) in whole (but not in part) at any time within 90 days following the occurrence and during the continuation of a tax event, investment company event or capital treatment time (as defined in the indenture). As specified in the indenture, if the debentures are redeemed prior to maturity, the redemption price will be the principal amount, any accrued but unpaid interest, plus a premium ranging from 4.06% in 2008 to .41% in 2017.

      Floating Rate Trust Preferred Securities

        In June 2004, United acquired Fairbanco Holding Company, Inc. and its wholly owned Delaware statutory business trust, Fairbanco Capital Trust I ("Fairbanco Trust"), which issued $5 million of guaranteed preferred beneficial interests in Fairbanco's junior subordinated deferrable interest debentures. The proceeds from the issuance of the securities were used by Fairbanco Trust to purchase $5.2 million of junior subordinated debentures of Fairbanco that bear interest at the rate of 3.65% per annum over the three-day London Interbank Offered Rate, as calculated quarterly pursuant to the indenture. The securities accrue and pay distributions quarterly at the then applicable interest rate. The securities mature on July 30, 2032 unless the maturity date is accelerated pursuant to the indenture. United has the right to redeem the debentures purchased by Fairbanco Trust: (1) in whole or in part, on or after June 30, 2007 at par, and (2) in whole (but not in part) at any time before June 30, 2007 within 60 days following the occurrence and during the continuation of a tax event, investment company event or capital treatment time (as defined in the indenture) at a premium of 3.00%. As specified in the indenture, if the debentures are redeemed prior to maturity, the redemption price will include any accrued but unpaid interest.

  Transfer Agent and Registrar

        The Transfer Agent and Registrar for United's common stock and the debentures is SunTrust Bank, P.O. Box 4625, Suite 225-A, 58 Edgewood Avenue, Atlanta, Georgia 30302.

Certain Provisions of United's Articles of Incorporation and Bylaws Regarding Change of Control

  Ability to Consider Other Constituencies

        United's articles of incorporation permit its board of directors, in determining what is believed to be in the best interest of United and its shareholders, to consider the interests of its employees, customers, suppliers and creditors, the communities in which its offices and establishments are located and all other factors that they consider pertinent, in addition to considering the effects of any actions on United and its shareholders. This provision permits United's board of directors to consider numerous judgmental or subjective factors affecting a proposal, including some non-financial matters, and on the basis of these considerations may oppose a business combination or some other transaction which, viewed exclusively from a financial perspective, might be attractive to some, or even a majority, of its shareholders.

  Amendments to Articles of Incorporation and Bylaws

        United's articles of incorporation specifically provide that neither the articles of incorporation nor the bylaws of United may be amended without the affirmative vote the holders of two-thirds of the shares issued and outstanding and entitled to vote thereon, except for provisions relating to increasing the number of authorized shares of common and preferred stock of United. This provision could allow the holders of 33.4% of the outstanding capital stock of United to exercise an effective veto over a proposed amendment to the articles or bylaws, despite the fact that the holders of 66.6% of the shares favor the proposal. This provision protects, among other things, the defensive measures included in United's articles of incorporation and bylaws by making more difficult future amendments to the articles of incorporation and bylaws that could result in the deletion or revision of such defensive measures.

  Supermajority Approval of Interested Business Combinations

        United's articles of incorporation provide that if a proposed business combination between United and any interested shareholder is not approved by three-fourths of all directors of United then in office, the business combination must be approved by the affirmative vote of the holders of at least 75% of the outstanding shares of United's common stock, including the affirmative vote of the holders of at least 75% of the outstanding shares of common stock held by shareholders other than the interested shareholder. This provision may discourage attempts by other corporations or groups to acquire control of United, without negotiation with management, through the acquisition of a substantial number of shares of United's stock followed by a forced merger. This provision may also enable a minority of the shareholders of United to prevent a transaction favored by a majority of the shareholders, and may discourage tender offers or other non-open market acquisitions of United's common stock because of the potentially higher vote requirements for shareholder approval of any subsequent business combination. Additionally, in some circumstances, United's board of directors could, by withholding its consent to such a transaction, cause the 75%/75% shareholder vote to be required to approve a business combination, thereby enabling management to retain control over the affairs of United and their present positions with United.

  Removal of Directors

        United's articles of incorporation provide that a member of United's board of directors may only be removed for cause, and only upon the affirmative vote of two-thirds of the outstanding shares of capital stock of United entitled to vote thereon. This provision may prevent a significant shareholder from avoiding board scrutiny of a proposed business combination by merely removing directors with conflicting views, and may encourage individuals or groups who desire to propose takeover bids or similar transactions to negotiate with the board of directors. However, outside of the context of an acquisition attempt, it may serve as an impediment to a more legitimate need to remove a director.

Recent Developments

        On August 24, 2004, United entered into an agreement to acquire Liberty Bancshares, Inc., Conyers, Georgia for $36.1 million in shares of United and cash. The transaction is expected to close in the fourth quarter of 2004.

INFORMATION ABOUT EAGLE NATIONAL BANK

Description of Business

        Eagle engages in a general commercial banking business at two offices in Henry County, Georgia, emphasizing small business and retail banking and offers such customary bank services as consumer and commercial checking accounts, NOW accounts, money market accounts, savings accounts, certificates of deposits, individual retirement accounts, safe deposit facilities, and money transfers. Eagle also finances commercial and consumer transactions, makes secured and unsecured loans, offers lines of credit and credit card accounts and provides a variety of other banking services.

        As of June 30, 2004, Eagle had 244 holders of record of its Common Stock and its total assets were $64.1 million.

Deposits

        Eagle offers a full range of depository accounts and services to both consumers and businesses. At June 30, 2004, its deposits consisted of the following accounts:

	Amount	Percentage
Noninterest bearing	$8,578,000	15%
Interest-bearing (NOW) accounts	3,094,000	5%
Savings	550,000	1%
Money Market Deposits	15,243,000	26%
Certificates of Deposits, $100,000 or less	22,237,000	39%
Certificates of Deposits, $100,000 or more	8,438,000	15%

Total Deposits	$58,140,000	100%

        Eagle management is of the opinion that its time deposits of $100,000 or more are customer relationship-oriented and represent a reasonably stable source of funds. Eagle is a member of The Federal Home Loan Bank of Atlanta, which provides another source of funding to support its lending and investment activities.

Loans

        Eagle makes both secured and unsecured loans to individuals, firms and corporations, and both consumer and commercial lending operations include various types of credit for customers. Secured loans include first and second real estate mortgage loans. Eagle also makes direct installment loans to consumers on both a secured and unsecured basis. At June 30, 2004, consumer, real estate (including residential and commercial mortgage and construction loans) and commercial non-mortgage loans represented approximately 2%, 92%, and 6%, respectively, of its total loan portfolio.

Lending Policy

        Eagle's current lending strategy is to make loans primarily to persons who reside, work or own property in its market area. Unsecured loans normally are made only to persons who maintain depository relationships with Eagle. Secured loans are made to persons who are well established and have net worth, collateral and cash flow to support the loan.

        Eagle provides each lending officer with written guidelines for lending activities. Lending authority is delegated by Eagle's Board of Directors to loan officers, each of whom is limited in the amount of secured and unsecured loans which he or she can make to a single borrower or related group of borrowers.

Loan Review and Non-performing Assets

        An outside service reviews Eagle's loan portfolio to determine deficiencies and corrective action to be taken. The results of the review by the outside service are presented to Eagle's President and the loan committee of the Board of Directors. Past due loans are reviewed at least weekly by Eagle's lending officers and a summary report is reviewed monthly by the loan committee of the Board of Directors. The loan committee of the Board of Directors reviews all new, renewed, and past due loans.

Asset/Liability Management

        Eagle's President and Chief Financial Officer manage its assets and liabilities. These officers attempt to manage asset growth, liquidity and capital in order to maximize income and reduce interest rate risk and direct Eagle's overall acquisition and allocation of funds. At monthly meetings, the Asset and Liability Committee (ALCO Committee) reviews and discusses the monthly asset and liability funds budget in relation to the actual flow of funds, as well as peer group comparisons; the ratio of the amount of rate sensitive assets to the amount of rate sensitive liabilities; the ratio of allowance for loan losses to outstanding and non-performing loans; and other variables, such as expected loan demand, investment opportunities, core deposit growth within specified categories, regulatory changes, monetary policy adjustments and the overall state of the economy.

Investment Policy

        Eagle's investment portfolio policy is to maximize income consistent with liquidity, asset quality and regulatory constraints. The policy is reviewed from time to time by the Board of Directors. Portfolio composition and performance are reviewed and approved monthly by the Board of Directors. Its President and Chief Financial Officer implement the policy and report information to the full Board of Directors on a monthly basis concerning sales, purchases, maturities and calls, resultant gains or losses, average maturity, federal taxable equivalent yields and appreciation or depreciation by investment categories.

Competition

        The banking business is highly competitive. Eagle competes with several banking institutions in Henry County, most of which are larger and have greater resources than it does. Eagle also competes with other financial service organizations, including savings and loan associations, finance companies, credit unions, and certain governmental agencies located throughout the United States.

Location

        Eagle's main office is located in a 9,000 square foot building at 850 Eagles Landing Parkway, Stockbridge, Georgia with three drive-through windows. Eagle has a branch office located at 865 Highway 20/81, McDonough, Georgia. Eagle owns both buildings, and they are not subject to any encumbrances. Eagle's management believes that both facilities are adequately covered by insurance.

Employees

        As of September 3, 2004, Eagle had 24 full-time employees and three part-time employees. Eagle is not a party to any collective bargaining agreement and believes that its employee relations are good.

Legal Proceedings

        Eagle is not aware of any pending or threatened legal proceeding against it.

Security Ownership

        The following table provides the numbers of shares and percentage of outstanding shares of Eagle common stock that were beneficially owned as of June 30, 2004, by: (1) persons who are known to us to be the beneficial owners of more than 5% of Eagle common stock (the only class of voting securities); (2) Eagle directors; (3) Eagle executive officers; and (4) all Eagle principal shareholders, directors and executive officers as a group.

Name of Beneficial Owner	Shares Beneficially Owned		Percent of Class (1)
Samuel K. Parrish	141,416	(2)	21.7%
James D. Windham	12,417	(3)	1.9%
Marcia G. Taylor	29,417	(4)	4.5%
Norman W. Strawn, Jr.	10,000	(5)	1.5%
Priscilla Parrish	1,450	(6)	0.2%
Ron Williamson	55,200		8.5%
Allette B. Cheaves	4,250	(7)	0.7%
Major William Loftin, Jr.	—		—
RHB Corp.	50,000		7.7%
Malcolm R. Godwin	46,750	(8)	7.2%
Daphne & Richard Duncan	35,417		5.4%
All principal shareholders, directors and executive officers as a group (11 persons)	386,317		59.3%

(1)
The percentages shown are based on 651,000 shares of common stock outstanding on June 30, 2004, which includes, as to each person and group listed, the number of shares of common stock deemed owned by such holder pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, assuming the exercise of options held by such holder that are exercisable within 60 days of June 30, 2004.

(2)
Includes currently exercisable stock options for 30,000 shares. Does not include 1,450 shares held by Mr. Parrish's spouse.

(3)
Includes currently exercisable stock options for 5,000 shares.

(4)
Includes currently exercisable stock options for 5,000 shares.

(5)
Includes currently exercisable stock options for 5,000 shares.

(6)
Does not include 141,416 shares held by Mrs. Parrish's spouse.

(7)
Includes currently exercisable stock option for 3,000 shares.

(8)
Includes 8,500 shares owned jointly with Mr. Godwin's spouse.

Summary Financial Data

        The following table sets forth summary historical financial data from our financial statements and should be read in conjunction with those financial statements, including the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations". The

summary financial data as of December 31, 2003 and 2002 and for the years then ended is derived from our audited financial statements and notes, which appear elsewhere in this proxy statement/prospectus. The summary financial data for the six months ended June 30, 2004 and 2003, is derived from unaudited financial statements for those periods. The unaudited financial statements include all adjustments, consisting only of normal recurring items, that management considers necessary for a fair presentation of our financial position and results of operations for these periods.

	As Of and For the Six Months Ended June 30		As Of and For the Years Ended December 31
	2004	2003	2003	2002
	(in thousands, except share and per share data)
Balance Sheet Data:
Federal funds sold	$2,391	$299	$1,641	$9,387
Investments	7,006	10,157	8,217	4,667
Loans, net	47,901	41,092	44,651	42,059
Total assets	64,133	59,225	61,037	62,486
Deposits	58,140	53,100	55,032	56,089
Total stockholders' equity	5,805	5,990	5,850	5,989
Average Balances:
Loans	$46,910	$41,323	$42,570	$45,097
Earning assets	57,578	53,312	54,003	52,737
Assets	63,138	58,842	59,654	57,469
Deposits	57,202	52,580	53,200	50,373
Stockholders' equity	5,880	5,999	5,944	5,857
Results of Operations:
Net interest income	$1,152	$1,048	$2,218	$2,403
Provision for loan losses	—	—	—	150
Other income	228	151	268	150
Other expenses	1,378	1,201	2,540	1,936
Net earnings (loss)	1	—	(32)	290
Per Share Data:
Diluted & basic earnings (loss) per share	$—	$—	$(.05)	$.48
Key Performance Ratios:
Return on average equity	—	—	(.01)	4.95%
Return on average assets	—	—	—	.50%
Average equity to average assets	9.31%	10.20%	10.00%	10.19%
Average loans to average deposits	82.00%	78.59%	80.02%	90.00%
Net interest margin	4.02%	3.97%	4.11%	4.56%

Management's Discussion and Analysis of Financial Condition and Results of Operations

        This discussion and analysis is intended to assist you in understanding the financial condition and results of operations of Eagle. You should read this commentary in conjunction with the financial statements and the related notes and the other statistical information included elsewhere in this report.

Overview

        The organizers of Eagle National Bank filed applications on March 8, 1996, to charter the bank with the Office of the Comptroller of the Currency and the FDIC on August 16, 1996. Preliminary approvals were received from the OCC and the FDIC by February 18, 1997, and the bank opened to the public December 2, 1997, in Stockbridge, Georgia. Transactions of the organizational entity from inception to the date the bank opened to the public related primarily to expenditures for incorporating and organizing the bank, including raising capital and securing banking facilities. These expenditures were funded by line of credit borrowings and organizer advances, which were in turn repaid with proceeds from the sale of Eagle's common stock, with 600,000 shares issued on December 12, 1997 at $10 per share.

        From its inception through 1999, Eagle's profitability was negatively affected, to a large extent, by increasing operating expenses. With Eagle's continued growth during that period, as evidenced by the consecutive increases in net interest income, more employees were hired to accommodate the growth. From 2000 through 2002, Eagle's interest earning assets provided interest and dividend income resulting in net earnings during those periods. In 2003, however, profitability was negatively affected by an increase in Eagle's operating expenses and a decrease in interest rates on its loans. The increase in operating expenses was primarily due to the opening of a new branch in McDonough, Georgia on April 28, 2003. The branch was introduced to stimulate loan and deposit generation, as Eagle has experienced a slight decrease in loan income resulting from new banks in the Henry County area in the past two years.

        In addition, between 2002 and 2003, earnings were negatively impacted by the expense and amount of time spent away from Eagle's core business due to extraordinary regulatory compliance issues. Eagle signed a Memorandum of Understanding in May 2002 with the OCC to address several concerns that arose as a result of Eagle's September 2001 examination, primarily related to management, credit quality, asset/liability management and risk management. The Memorandum was terminated in February 2004. Eagle does not expect a future impact on earnings as a result of extraordinary regulatory compliance.

        Eagle's performance in 2002 and 2003 was also impacted by management turnover. Of Eagle's original six directors, only four remain. Eagle has also lost key executives. During the last three quarters, though, Eagle has added two additional directors and hired several new key executives.

Critical Accounting Policy

        The accounting principles Eagle follows and its methods of applying these principles conform with accounting principles generally accepted in the United States of America and with general practices within the banking industry. In connection with the application of those principles, Eagle has made judgments and estimates that, in the case of the establishment of its allowance for loan losses, have been critical to the determination of its financial position, results of operations and cash flows.

        The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collection of the principal is unlikely. The allowance represents an amount, which in management's judgment, will be adequate to absorb probable losses on existing loans that may become uncollectible.

        Eagle management's judgment in determining the adequacy of the allowance is based on evaluations of the probability of collection of loans. These evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions that may affect the borrower's ability to pay, overall portfolio quality, and review of specific loan problems. Eagle uses an external independent loan reviewer to challenge and corroborate its loan grading system and provide additional analysis in determining the adequacy of its allowance for loan losses.

        Eagle management believes the allowance for loan losses is adequate. In addition, regulatory agencies, as part of their examination process, periodically review the allowance for loan losses. Such regulators may require additions to the allowance based on their judgment of information available to them at the time of such examination.

Offering Related Charges

        During the second quarter of 2004, Eagle's management determined that additional equity capital was required to continue to support forecasted asset growth, to further develop product and service offerings and for other general corporate purposes. Accordingly, an offering circular was compiled which provided for the sale of 300,000 shares of common stock at an offering price of $14.50 per share. Prior to the culmination of an offering to the public, discussions were initiated which resulted in the signing of a definitive agreement with United as more completely described herein. Certain expenses were incurred in the formulation of the offering circular, including legal, accounting and consulting fees which totaled $51,390. In accordance with generally accepted accounting principals, these fees have been expensed effective June 30, 2004.

Results of Operations

        Net income was $20,500 for the three months ended June 30, 2004, an increase of $45,900 from the net loss of $25,400 experienced during the same period of 2003. For the six months ended June 30, 2004, net income of $1,000 was reflected, up from a loss of $200 for the six months ended June 30, 2003. The majority of this change is a result of increased net interest income coupled with the recognition of a gain of $99,000 on sale of an SBA loan, offset by increases in occupancy and related expenses associated with our new McDonough branch together with the impact of the offering expenses mentioned above.

        Total revenues, which are comprised of net interest income and non-interest income, for the three months ended June 30, 2004 were $751,500 as compared to $597,900 for the second quarter of 2003, an increase of $153,600 or 25.7%. For the six months ended June 30, 2004 total revenue was $1,380,000, compared to total revenues for the six months ended June 30, 2003 of $1,201,000, an increase of $179,000 or 14.9%. The increase in both periods is directly related to increases in net interest income as more completely described below and the recognition of a gain on the sale of an SBA loan of $99,000 during the second quarter of 2004 offset by marginal changes in mortgage loan and related fees.

        Net Interest Income and Net Interest Expense.    Net interest income is the single largest contributor to earnings. Net interest income is the interest earned on loans and investments, reduced by the interest paid on deposit accounts. Net interest income was negatively impacted during 2003 by the general decline in interest rates. While Eagle initially benefited from the declining rate environment in terms of acquiring new loan business, as rates continued to decline it became increasingly difficult to grow net interest income at a pace consistent with our asset growth. As loans with higher interest rates are paid off, the newly established loans are earning interest at a lower rate, thus reducing our interest income from loans. This is the primary reason for the decrease in net interest income from loans despite a 13% increase in average loans as of June 30, 2004 as compared to June 30, 2003.

        The banking industry uses two key ratios to measure relative profitability of net interest income: net interest rate spread and net interest margin. The net interest rate spread measures the difference between the average yield on earning assets and the average rate paid on interest-bearing liabilities. The interest rate spread eliminates the impact of noninterest bearing deposits and gives a direct perspective on the effect of market interest rate movements. The net interest margin is defined as net interest income as a percent of average total earning assets and takes into account the positive impact of investing noninterest-bearing deposits and capital, to the extent not invested in non-earning assets.

        Eagle's net interest spread for the second quarter of 2004 increased 2 basis points to 3.62% when compared to the second quarter of 2003, while the net interest margin decreased from 3.97% to 3.88% during the same period. For the first six months of 2004, the net interest spread was 3.75%, and the net interest margin was 4.02% compared to the same period in 2003, when the net interest spread was 3.58%, and the net interest margin on average earning assets was 3.97%. The results for the year to date indicate, when compared to the first six months of 2003, Eagle is beginning to experience some benefits of the lower rate environment, as the impact from the repricing of its deposit portfolio to lower rates is offsetting a corresponding drop in yields on earning assets, most significantly the loan portfolio. The average yield on the loan portfolio decreased 79 basis points, offset by a 60 basis point decrease in deposit costs. The effect of loan fees and non-interest bearing funds has declined significantly during the first six months of 2004, contributing only 68 basis points to the net interest margin, compared to a 100 basis point impact in 2003. As of June 2004, Eagle's cost of interest bearing liabilities, in the form of the average rate paid on interest bearing liabilities, is declining at a faster pace than our average rate of interest income from its interest bearing assets.

        The following table shows the relationship between interest income and expense and the average balances of interest earning assets and interest bearing liabilities for the three months ended June 30, 2004 and 2003:

	Three Months Ended June 30, 2004			Three Months Ended June 30, 2003
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
ASSETS
Federal funds sold and interest bearing deposits	$4,510,029	10,454.93%		5,628,015	16,580	1.18%
Investment securities	7,100,190	67,153	3.79%	6,931,650	72,572	4.20%
Loans	48,052,334	754,058	6.29%	39,901,396	710,900	7.14%

Total interest earning assets	59,662,553	831,665	5.61%	52,461,061	800,052	6.12%

Non interest earning assets	5,641,897			5,800,963

Total assets	$65,304,450			58,262,024

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing liabilities:
Interest bearing deposits:
Transaction accounts	$18,947,433	71,253	1.51%	10,310,608	33,409	1.30%
Savings accounts	540,874	676	0.50%	694,691	1,299	0.75%
Certificates of deposit	32,208,954	183,861	2.30%	33,573,070	245,470	2.93%

Total interest bearing deposits	51,697,261	255,790	1.99%	44,578,369	280,178	2.52%

Noninterest bearing liabilities	7,704,073			7,520,538
Other liabilities	2,685			174,637
Stockholders' equity	5,900,431			5,988,480

Total liabilities and stockholders' equity	$65,304,450			58,262,024

Net interest spread			3.62%			3.60%

Net interest income		575,875			519,874

Net interest margin on average earning assets			3.88%			3.97%

        The following table shows the relationship between interest income and expense and the average balances of interest earning assets and interest bearing liabilities for the six months ended June 30, 2004 and 2003:

	Six Months Ended June 30, 2004			Six Months Ended June 30, 2003
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
ASSETS
Federal funds sold and interest bearing deposits	$3,248,552	14,957.93%		6,146,850	35,974	1.18%
Investment securities	7,419,738	149,518	4.07%	5,842,060	135,061	4.66%
Loans	46,910,198	1,490,088	6.39%	41,322,660	1,471,634	7.18%

Total interest earning assets	57,578,488	1,654,563	5.78%	53,311,570	1,642,669	6.21%

Non interest earning assets	5,559,165			5,530,832

Total assets	$63,137,653			58,842,402

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing liabilities:
Interest bearing deposits:
Transaction accounts	$18,074,655	135,315	1.51%	9,476,976	58,736	1.25%
Savings accounts	565,537	1,412	0.36%	683,656	2,830	0.84%
Certificates of deposit	31,294,444	366,007	2.35%	35,353,765	532,258	3.04%

Total interest bearing deposits	49,934,636	502,734	2.03%	45,514,397	593,824	2.63%

Noninterest bearing liabilities	7,267,009			7,066,074
Other liabilities	55,342			262,812
Stockholders' equity	5,880,666			5,999,119

Total liabilities and stockholders' equity	$63,137,653			58,842,402

Net interest spread			3.75%			3.58%

Net interest income		1,151,829			1,048,845

Net interest margin on average earning assets			4.02%			3.97%

        The following table shows the relative impact on net interest income of changes in the average outstanding balances (volume) of interest earning assets and interest bearing liabilities and the rates earned and paid by Eagle on such assets and liabilities for the three and six month periods ended June 30, 2004 compared to June 30, 2003. Variances resulting from a combination of changes in rate and volume are allocated in proportion to the absolute dollar amounts of the change in each category.

Changes in Interest Income and Expense

(in thousands)

	Three Months Ended June 30, 2004 Compared to June 30, 2003 Increase (decrease) due to changes in			Six Months Ended June 30, 2004 Compared to June 30, 2003 Increase (decrease) due to changes in
	Volume	Rate	Total	Volume	Rate	Total
Interest earning assets:
Loans	$134,288	$(91,130)	$43,158	$187,038	$(168,584)	$18,454
Investment securities	1,723	(7,142)	(5,419)	33,107	(18,650)	14,457
Federal funds sold	(2,955)	(3,171)	(6,126)	(14,564)	(6,453)	(21,017)

Total interest earning assets	133,056	(101,443)	31,613	205,581	(193,687)	11,894

Interest-bearing liabilities:
Transaction accounts	31,756	6,088	37,844	62,300	14,279	76,579
Savings deposits	(249)	(374)	(623)	(430)	(988)	(1,418)
Certificates of deposit	(3,217)	(58,392)	(61,609)	(139,592)	(26,659)	(166,251)

Total interest-bearing deposits	28,290	(52,678)	(24,388)	(77,722)	(13,368)	(91,090)

Increase in net interest revenue	104,766	(48,765)	56,001	283,303	(180,319)	102,984

        Noninterest income.    Noninterest income consists primarily of service charges on deposit accounts, mortgage origination fees and other miscellaneous revenues and fees. Because fees from the origination of mortgage loans, as well as various other components of noninterest income, often reflects market conditions, Eagle's noninterest income may tend to have more fluctuations on a quarter to quarter basis than does net interest income.

        For the quarter ended June 30, 2004, non-interest income increased $98,000 or 125% to $176,000 when compared to the same period in 2003. The majority of this increase was attributed to the recognition of a gain on the sale of the guaranteed portion of an SBA loan of $99,000 during the second quarter. Management continues to seek such sources of revenue, although it is anticipated that it is not a frequently recurring one, and there are no immediate plans to realize such gains in the near term future. Mortgage loan and related fee revenues increased slightly to $44,000, up $7,000 or 18% from the same period in 2003 as a result of increased activity in this source of revenue. Service charge and fees also increased slightly, up $2,000 or 8.8%, reflecting slight increases in NSF and related service charge income.

        For the six months ended June 30, 2004, our noninterest income was $228,000, which was an increase of $76,000 or 50.1%, when compared to the six months ended June 30, 2003. Noninterest income comprised 16.5% of our total revenues (net interest income plus noninterest income) for the first six months of 2004. The primary reason for the increase in noninterest income for the first six months of 2004 as compared to the same period for 2003 is due to significant fee income on an SBA loan. Service charges increased slightly during the first six months of 2004 while the majority of the recurring income decreased with the $22,000 reduction in mortgage loan and related income as the increase in interest rates has resulted in decreased fee income. During 2004, an SBA loan was sold resulting in a gain of approximately $99,000. It is anticipated that this source of revenue is not a recurring one, and there are no immediate plans to realize gains such as this in the near term future.

        Noninterest Expense.    Noninterest expense consists of salaries and employee benefits, occupancy expenses, and other operating expenses, increased $82,000 or 12.9% for the second quarter of 2004 as compared to the same period of 2003. For the six months ended June 30, 2004, Eagle incurred approximately $1,378,000 in noninterest expenses compared to $1,201,000 for the six months ended June 30, 2003, an increase of $177,000 or 14.7%. The primary component of the increase in noninterest expense is salaries and employee benefits, up $32,000 or 9% and $82,000 or 12% for the three-month and six-month periods of 2004 versus 2003, respectively, the majority of which is attributable to the opening of the new branch office in McDonough in April 2003.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

        Eagle reported a net loss for the year ended December 31, 2003 of approximately $32,000, compared to net earnings of approximately $290,000 for the year ended December 31, 2002. Net interest income was $2.2 million in 2003 compared to $2.4 million in 2002. Other income was $268,000 for the year ended December 31, 2003 as compared to $150,000 in 2002. Other expenses for the year ended 2003 totaled $2.5 million, compared to $1.9 million in 2002.

        Interest Income and Interest Expense.    In 2003, average interest earning assets increased to $54 million, but decreased to 90.5% of average total assets compared to 91.8% of total average assets at December 31, 2002. The increase in interest earning assets was primarily due to the increase in investment securities and federal funds sold. Average loans outstanding for 2003 decreased to $42.6 million when compared to $45.1 million in 2002. Average interest-bearing liabilities for 2003 increased to $46.4 million from $44.4 million at December 31, 2002, and average interest rates paid on these liabilities decreased to 2.37% from 2.94% in 2002.

        Eagle's net interest spread for the period ended December 31, 2003 and 2002 was 3.77% and 4.09% respectively, while its net interest margin was 4.11% and 4.56%, respectively for those same periods. Eagle's net interest margin decreased in 2003 both because of the precipitous decline in interest rates with interest earning assets repricing more quickly than interest bearing liabilities, as discussed above, and because average loan balances, which is Eagle's highest interest earning asset, decreased in 2003 as a percentage of total earning assets.

        The following table shows the relationship between interest income and expense and the average balances of interest earning assets and interest bearing liabilities for 2003 and 2002 (in thousands):

	For the Year Ended December 31, 2003			For the Year Ended December 31, 2002
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
ASSETS
Federal funds sold and interest bearing deposits	$4,159	$46	1.11%	$2,681	$42	1.57%
Investment securities	7,274	301	4.14%	4,959	299	6.03%
Loans	42,570	2,969	6.97%	45,097	3,369	7.47%

Total interest earning assets	54,003	3,316	6.14%	52,737	3,710	7.03%

Noninterest earning assets	5,651			4,732

Total assets	$59,654			$57,469

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing deposits	$46,016	$1,093	2.38%	$43,490	$1,287	2.96%
Other borrowings	364	5	1.37%	927	20	2.16%

Total interest-bearing liabilities	46,380	1,098	2.37%	44,417	1,307	2.94%

Non interest bearing deposits	7,184			6,883
Other noninterest bearing liabilities	146			312
Stockholders' equity	5,944			5,857

Total liabilities and stockholders' equity	$59,654			$57,469

Net interest spread			3.77%			4.09%

Net interest income		$2,218			$2,403

Net interest margin on average earning assets			4.11%			4.56%

        The following table shows the relative impact on net interest income of changes in the average outstanding balances (volume) of interest earning assets and interest bearing liabilities and the rates earned and paid by Eagle on such assets and liabilities for the period ended December 31, 2003 compared to December 31, 2002. Variances resulting from a combination of changes in rate and volume are allocated in proportion to the absolute dollar amounts of the change in each category.

Changes in Interest Income and Expense

(in thousands)

	December 31, 2003 compared to December 31, 2002 Increase (decrease) due to changes in
	Volume	Rate	Total
Interest income on:
Loans (including loan fees)	$(183)	$(217)	$(400)
Investment securities	6	(4)	2
Federal funds sold and interest bearing deposits with other banks	9	(5)	4

Total interest earning assets	(168)	(226)	(394)

Interest expense on:
Interest bearing deposits	81	(275)	(194)
Federal funds purchased	(9)	(6)	(15)

Total interest-bearing liabilities	72	(281)	(209)

Increase (decrease) in net interest income	$(240)	$55	$(185)

        Noninterest income and Noninterest expense.    Other operating income, representing service charges on deposit accounts, mortgage origination income, and other miscellaneous income for the year ended December 31, 2003 totaled $268,000, which was an increase of approximately $118,000 over the amount for December 31, 2002. This increase is primarily attributable to the growth of $109,000 in mortgage origination income, precipitated by the increase in the volume of loan activity associated with the general decline in mortgage interest rates.

Changes in Financial Condition

        Total assets at June 30, 2004 were $64.1 million, representing a $3 million, or 5%, increase from the December 31, 2003 balance of $61.0 million. Deposits at June 30, 2004 increased $3.1 million, or 5.6% to $58 million, from the December 31, 2003 total of $55.0 million. The balance of net loans at June 30, 2004 showed an increase of $3 million, to $47.9 million from $44.7 million at December 31, 2003. The allowance for loan losses at June 30, 2004 totaled $732,000, representing 1.51% of total loans compared to the December 31, 2003 total of $552,000, which represented 1.2% of total loans. Cash and cash equivalents increased $981,000 from December 31, 2003.

Loan Portfolio

        Because loans typically provide higher interest yields than do other types of earning assets, Eagle's intent is to channel a substantial percentage of earning assets into loans. Total net loans outstanding at June 30, 2004, December 31, 2003 and 2002 were $47.9 million, $44.7 million and $42.0 million, respectively.

        Major classifications of loans (in thousands) as of June 30, 2004, December 31, 2003 and December 31, 2002 are summarized as follows:

	June 30, 2004		December 31, 2003		December 31, 2002
	Amount	% of Total	Amount	% of Total	Amount	% of Total
Commercial, financial and agricultural	$2,953	6%	$3,616	8%	$5,569	13%
Real estate—mortgage	8,994	19%	7,684	17%	2,570	6%
Real estate—construction	35,702	73%	32,998	73%	32,128	75%
Consumer	984	2%	904	2%	2,570	6%

Total loans	48,633	100%	45,202	100%	42,837	100%

Less: Allowance for loan losses	732	1.51%	552	1.22%	778	1.82%

Total net loans	$47,901		$44,650		$42,059

        The largest component of Eagle's loan portfolio was real estate loans, which represented 92%, 90% and 81% of the loan portfolio as of June 30, 2004, December 31, 2003 and December 31, 2002, respectively. Real estate loans are further classified into those collateralized by commercial properties and those secured by residential real estate.

        Eagle classifies loans as non-accrual generally when they are past due in principal or interest payments for more than 90 days or it is otherwise not reasonable to expect collection of principal and interest under the original terms. Exceptions are allowed for 90-day past-due loans when such loans are well secured and in process of collection. Generally, payments received on non-accrual loans are applied directly to principal. Eagle has adopted the principles of Financial Accounting Standards Board ("FASB") SFAS No. 114 and No. 118 relating to accounting for impaired loans. A loan is considered impaired when, based on current information and events, it is probable that all amounts due according to the contractual terms of the loan will not be collected. Impaired loans are measured based on the present value of expected collateral if the loan is collateral dependent. As of June 30, 2004 and December 31, 2003, Eagle had no non-accrual loans or loans past due greater than 90 days.

Provision and Allowance for Loan Losses

        Additions to the allowance for loan losses are made in an effort to maintain the allowance at an appropriate level based on management's analysis of the potential risk in the loan portfolio and other factors, including practices of other banking organizations. The judgments and estimates associated with Eagle's determination of the allowance for loan losses are described under "Critical Accounting Policy" above.

        As of June 30, 2004, the allowance for loan losses was $732,000, or 1.51% of outstanding loans, as compared to $552,000, or 1.22% of outstanding loans at December 31, 2003, and $778,000, or 1.82% of outstanding loans as of December 31, 2002. Eagle management uses an external independent loan reviewer to challenge and corroborate management's loan gradings and provide additional analysis, including peer group comparisons, in determining the adequacy of the allowance for loan losses and necessary provisions to the allowance.

        There was no provision added to the allowance for loan losses for the periods ended June 30, 2004 or December 31, 2003. For the year ended December 31, 2002 there was a provision of $150,000 for loan losses.

        The following presents an analysis of the allowance for loan losses, including charge-off activity:

	June 30, 2004	December 31, 2003	December 31, 2002
Balance at beginning of period	$551,878	$777,592	$627,592

Charge-offs:
Commercial, financial and agricultural	—	—	—
Commercial real estate	—	(208,981)	—
Real estate	—	(16,105)	—
Consumer	—	(5,730)	—

	—	(230,816)	—

Recoveries:
Commercial, financial and agricultural	—	—	—
Commercial real estate	172,109	4,412	—
Real estate	3,748	—	—
Consumer	4,407	690	—

	180,264	5,102	—

Net (charge-offs) recoveries	180,264	(225,714)	—

Provision charged to operations	—	—	150,000

Balance at end of period	$732,142	$551,878	$777,592

Ratio of net (charge-offs) recoveries during the period to average loans outstanding during the period	*	..005%	—

* Not Material.

Investment Portfolio

        The investment securities portfolio outstanding as of June 30, 2004 and December 31, 2003 was $6.6 million and $7.8 million, respectively. All investment securities were classified as available for sale. The decrease in the investment portfolio was due to paydowns of mortgage backed securities. Eagle believes the investment portfolio provides a balance to interest rate and credit risk of other categories of the balance sheet while providing a vehicle for the investment of available funds.

        The amortized cost and estimated fair value of investment securities available for sale at June 30, 2004 and December 31, 2003, by contractual maturity, are shown below (in thousands). Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties. Mortgage backed securities amortize in accordance with the terms of the underlying mortgages, including prepayments as a result of refinancing and other early payouts.

	June 30, 2004		December 31, 2003
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
Mortgage-backed securities	$6,058	$6,090	$7,456	$7,377
Trust preferred securities	500	500	500	500

Total	$6,558	$6,590	$7,956	$7,877

        As of June 30, 2004 and December 31, 2003 and 2002, Eagle had short-term investments in federal funds sold of $2.4 million, $1.6 million and $9.4 million, respectively. The federal funds are sold on an overnight basis to other banks.

Deposits

        Core deposits, which exclude time deposits of $100,000, provide a relatively stable funding source for its loan portfolio and other earning assets. Eagle's core deposits were $49.7 million as of June 30, 2004, $47.6 million as of December 31, 2003 and $46.7 million as of December 31, 2002.

        The average balance of Eagle's deposits and the average rates paid on such deposits as of June 30, 2004, December 31, 2003, and December 31, 2002 were as follows (in thousands):

	June 30, 2004		December 31, 2003		December 31, 2002
	Amount	Rate	Amount	Rate	Amount	Rate
Noninterest bearing demand	$7,267	—	$7,184	—	$6,883	—

Interest bearing demand and savings	18,641	1.51%	12,720	1.29%	10,871	1.38%
Time deposits	31,294	2.35%	33,296	2.79%	32,619	3.49%

Total interest bearing deposits	49,935	2.03%	46,016	2.37%	43,490	2.94%

Total deposits	$57,202		$53,200		$50,373

        The maturity distribution of Eagle's time deposits of $100,000 or more as of June 30, 2004, December 31, 2003 and December 31, 2002 is as follows (in thousands):

	June 30, 2004	December 31, 2003	December 31, 2002
Three months or less	$1,792	$1,937	$1,340
Over three through twelve months	5,813	2,023	3,303
Over one year through three years	604	1,788	1,641
Over three years	229	1,701	3,057

Total	$8,438	$7,449	$9,341

Liquidity

        Eagle must maintain, on a daily basis, sufficient funds to cover the withdrawals from depositors' accounts and to supply new borrowers with funds. To meet these obligations, Eagle keeps cash on hand, maintains account balances with correspondent banks, and purchases and sells federal funds and other short-term investments. Asset and liability maturities are monitored in an attempt to match these maturities to meet liquidity needs. It is Eagle's policy to monitor its liquidity to meet regulatory requirements and local funding requirements. Eagle believes its current level of liquidity is adequate to meet its needs.

        Eagle's primary source of liquidity is a stable base of deposits. Eagle raises deposits by providing deposit services in its market. Scheduled repayments on loans, and interest and maturities of Eagle's investments also provide liquidity. All of Eagle's securities are classified as available-for-sale. If necessary, Eagle has the ability to sell a portion of its investment securities to manage our interest sensitivity gap or provide further liquidity. Eagle may also utilize cash due from banks and federal funds sold to meet liquidity needs.

        At June 30, 2004, Eagle had arrangements with two commercial banks for short term unsecured advances up to $2 million and $1.4 million. As of June 30, 2004, Eagle had no outstanding balances under these arrangements.

        Eagle's cash flows are composed of three classifications: cash flows from operating activities, cash flows from investing activities, and cash flows from financing activities.

        For the six months ended June 30, 2004, cash and cash equivalents increased by $981,800 to $4.9 million. This increase was primarily due to an increase in deposits of $3.1 million which was offset by an increase in loans outstanding of $3.3 million. The remaining portion of the increase was due to standard recurring operating activities and other investing activities, including proceeds from matured investments.

        Cash and cash equivalents at December 31, 2003, were $3.9 million, which is a decrease of $8.1 million from the December 31, 2002 balance of $12.0 million. The decrease in 2003 resulted from $7.1 million in purchases of securities and an increase in loan activity of $2.6 million. These investing activity increases were partially offset by $3.4 million in proceeds related to sales, calls, maturities and paydowns of other investments. The decrease in cash and cash equivalents was further impacted by a $1.1 million dollar decrease in deposits.

Interest Rate Sensitivity

        Asset/liability management is the process by which Eagle monitors and controls the mix and maturities of its assets and liabilities. The essential purposes of asset/liability management are to ensure adequate liquidity and to maintain an appropriate balance between interest sensitive assets and interest sensitive liabilities to minimize potentially adverse impacts on earnings from changes in market interest rates. Interest rate sensitivity can be managed by repricing assets or liabilities, selling securities available-for-sale, replacing an asset or liability at maturity, or adjusting the interest rate during the life of an asset or liability. Managing the amount of assets and liabilities repricing in the same time interval helps to minimize interest rate risk and manage net interest income in changing interest rate environments.

        Eagle uses income simulation modeling as its primary tool to measure interest rate risk and to manage its interest rate sensitivity. Simulation modeling considers not only the impact of changing market rates of interest on future net interest income, due to its effect on Eagle's interest-earning assets and interest-bearing liabilities, but also other potential causes of variability such as changes in earning asset levels, mix, yield, and general market conditions by simulating various increasing and decreasing interest rates. In managing interest rate sensitivity, Eagle's simulation modeling allows it to focus on the maturity of assets and liabilities and their repricing characteristics during periods of changing interest rates. This process allows Eagle to manage both its assets and liabilities to respond quickly to changes in interest rates, thereby minimizing the effects of interest rate movements on its net interest income. This analysis indicates that Eagle faces risk primarily from rising interest rates. If interest rates were to increase, the cost of interest bearing liabilities would increase faster than the yield on earning assets, leading to a decline in the margin. The extent of this decline would depend on the degree to which retail deposit rates change relative to market rates.

        Another monitoring technique that Eagle employs is the measurement of its interest sensitivity "gap", which is the positive or negative dollar difference between assets and liabilities that are subject to interest rate repricing within a given period of time. Eagle's net interest income generally would benefit from rising interest rates when it has an asset-sensitive gap position. Conversely, Eagle's net interest income generally would benefit from decreasing interest rates of interest when Eagle has a liability-sensitive gap position.

        To measure its interest sensitivity gap, Eagle continually evaluates the asset mix of its balance sheet in terms of several variables: yield, credit quality, appropriate funding sources and liquidity. To effectively manage the liability mix of the balance sheet, Eagle focuses on expanding the various funding sources. The interest rate sensitivity position as of June 30, 2004 is presented in the following table (dollars in thousands). The difference between rate sensitive assets and rate sensitive liabilities, or the interest rate sensitivity gap, is shown at the bottom of the table. Since all interest rates and yields do not adjust at the same velocity, the gap is only a general indicator of rate sensitivity. The table may not be indicative of Eagle's rate sensitivity position at other points in time.

	One year or less	After one but within five years	After five years	Total
Rate sensitive assets:
Investment portfolio	$—	$2,003	$4,587	$6,590
Short term investments—fed funds	2,391	—	—	2,391
Loans	25,873	22,586	193	48,652

Total rate sensitive assets	28,264	24,589	4,780	57,633

Rate sensitive liabilities—Interest bearing deposits	46,684	2,878	—	49,562

Interest sensitive gap	(18,420)	21,711	4,780	8,071

Cumulative interest sensitivity gap	(18,420)	3,291	8,071

Ratio of cumulative interest sensitivity gap to total earning assets	(33.5)%	6.00%	14.70%

        At June 30, 2004, the difference between Eagle's liabilities and assets repricing or maturing within one year was $18.4 million. This indicates that due to an excess of liabilities repricing or maturing within one year, a rise in interest rates would cause Eagle's net interest income to decline.

        Gap analysis, however, is not a precise indicator of Eagle's interest rate sensitivity position. The analysis presents only a static view of the timing of maturities and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. Varying interest rate environments can create unexpected changes in the prepayment of assets and liabilities that are not reflected in the gap interest rate sensitivity analysis. For this reason, Eagle places greater emphasis on the simulation modeling analysis than the gap analysis.

Capital Adequacy

        Eagle is subject to various regulatory capital requirements administered by the federal banking agencies. As of June 30, 2004, Eagle maintained capital ratios in the "well capitalized" classification.

        The following tables present Eagle's regulatory capital position at December 31, 2003 and June 30, 2004:

Risk-Based Capital Ratios	June 30, 2004	December 31, 2003
Tier 1 Tangible Capital, actual	11.10%	11.31%
Tier 1 Tangible Capital minimum requirement	4.00%	4.00%
Total Capital, actual	12.35%	12.37%
Total Capital minimum requirement	8.00%	8.00%
Leverage Ratio
Tier 1 Tangible Capital to Adjusted Total
Assets, actual	9.04%	9.68%
Minimum leverage requirement	4.00%	4.00%

Impact of Inflation and Changing Prices

        The effect of relative purchasing power over time due to inflation has not been taken into effect in Eagle's financial statements. Rather, the statements have been prepared on an historical cost basis in accordance with generally accepted accounting principles in the United States.

        Because most of the assets and liabilities of a financial institution are monetary in nature, the effect of changes in interest rates will have a more significant impact on Eagle's performance than will the effect of changing prices and inflation in general. Interest rates may generally increase as the rate of inflation increases, although not necessarily in the same magnitude.

LEGAL MATTERS

        Kilpatrick Stockton LLP, counsel to United, has provided an opinion as to the legality of the United common stock to be issued in connection with the merger and the income tax consequences of the merger. As of the date of this proxy statement/prospectus, members of Kilpatrick Stockton LLP participating in this matter own an aggregate of 21,336 shares of United common stock.

EXPERTS

        The audited financial statements of United and its subsidiaries incorporated by reference in this proxy statement/prospectus and elsewhere in the registration statement have been audited by Porter Keadle Moore LLP, independent public accountants, as indicated in its related audit reports, and are included on the authority of that firm as experts in giving those reports.

        The audited financial statements of Eagle, for each of the two years in the period ended December 31, 2003, included in this proxy statement/prospectus have been audited by Porter Keadle Moore LLP independent public accountants, as stated in their report, which is included and incorporated by reference herein, and has been so included and incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

OTHER MATTERS

        Management of Eagle knows of no other matters which may be brought before the special shareholders' meeting. If any matter other than the proposed merger or related matters should properly come before the special meeting, however, the persons named in the enclosed proxies will vote proxies in accordance with their judgment on those matters.

WHERE YOU CAN FIND MORE INFORMATION

        United is subject to the information requirements of the Securities Exchange Act of 1934, which means that they are required to file certain reports, proxy statements, and other information, all of which are available at the Public Reference Section of the Securities and Exchange Commission at Room 1024, 450 Fifth Street, NW, Washington, D.C. 20549. You may also obtain copies of the reports, proxy statements, and other information from the Public Reference Section of the SEC, at prescribed rates, by calling 1-800-SEC-0330. The SEC maintains a World Wide Web site on the Internet at http://www.sec.gov where you can access reports, proxy, information and registration statements, and other information regarding registrants that file electronically with the SEC through the EDGAR system.

        United has filed a registration statement on Form S-4 to register the United common stock to be issued to the Eagle shareholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of United in addition to being a proxy statement of Eagle for the special meeting of Eagle shareholders to be held on October 20, 2004, as described herein. As allowed by SEC rules, this proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. This proxy statement/prospectus summarizes some of the documents that are exhibits to the registration statement, and you should refer to the exhibits for a more complete description of the matters covered by those documents.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        This document incorporates important business and financial information about United which is not included in or delivered with this proxy statement/prospectus. The following documents previously filed by United under the Securities Exchange Act of 1934 are incorporated by reference into this proxy statement/prospectus:

  •
  United's Form 10-K for the fiscal year ended December 31, 2003 (which incorporates certain portions of United's Proxy Statement for the 2004 Annual Meeting);

  •
  All other reports filed by United pursuant to Sections 13(a) or 15(d) of the Exchange Act since December 31, 2003 and prior to the date the merger is completed; and

  •
  All documents subsequently filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the date the merger is completed.

        Documents incorporated by reference are available from United without charge, excluding all exhibits, unless an exhibit has been specifically incorporated by reference in this proxy statement/prospectus. Eagle shareholders may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from Rex S. Schuette, Chief Financial Officer, United Community Banks, Inc., at P.O. Box 398, 63 Highway 515, Blairsville, Georgia 30512, telephone number (706) 745-2151. If you would like to request documents, please do so by October 15, 2004 to receive them before the special shareholders meeting.

        All information concerning United and its subsidiaries has been furnished by United, and all information concerning Eagle and its subsidiary has been furnished by Eagle. Eagle shareholders should rely only on the information contained or incorporated by reference in this proxy statement/prospectus in making a decision to vote on the merger. No person has been authorized to provide Eagle shareholders with information that is different from that contained in this proxy statement/prospectus.

        This proxy statement/prospectus is dated September 23, 2004. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this proxy statement/prospectus to shareholders nor the issuance of United common stock in the merger shall create any implication to the contrary.

        This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction. Neither the delivery of this proxy statement/prospectus nor any distribution of securities made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of United or Eagle since the date hereof, or that the information herein is correct as of any time subsequent to its date.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

        This proxy statement/prospectus (and other documents to which it refers) contains forward-looking statements regarding United and Eagle, including, without limitation, statements relating to United's and Eagle's expectations with respect to revenue, credit losses, levels of nonperforming assets, expenses, earnings and other measures of financial performance. Words such as "may", "could", "would", "should", "believes", "expects", "anticipates", "estimates", "intends", "plans", "targets" or similar expressions are intended to identify forward-looking statements. These statements are based on the beliefs, assumptions, and expectations of United's and Eagle's management, and on information currently available to those members of management. They are expressions based on historical fact, but do not guarantee future performance. Forward-looking statements include information concerning possible or assumed future results of operations of United after the proposed merger. Forward-looking statements involve risks, uncertainties, and assumptions, and certain factors could cause actual results to differ from results expressed or implied by the forward-looking statements, including:

  •
  economic conditions (both generally, and more specifically in the markets where United and Eagle operate);

  •
  competition from other companies that provide financial services similar to those offered by United and Eagle;

  •
  government regulation and legislation;

  •
  changes in interest rates;

  •
  unexpected changes in the financial stability and liquidity of United's and Eagle's credit customers;

  •
  combining the businesses of United and Eagle may cost more or take longer than expected;

  •
  integrating the businesses and technologies of United and Eagle may be more difficult than expected;

  •
  retaining key personnel of United and Eagle may be more difficult than expected;

  •
  revenues of the combined entity following the merger may be lower than expected, and the operating costs of the combined entity may be higher than expected;

  •
  expected cost savings resulting from the merger may not be fully realized, or may not be realized as soon as expected; and

  •
  technological changes may increase competitive pressures and increase costs.

        We believe these forward-looking statements are reasonable, but we caution that the foregoing list of factors is not exclusive and that you should not place undue reliance on these forward-looking statements, because the future results and shareholder values of United following completion of the merger may differ materially from those expressed or implied by these forward-looking statements. We do not intend to update any forward-looking statement, whether written or oral, relating to the matters discussed in this proxy statement/prospectus.

EAGLE NATIONAL BANK

Unaudited Financial Statements

June 30, 2004

EAGLE NATIONAL BANK

Balance Sheet
(Unaudited)

June 30, 2004

Assets
Cash and due from banks	$2,467,555
Federal funds sold	2,391,000

Cash and cash equivalents	4,858,555
Investment securities available-for-sale	6,589,652
Other securities	416,686
Loans, net	47,900,640
Premises and equipment, net	3,623,509
Accrued interest receivable and other assets	743,937

Total assets	$64,132,979

Liabilities and Shareholders' Equity
Liabilities:
Deposits:
Demand	$8,577,972
Interest-bearing demand	3,094,440
Savings and money market	15,793,136
Time	30,674,670

Total deposits	58,140,218
Accrued interest payable and other liabilities	187,404

Total liabilities	58,327,622

Shareholders' equity:
Common stock, $5.00 par value, 10,000,000 shares authorized, 600,000 shares issued and outstanding	3,000,000
Additional paid-in capital	2,970,862
Accumulated deficit	(67,502)
Accumulated other comprehensive income (loss)	(98,003)

Total shareholders' equity	5,805,357

Total liabilities and shareholders' equity	$64,132,979

See accompanying notes to unaudited financial statements.

EAGLE NATIONAL BANK

Statements of Operations
(Unaudited)

For the Three and Six Months Ended June 30, 2004 and 2003

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Interest and dividend income:
Interest and fees on loans	$754,058	710,900	1,490,088	1,471,634
Interest on federal funds sold	10,454	16,580	14,957	35,974
Interest and dividends on investment securities	67,153	72,572	149,518	135,061

Total interest income	831,665	800,052	1,654,563	1,642,669

Interest expense—deposits	255,790	280,178	502,734	593,824

Net interest income	575,875	519,874	1,151,829	1,048,845
Provision for loan losses	—	—	—	—

Net interest income after provision for loan losses	575,875	519,874	1,151,829	1,048,845

Other income:
Fees and service charges on deposits	26,589	24,429	54,448	50,188
Mortgage loan and related fees	43,773	37,054	61,613	83,589
Other	105,266	16,514	111,994	18,208

Total other income	175,628	77,997	228,055	151,985

Other expense:
Salaries and benefits	386,414	354,204	764,459	682,604
Net occupancy and equipment expense	77,150	70,389	155,279	131,452
Other operating expense	256,996	213,567	458,697	387,002

Total other expenses	720,560	638,160	1,378,435	1,201,058

Earnings (loss), before income taxes	30,943	(40,289)	1,449	(228)
Income tax (expense) benefit	(10,450)	14,919	(450)	—

Net earnings (loss)	$20,493	(25,370)	999	(228)

Basic and diluted loss per share	$0.03	(0.03)	0.00	0.00

See accompanying notes to unaudited financial statements.

EAGLE NATIONAL BANK

Statements of Comprehensive Income
(Unaudited)

For the Three and Six Months Ended June 30, 2004 and 2003

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Net earnings (loss)	$20,493	(25,370)	999	(228)
Other comprehensive income (loss):
Unrealized holding gains (losses) on investment securities available for sale arising during period	(156,180)	(16,997)	(69,665)	1,898
Income taxes related to unrealized holding gains (losses) on investment securities available for sale arising during period	53,101	5,779	23,686	(645)

Total other comprehensive (loss) income, net of tax	(103,079)	(11,218)	(45,979)	1,253

Total comprehensive income (loss)	$(82,586)	(36,588)	(44,980)	1,025

See accompanying notes to unaudited financial statements.

EAGLE NATIONAL BANK

Statements of Cash Flows
(Unaudited)

For the Six Months Ended June 30, 2004 and 2003

	2004	2003
Cash flows from operating activities:
Net earnings (loss)	$999	(228)
Adjustments to reconcile net earnings (loss) to net cash used by operating activities:
Depreciation, amortization, and accretion	88,707	63,056
Change in other assets and liabilities	(53,199)	(302,978)

Net cash provided (used) by operating activities	36,507	(240,150)

Cash flows from investing activities:
Proceeds from maturities, calls and paydowns of investment securities available-for-sale	1,217,862	1,618,897
Purchase of securities available-for-sale	—	(7,178,992)
Net change in loans	(3,249,955)	967,243
Net change in other investments	(76,500)	71,418
Purchases of premises and equipment	(54,139)	(790,201)

Net cash (used) provided by investing activities	(2,162,732)	(5,311,635)

Cash flows from financing activities consisting of changes in deposits	3,108,095	(2,988,534)

Net change in cash and cash equivalents	981,870	(8,540,319)
Cash and cash equivalents at beginning of period	3,876,685	12,021,352

Cash and cash equivalents at end of period	$4,858,555	3,481,033

See accompanying notes to unaudited financial statements.

EAGLE NATIONAL BANK

Notes to Financial Statements
(Unaudited)

(1)   Organization

  Nature of Operations

        Eagle National Bank (the "Bank") is a community oriented commercial bank that opened to the public on December 2, 1997. The main emphasis of the Bank is on retail banking and it offers such customary banking services as consumer and commercial checking accounts, savings accounts, certificates of deposit, commercial and consumer loans, money transfers and a variety of other banking services. The Bank's main office is in Stockbridge (Henry County), Georgia, and operates one branch facility located in McDonough (Henry County), Georgia conducting banking activities primarily in Henry and surrounding counties.

(2)   Basis of Presentation

        The auditing standards and accounting principles followed by the Bank and the methods of applying these standards and principles conform with accounting principles generally accepted in the United States of America ("GAAP") and with general practices within the banking industry. In preparing financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts in the financial statements. Actual results could differ significantly from those estimates. Material estimates common to the banking industry that are particularly susceptible to significant change in the near term include, but are not limited to, the determination of the allowance for loan losses, the valuation of real estate acquired in connection with or in lieu of foreclosure on loans, and valuation allowances associated with deferred tax assets, the recognition of which are based on future taxable income.

        The interim financial statements included in this report are unaudited but reflect all adjustments which, in the opinion of management, are necessary for a fair presentation of the financial position and results of operations for the interim periods presented. All such adjustments are of a normal recurring nature. The results of operations for the periods ended June 30, 2004 are not necessarily indicative of the results of a full year's operations.

(3)   Proposed Merger

        On August 2, 2004, the Board of Directors approved an agreement to merge with United Community Banks, Inc. ("United") a Blairsville, Georgia-based bank holding company. The agreement calls for each share of Bank stock to be exchanged for $20.32 in cash or .8636 shares of United common stock or a combination of cash and United common stock with a limit of 120,000 Bank shares in cash. The merger is subject to shareholder and regulatory approval.

EAGLE NATIONAL BANK

Financial Statements

December 31, 2003 and 2002

(with Independent Accountants' Report thereon)

[PORTER KEADLE MOORE, LLP LETTERHEAD]

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors and Stockholders
Eagle National Bank
Stockbridge, Georgia

        We have audited the accompanying balance sheets of Eagle National Bank as of December 31, 2003 and 2002, and the related statements of operations, comprehensive income, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Eagle National Bank as of December 31, 2003 and 2002, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ PORTER KEADLE MOORE, LLP

Atlanta, Georgia
April 7, 2004

EAGLE NATIONAL BANK

Balance Sheets

December 31, 2003 and 2002

	2003	2002
Assets
Cash and due from banks	$2,235,685	2,634,352
Federal funds sold	1,641,000	9,387,000

Cash and cash equivalents	3,876,685	12,021,352
Investment securities available for sale	7,877,179	4,255,016
Other investments	340,186	411,604
Loans, net	44,650,685	42,059,338
Premises and equipment, net	3,658,077	2,981,005
Accrued interest receivable and other assets	634,471	757,591

	$61,037,283	62,485,906

Liabilities and Stockholders' Equity
Deposits:
Demand	$6,092,385	6,685,507
Interest-bearing demand	3,916,394	4,539,314
Savings and money market	13,862,653	6,513,263
Time	31,160,692	38,350,528

Total deposits	55,032,124	56,088,612
Accrued interest payable and other liabilities	154,822	408,577

Total liabilities	55,186,946	56,497,189

Commitments
Stockholders' equity:
Common stock, $5 par value; authorized 10,000,000 shares; 600,000 issued and outstanding	3,000,000	3,000,000
Additional paid-in capital	2,970,862	2,970,862
Accumulated deficit	(68,501)	(36,773)
Accumulated other comprehensive income	(52,024)	54,628

Total stockholders' equity	5,850,337	5,988,717

	$61,037,283	62,485,906

See accompanying notes to financial statements.

EAGLE NATIONAL BANK

Statements of Operations

For the Years Ended December 31, 2003 and 2002

	2003	2002
Interest and dividend income:
Interest and fees on loans	$2,969,322	3,369,326
Interest on federal funds sold	46,012	41,087
Interest and dividends on investment securities	300,691	299,630

Total interest and dividend income	3,316,025	3,710,043

Interest expense:
Deposits	1,092,589	1,287,512
Other	5,397	19,654

Total interest expense	1,097,986	1,307,166

Net interest income	2,218,039	2,402,877
Provision for loan losses	—	150,000

Net interest income after provision for loan losses	2,218,039	2,252,877

Other income:
Service charges on deposit accounts	80,283	74,495
Gain on call of securities	—	15,485
Mortgage origination income	149,389	39,902
Other	38,363	20,576

Total other income	268,035	150,458

Other expenses:
Salaries and employee benefits	1,365,987	1,061,745
Occupancy	246,513	160,740
Other	927,802	713,463

Total other expenses	2,540,302	1,935,948

Earnings (loss) before income taxes	(54,228)	467,387
Income tax benefit (expense)	22,500	(177,607)

Net earnings (loss)	$(31,728)	289,780

Basic and diluted net (loss) earnings per common share	$(.05)	.48

See accompanying notes to financial statements.

EAGLE NATIONAL BANK

Statements of Comprehensive Income

For the Years Ended December 31, 2003 and 2002

	2003	2002
Net earnings (loss)	$(31,728)	289,780
Other comprehensive income (loss):
Unrealized holding gains (losses) on investment securities available for sale arising during period	(161,594)	76,985
Reclassification adjustment for (gains) losses on investment securities available for sale	—	(15,485)

Total other comprehensive income (loss) before tax	(161,594)	61,500

Income taxes related to other comprehensive income:
Unrealized holding gains (losses) on investment securities available for sale arising during period	54,942	(26,175)
Reclassification adjustment for gains (losses) on investment securities available for sale	—	5,265

Total income taxes related to other comprehensive income (loss)	54,942	(20,910)

Total other comprehensive (loss) income, net of tax	(106,652)	40,590

Total comprehensive income (loss)	$(138,380)	330,370

See accompanying notes to financial statements.

EAGLE NATIONAL BANK

Statements of Changes in Stockholders' Equity

For the Years Ended December 31, 2003 and 2002

	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total
Balance, December 31, 2001	$3,000,000	2,970,862	(326,553)	14,038	5,658,347
Net earnings	—	—	289,780	—	289,780
Changes in unrealized gains (losses) on securities available for sale	—	—	—	40,590	40,590

Balance, December 31, 2002	3,000,000	2,970,862	(36,773)	54,628	5,988,717
Net loss	—	—	(31,728)	—	(31,728)
Changes in unrealized gains (losses) on securities available for sale	—	—	—	(106,652)	(106,652)

Balance, December 31, 2003	$3,000,000	2,970,862	(68,501)	(52,024)	5,850,337

See accompanying notes to financial statements.

Eagle National Bank

Statements of Cash Flows

For the Years Ended December 31, 2003 and 2002

	2003	2002
Cash flows from operating activities:
Net earnings (loss)	$(31,728)	289,780
Adjustments to reconcile net earnings to net cash provided by operating activities:
Net gains on investment securities	—	(15,485)
Depreciation, amortization and accretion	181,802	99,735
Deferred income tax (benefit) expense	101,630	(44,577)
Provision for loan losses	—	150,000
Change in:
Accrued interest receivable and other assets	76,431	(279,141)
Accrued interest payable and other liabilities	(253,755)	158,224

Net cash provided by operating activities	74,380	358,536

Cash flows from investing activities:
Purchases of investment securities available for sale	(7,196,109)	(1,024,219)
Change in other investments	71,418	3,282
Proceeds from sales, calls, maturities and paydowns of investment securities	3,390,901	3,567,490
Net change in loans	(2,591,346)	2,914,386
Purchases of premises and equipment	(837,423)	(510,282)

Net cash (used) provided by investing activities	(7,162,559)	4,950,657

Cash flows from financing activities:
Net change in deposits	(1,056,488)	7,085,099
Net change in federal funds purchased	—	(783,000)

Net cash (used) provided by financing activities	(1,056,488)	6,302,099

Net change in cash and cash equivalents	(8,144,667)	11,611,292
Cash and cash equivalents at beginning of period	12,021,352	410,060

Cash and cash equivalents at end of period	$3,876,685	12,021,352

Supplemental disclosures of cash flow information and noncash investing activities:
Cash paid for interest	$1,143,448	1,360,930
Change in unrealized gain (loss) on securities available for sale, net of tax	$(106,652)	40,590

See accompanying notes to financial statements.

EAGLE NATIONAL BANK

Notes to Financial Statements

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

        Eagle National Bank (the "Bank") is a community oriented commercial bank that opened to the public on December 2, 1997. The main emphasis of the Bank is on retail banking and it offers such customary banking services as consumer and commercial checking accounts, savings accounts, certificates of deposit, commercial and consumer loans, money transfers and a variety of other banking services. The Bank's main office is in Stockbridge (Henry County), Georgia, and operates one branch facility located in McDonough (Henry County), Georgia conducting banking activities primarily in Henry and surrounding counties.

Basis of Presentation

        The auditing standards and accounting principles followed by the Bank and the methods of applying these standards and principles conform with accounting principles generally accepted in the United States of America ("GAAP") and with general practices within the banking industry. In preparing financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts in the financial statements. Actual results could differ significantly from those estimates. Material estimates common to the banking industry that are particularly susceptible to significant change in the near term include, but are not limited to, the determination of the allowance for loan losses, the valuation of real estate acquired in connection with or in lieu of foreclosure on loans, and valuation allowances associated with deferred tax assets, the recognition of which are based on future taxable income.

        Certain 2002 amounts have been reclassified to conform with the presentation used for 2003.

Investment Securities

        The Bank classifies its investment securities in one of three categories: trading, available for sale, or held to maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held to maturity securities are those securities for which the Bank has the ability and intent to hold the security until maturity. All other securities not included in trading or held to maturity are classified as available for sale. At December 31, 2003 and 2002, all securities were classified as available for sale.

        Available for sale securities are recorded at fair value. Held to maturity securities are recorded at cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses, net of the related tax effect, on securities available for sale are excluded from earnings and are reported as a separate component of stockholders' equity until realized. Transfers of securities between categories are recorded at fair value at the date of transfer. Unrealized holding gains or losses associated with transfers of securities from held to maturity to available for sale are recorded as a separate component of stockholders' equity. The unrealized holding gains or losses included in the separate component of stockholders' equity for securities transferred from available for sale to held to maturity are maintained and amortized into earnings over the remaining life of the security as an adjustment to yield in a manner consistent with the amortization or accretion of premium or discount on the associated security.

        A decline in the market value of any available for sale or held to maturity investment below cost that is deemed other than temporary is charged to earnings and establishes a new cost basis for the security.

        Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to the yield. Realized gains and losses for securities classified as available for sale and held to maturity are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

Other Investments

        Other investments include equity securities (Federal Reserve Bank Stock, Federal Home Loan Bank stock and The Bankers Bank stock) with no readily determined fair value. These investments are carried at cost.

Loans, Loan Fees and Interest Income on Loans

        Loans are stated at the principal amount outstanding, net of the allowance for loan losses. Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding.

        Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts that the borrower's financial condition is such that collection of interest is doubtful. When a loan is placed on nonaccrual status, previously accrued and uncollected interest is charged to interest income on loans. Generally, payments on nonaccrual loans are applied to principal.

        Loan fees greater than $1,000, net of certain origination costs, are deferred and amortized over the lives of the respective loans. All other loan fees are recognized when the loan closes.

Allowance for Loan Losses

        The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collection of the principal is unlikely. The allowance represents an amount, which in management's judgment, will be adequate to absorb probable losses on existing loans that may become uncollectible.

        Management's judgment in determining the adequacy of the allowance is based on evaluations of the probability of collection of loans. These evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions that may affect the borrower's ability to pay, overall portfolio quality, and review of specific problem loans. Management uses an external independent loan reviewer to challenge and corroborate its loan gradings and provide additional analysis, including peer group comparisons, in determining the adequacy of the allowance for loan losses and necessary provisions to the allowance.

        Management believes the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses. Such regulators may require additions to the allowance based on their judgments of information available to them at the time of their examination.

Premises and Equipment

        Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in income for the period. The cost of maintenance and repairs that do not improve or extend the useful life of the respective asset is charged to income as incurred, whereas significant renewals and improvements are capitalized. The range of estimated useful lives for premises and equipment are:

Equipment and furniture	3 - 10 years
Buildings	40 years

Income Taxes

        The Bank uses the liability method of accounting for income taxes, which requires the recognition of deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Additionally, this method requires the recognition of future tax benefits, such as net operating loss carryforwards, to the extent that realization of such benefits is more likely than not. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the assets and liabilities are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense in the period that includes the enactment date.

        In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the Bank's assets and liabilities results in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for the portion of the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realization of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies.

Cash and Cash Equivalents

        Cash and cash equivalents include cash and due from banks and federal funds sold.

Net Earnings (Loss) Per Common Share

        Basic earnings (loss) per common share are based on the weighted average number of common shares outstanding during the period while the effects of potential common shares outstanding such as options, convertible securities and warrants are included in diluted earnings per share. At December 31, 2003 and 2002, the inclusion of any potential common shares (54,000 shares) related to stock options had no effect on earnings (loss) per share. Earnings (loss) per share are calculated based on weighted average shares outstanding of 600,000 for the years ended December 31, 2003 and 2002.

Stock Based Compensation

        Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," encourages, but does not require, entities to compute the fair value of options at the date of grant and to recognize such costs as compensation expense immediately if there is no vesting period or ratably over the vesting period of the options. The Bank has chosen not to adopt the cost recognition principles of this statement and accounts for stock options under Accounting Principles Board Opinion No. 25 and its related interpretations. Had compensation costs been determined based upon the fair value of the options at the grant dates consistent with the method of SFAS No. 123, the Bank's net earnings and earnings per share for 2002 would have reflected the proforma amounts below:

2002
Net earnings, as reported	$289,780
Proforma stock-based compensation cost adjustments associated with new grants, previous grants vesting or cancellation, net of tax	94,934

Proforma net earnings	$384,714

Net earnings per share, as reported	$.48
Proforma stock-based compensation cost adjustments associated with new grants, previous grants vesting or cancellation, net of tax, per share	.16

Proforma net earnings, per share	$.64

        The weighted average grant-date fair value of options in 2002 was $4.02. The fair value of each option is estimated on the date of grant using the minimum value option-pricing model, with the following weighted average assumptions used for grants:

2002
Dividend yield	0%
Risk free interest rate	4%
Expected life	10 years

        See note 7 for additional information regarding the stock option plan.

Recent Accounting Pronouncements

        Accounting standards that have been issued or proposed by the Financial Accounting Standards Board (FASB) and other standard setting entities that do not require adoption until a future date are either not directly applicable at the present time or are not expected to have a material impact on the Bank's financial statements upon adoption.

(2) INVESTMENT SECURITIES

        Investment securities available for sale at December 31, 2003 and 2002 are as follows:

	December 31, 2003
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Mortgage-backed securities	$7,456,004	22,494	101,319	7,377,179
Trust preferred securities	500,000	—	—	500,000

Total	$7,956,004	22,494	101,319	7,877,179

	December 31, 2002
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Mortgage-backed securities	$3,672,247	82,771	2	3,755,016
Trust preferred securities	500,000	—	—	500,000

Total	$4,172,247	82,771	2	4,255,016

        The following outlines the unrealized losses and fair value by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2003:

	Less than 12 months		12 months or more		Total
Description of securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
Mortgage-backed securities	$6,048,386	101,319	—	—	6,048,386	101,319

        The amortized cost and estimated fair value of securities available for sale at December 31, 2003, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Estimated Fair Value
1 to 5 years	$—	—
5 to 10 years	—	—
Greater than 10 years	500,000	500,000
Mortgage-backed securities	7,456,004	7,377,179

Total	$7,956,004	7,877,179

        There were no proceeds from sales or calls of securities available for sale in 2003. There were no securities pledged to secure public deposits in 2003 or 2002. Proceeds from calls of investments for 2002 were $1,000,000.

        At December 31, 2003 and 2002, the Bank had no outstanding derivative financial instruments such as swaps, options, futures, or forward contracts.

(3) LOANS

        Major classifications of loans at December 31, 2003 and 2002 are summarized as follows:

	2003	2002
Commercial	$3,616,205	5,568,801
Real estate and construction	40,682,307	34,697,913
Consumer	904,051	2,570,216

	45,202,563	42,836,930
Less: Allowance for loan losses	551,878	777,592

Net loans	$44,650,685	42,059,338

        The Bank grants loans and extensions of credit to individuals and a variety of firms and corporations located primarily in Henry County and other surrounding Georgia counties. A substantial portion of the loan portfolio is collateralized by improved and unimproved real estate and is dependent upon the real estate market.

        In the normal course of business, the Bank sells loan participations to other financial institutions. Loan participations are typically sold to comply with legal lending limits to one borrower imposed by regulatory authorities. The participations are sold without recourse and the Bank imposes no transfer or ownership restrictions on the purchaser. At December 31, 2003 and 2002, the Bank had $12,837,000 and $23,765,000 in loan participations sold.

        An analysis of the activity in the allowance for loan losses for 2003 and 2002 is presented below:

	2003	2002
Balance at the beginning of the period	$777,592	627,592
Provision for loan losses	—	150,000
Loans charged off	(230,816)	—
Recoveries on loans charged off	5,102	—

Balance at the end of the period	$551,878	777,592

(4) PREMISES AND EQUIPMENT

        Premises and equipment at December 31, 2003 and 2002, are summarized as follows:

	2003	2002
Land	$1,120,696	1,120,696
Buildings	2,247,113	1,319,435
Equipment and furniture	867,781	537,357
Construction in progress	—	420,679

	4,235,590	3,398,167
Less: Accumulated depreciation	577,513	417,162

	$3,658,077	2,981,005

        Depreciation expense was approximately $160,400 and $98,800 for the years ended December 31, 2003 and 2002, respectively.

(5) DEPOSITS

        The aggregate amount of time deposits, each with a minimum denomination of $100,000, was approximately $7,449,000 and $9,341,000 at December 31, 2003 and 2002, respectively.

        At December 31, 2003, the scheduled maturities of time deposits are as follows:

2004	$27,594,429
2005	2,636,134
2006	306,241
2007	307,106
2008	316,782

$31,160,692

(6) INCOME TAXES

        The components of income tax (benefit) expense for the years ended December 31, 2003 and 2002 are as follows:

	2003	2002
Deferred	$101,630	(44,577)
Utilization of net operating loss	—	(30,500)
Current	(124,130)	252,684

	$(22,500)	177,607

        The difference between income tax (benefit) and the amount computed by applying the statutory federal income tax rate to income before taxes for the years ended December 31, 2003 and 2002, is as follows:

	2003	2002
Pretax income at statutory rate	$(18,438)	158,912
Add (deduct) individually insignificant tax rate differences and nondeductible expenses	(4,062)	18,695

	$(22,500)	177,607

        The following summarizes the sources and expected tax consequences of future deductions (income) for income tax purposes which comprised the net deferred taxes at December 31, 2003 and 2002:

	2003	2002
Deferred income tax assets:
Allowance for loan losses	$189,880	286,957
Operating loss and credit carryforwards	33,008	9,507
Net unrealized loss on investment securities	26,801	—
Other real estate	—	17,462

Total gross deferred income tax assets	249,689	313,926

Deferred income tax liabilities:
Premises and equipment and other	(55,728)	(45,136)
Net unrealized gain on investments	—	(28,141)

Total gross deferred income tax liabilities	(55,728)	(73,277)

Net deferred income taxes	$193,961	240,649

(7) EMPLOYEE BENEFIT AND STOCK OPTION PLANS

        The Bank has a defined contribution plan, intended to comply with the requirements of section 401(k) of the Internal Revenue Code, covering substantially all employees subject to certain minimum age and service requirements. Contributions to the plan are determined annually by the Board of Directors. The Bank matched 50% of each participant's contributions up to 6% of the participant's eligible compensation, which totaled $29,000 and $21,000, in 2003 and 2002, respectively.

        The Bank has a stock option plan, adopted in 2001, for the benefit of directors, key officers and employees. This plan reserves 120,000 shares to be issued at fair value at the date of the grant in the case of incentive stock options and at prices determined at the Board's discretion in the case of non-qualified options. The options vest over periods of time as specified in the option agreements and expire after 10 years.

        Options outstanding and activity for the years ended December 31, 2003 and 2002 under this plan consisted of the following:

	2003		2002
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Beginning of period	54,000	$12.50	79,000	$12.50
Granted	—	—	9,000	$12.50
Exercised	—	—	—	—
Cancelled	—	—	(34,000)	$12.50

End of period	54,000	$12.50	54,000	$12.50

Number of shares exercisable	46,800	$12.50	45,000	$12.50

(8) DIVIDEND RESTRICTIONS

        Banking regulations restrict the amount of dividends that the Bank may pay without obtaining prior approval. Capital adequacy considerations could further limit the availability of dividends from the Bank. At December 31, 2003, the Bank could not impair capital by the payment of dividends.

(9) REGULATORY MATTERS

        The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory—and possibly additional discretionary—actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2003 and 2002, that the Bank meets all capital adequacy requirements to which it is subject.

        As of December 31, 2003 and 2002, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

        The Bank's actual capital amounts and ratios are presented in the table (amounts presented in thousands).

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2003:
Total Capital
(to Risk Weighted Assets)	$6,455	12.37%	$4,174	≥8.0%	$5,218	≥10.0%
Tier I Capital
(to Risk Weighted Assets)	$5,903	11.31%	$2,087	≥4.0%	$3,131	≥6.0%
Tier I Capital
(to Average Assets)	$5,903	9.68%	$2,440	≥4.0%	$3,050	≥5.0%
As of December 31, 2002:
Total Capital
(to Risk Weighted Assets)	$6,568	12.98%	$4,047	≥8.0%	$5,059	≥10.0%
Tier I Capital
(to Risk Weighted Assets)	$5,934	11.73%	$2,024	≥4.0%	$3,035	≥6.0%
Tier I Capital
(to Average Assets)	$5,934	9.91%	$2,394	≥4.0%	$2,993	≥5.0%

(10) RELATED PARTY TRANSACTIONS

        The Bank conducts transactions with its directors and executive officers, including companies in which they have beneficial interest, in the normal course of business. It is the policy of the Bank that loan transactions with directors and executive officers be made on substantially the same terms as those prevailing at the time for comparable loans to other persons. The following is a summary of activity for related party loans for 2003:

Beginning balance	$1,288,830
Loans advanced	911,886
Repayments	(621,167)

Ending balance	$1,579,549

        The aggregate amount of deposits from directors and executive officers and their affiliates amounted to approximately $3,582,000 and $4,705,000 at December 31, 2003 and 2002, respectively.

(11) COMMITMENTS

        On May 21, 2002, the Bank entered into an agreement to implement a program of corrective action of certain conditions. Corrective actions include, but are not limited to; the appointment of certain officer positions, the evaluation of Board of Director committees and duties thereof, the review and evaluation of management and Board of Directors supervision, the design and implementation of a strategic three-year plan, financial budget and capital plan, and the development and enhancement of certain Bank policies, procedures and internal reports. The corrective actions have varying time frame completion dates and regularly scheduled reporting to the regulatory authorities. On February 17, 2004, the Bank received notification from the bank regulators that all corrective actions required by the agreement had been satisfied and the agreement was terminated.

        The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments could include commitments to extend credit, standby letters of credit and financial guarantees. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet. The contract amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

        The exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit and financial guarantees written is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

        In most cases, the Bank requires collateral or other security to support financial instruments with credit risk.

	Approximate Contract Amount
	2003	2002
Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit	$4,624,000	5,535,000
Standby letters of credit	$344,000	225,000

        Commitments to extend credit are agreements to lend to a customer, as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank, upon extension of credit is based on management's credit evaluation. Collateral held varies but may include unimproved and improved real estate, certificates of deposit, or personal property.

        Standby letters of credit and financial guarantees written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to local businesses. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Letters of credit at December 31, 2003, were approximately 100% collateralized.

(12) PROPOSED OFFERING OF COMMON STOCK

        In the second quarter of 2004, the Bank intends to commence a private placement of up to 300,000 shares of its $5 par value common stock. The shares are to be offered for sale pursuant to an exemption from the registration requirements of Federal and State securities laws. Proceeds from the offering, net of offering costs, will be used to support future asset growth of the Bank.

Appendix A

AGREEMENT AND PLAN OF REORGANIZATION

        THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of this 2nd day of August, 2004, by and between EAGLE NATIONAL BANK, a bank chartered under the laws of the United States (hereinafter, "Eagle"), and UNITED COMMUNITY BANKS, INC., a Georgia business corporation (hereinafter, "United").

        WHEREAS, the respective boards of directors of Eagle and United deem it advisable and in the best interests of each such entity and their respective shareholders that Eagle merge with United's Georgia banking subsidiary, United Community Bank ("UCB Georgia"), with UCB Georgia being the surviving bank (the "Merger"), and with each of the issued and outstanding shares of common stock, $5.00 par value per share, of Eagle ("Eagle Stock") being converted the right to receive 0.8636 shares of the authorized common stock, $1.00 par value per share, of United ("United Stock") or $20.32 in cash, as shall be elected by the shareholders of Eagle up to a maximum aggregate total of 120,000 shares of Eagle Stock for cash and 480,000 shares of Eagle Stock for United Stock, all upon the terms and conditions hereinafter set forth and as set forth in the Agreement and Plan of Merger attached hereto as Exhibit A and incorporated herein by reference (the "Merger Agreement"); and

        WHEREAS, the boards of directors of the respective entities believe that the Merger and the operating efficiency and synergies produced thereby will enhance and strengthen the franchises and future prospects of United and each of the banks;

        NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and adequacy of which as legally sufficient consideration are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

CLOSING

        The transactions contemplated herein shall be consummated (the "Closing") at the offices of Kilpatrick Stockton LLP, Suite 2800, 1100 Peachtree Street, Atlanta, Georgia, on the first business day following receipt of all approvals from any governmental authorities having jurisdiction over the transactions contemplated by this Agreement and the Merger Agreement, and the expiration of any waiting or similar period required by applicable law (the "Closing Date"), or at such other time and place as may be mutually satisfactory to the parties hereto.

ARTICLE II

MERGER

        Pursuant to the terms and conditions provided herein, on the Closing Date Eagle shall be merged with and into UCB Georgia in accordance with and in the manner set forth in the Merger Agreement. The surviving bank following the Merger will operate under the articles of incorporation of UCB Georgia. Upon the terms and conditions of this Agreement and the Merger Agreement, United shall make available on or before the Effective Date (as defined in the Merger Agreement) for delivery to the holders of Eagle Stock: (a) the number of shares of United Stock to be issued upon conversion of the shares of Eagle Stock for stock elections; and (b) sufficient funds to make cash election payments and payments in lieu of the issuance of fractional shares as provided in the Merger Agreement; provided, however, that no more than 120,000 shares of Eagle Stock may be exchanged for cash (the "Maximum Cash Election") and no more than 480,000 shares of Eagle Stock may be exchanged for United Stock (the "Maximum Stock Election"). If any Eagle Stock certificate shall have been lost, stolen or destroyed, United may, in its reasonable discretion and as a condition precedent to the issuance of any United Stock or cash election payment, require the owner of such lost, stolen or destroyed Eagle Stock certificate to provide a bond and an appropriate affidavit and indemnity agreement (reasonably satisfactory to United) as indemnification against any claim that may be made against United with respect to such Eagle Stock certificate.

ARTICLE III

OTHER AGREEMENTS

        3.1    Registration and Listing of United Stock.    (a) United agrees to file with the Securities and Exchange Commission (the "SEC") as soon as reasonably practicable a registration statement (the "United Registration Statement") under the Securities Act of 1933, as amended (the "1933 Act"), on Form S-4 or some other appropriate form covering the issuance of the shares of United Stock to the shareholders of Eagle pursuant to this Agreement and the Merger Agreement and to use its reasonable best efforts to cause the United Registration Statement to become effective and to remain effective through the Closing Date. United agrees to take any action required to be taken under the applicable state securities laws in connection with the issuance of shares of United Stock upon consummation of the Merger. Eagle agrees to provide United reasonable assistance as necessary in the preparation of the United Registration Statement, including, without limitation, providing United with all material facts regarding the operations, business, assets, liabilities and personnel of Eagle, together with the audited financial statements of Eagle, all as and to the extent required by the 1933 Act and the rules, regulations and practices of the SEC, for inclusion in the United Registration Statement. The United Registration Statement shall not cover resales of United Stock by any of the shareholders of Eagle, and United shall have no obligation to cause the United Registration Statement to continue to be effective after the Closing or to prepare or file any post-effective amendments to the United Registration Statement after the Closing.

        (b)   United agrees to list on the Nasdaq National Market, by the Closing Date, the shares of United Stock to be issued to the shareholders of Eagle pursuant to this Agreement and the Merger Agreement.

        3.2    Meeting of Eagle Shareholders.    Eagle shall call a special meeting of its shareholders (the "Special Meeting") to be held not more than thirty (30) days after the United Registration Statement becomes effective under the 1933 Act for the purpose of submitting the Merger Agreement to such shareholders for their approval. In connection with the Special Meeting, United and Eagle shall prepare and submit to the Eagle shareholders a notice of meeting, proxy statement and proxy (the "Eagle Proxy Materials"), which shall include the final prospectus from the United Registration Statement in the form filed with the SEC.

        3.3    Absence of Brokers.    Except for Stevens & Company (who is entitled to a payment by Eagle on the Closing Date equal to 1% of the total purchase price), which has provided financial advisory services to Eagle, each party hereto represents and warrants to the other that no broker, finder or other financial consultant has acted on its behalf in connection with this Agreement or the transactions contemplated hereby. Each party agrees to indemnify the other and hold and save it harmless from any claim or demand for commissions or other compensation by any broker, finder, financial consultant or similar agent claiming to have been employed by or on behalf of such party.

        3.4    Access to Properties, Books, Etc.    Each party hereto shall allow the other party and its authorized representatives full access during normal business hours from and after the date hereof and prior to the Closing Date to all of the respective properties, books, contracts, commitments and records of such party and its subsidiaries and shall furnish the other party and its authorized representatives such information concerning its affairs as the other party may reasonably request provided that such request shall be reasonably related to the transactions contemplated by this Agreement and shall not interfere unreasonably with normal operations. Each party shall cause its personnel, employees and other representatives to assist the other party in making any such investigation. During such investigation, the investigating party and its authorized representatives shall have the right to make copies of such records, files, tax returns and other materials as it may deem advisable and shall advise the other party of those items of which copies are made. No investigation made heretofore or hereafter by either party and its authorized representatives shall affect the representations and warranties of either such party hereunder.

        3.5    Confidentiality.    Prior to consummation of the Merger, the parties to this Agreement will provide one another with information which may be deemed by the party providing the information to be confidential. Each party agrees that it will hold confidential and protect all information provided to it by the other party to this Agreement or such party's affiliates, except that the obligations contained in this Section 3.5 shall not in any way restrict the rights of any party or person to use information that: (a) was known to such party prior to the disclosure by the other party; (b) is or becomes generally available to the public other than by breach of this Agreement; (c) is provided by one party for disclosure concerning such party in the United Registration Statement; or (d) otherwise becomes lawfully available to a party to this Agreement on a non-confidential basis from a third party who is not under an obligation of confidence to the other party to this Agreement. If this Agreement is terminated prior to the Closing, each party hereto agrees to return all documents, statements and other written materials, whether or not confidential, and all copies thereof, provided to it by or on behalf of the other party to this Agreement. The provisions of this Section 3.5 shall survive termination, for any reason whatsoever, of this Agreement, and, without limiting the remedies of the parties hereto in the event of any breach of this Section 3.5, the parties hereto will be entitled to seek injunctive relief against the other party in the event of a breach or threatened breach of this Section 3.5.

        3.6    Full Cooperation.    The parties shall cooperate fully with each other in connection with any acts or actions required to be taken as part of their respective obligations under this Agreement.

        3.7    Expenses.    All of the expenses incurred by United in connection with the authorization, preparation, execution and performance of this Agreement and the Merger Agreement including, without limitation, all fees and expenses of its agents, representatives, counsel and accountants and the fees and expenses related to filing the United Registration Statement and all regulatory applications with state and federal authorities in connection with the transactions contemplated hereby and thereby, (the "United Expenses") shall be paid by United. All expenses incurred by Eagle in connection with the authorization, preparation, execution and performance of this Agreement and the Merger Agreement, including, without limitation, all fees and expenses of its agents, representatives, counsel and accountants (the "Eagle Expenses"), shall be paid by Eagle. The cost of reproducing and mailing the Eagle Proxy Materials shall be shared by the parties, with each party paying fifty percent (50%).

        3.8    Preservation of Goodwill.    Each party hereto shall use its best efforts to preserve its business organization, to keep available the services of its present employees and of the present employees and to preserve the goodwill of customers and others having business relations with such party.

        3.9    Approvals and Consents.    Each party hereto represents and warrants to and covenants with the other that it will use its best efforts, and will cause its officers, directors, employees and agents to use their best efforts, to obtain as soon as is reasonably practicable all approvals and consents of state and federal departments or agencies required or deemed necessary for consummation of the transactions contemplated by this Agreement and the Merger Agreement.

        3.10    Agreement by Eagle Executive Officers, Directors and 5% Shareholders.    Each of the directors, executive officers and five (5%) shareholders of Eagle will, contemporaneously with the execution of this Agreement, execute and deliver to United an agreement, the form of which is attached hereto as Exhibit B, pursuant to which each of them agrees: (a) to recommend, subject to any applicable fiduciary duty, to Eagle shareholders approval of the Merger; (b) to vote the capital stock of Eagle owned or controlled by them in favor of the Merger; and (c) to transfer or assign shares of United Stock received by them in connection with the Merger only in compliance with the 1933 Act, applicable state securities laws and the rules and regulations promulgated under either.

        3.11    Press Releases.    Prior to the Effective Date, United shall approve the form and substance of any press release or other public disclosure by either party materially related to this Agreement or any other transaction contemplated hereby; provided, however, that nothing in this Section 3.11 shall be deemed to prohibit any party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such party's disclosure obligations imposed by law.

        3.12    Employee Benefits and Contracts.    Following the Effective Date, United shall provide generally to officers and employees of Eagle who continue employment with United employee benefits on terms and conditions which, when taken as a whole, are substantially similar to those then currently provided by United to its other similarly situated officers and employees. Subject to applicable legal requirements, United will take action to enable the employees of Eagle to transfer through a rollover contribution their proceeds from any Eagle 401(k) plan into a separate third party individual retirement account, provided that the Eagle Board of Directors must adopt resolutions to terminate the 401(k) plan prior to the Closing Date. For purposes of eligibility to participate and any vesting determinations (but not benefit accruals) in connection with the provision of any such employee benefits by United to the former officers and employees of Eagle who continue employment with United, service with Eagle prior to the Effective Date shall be counted. Except for the termination of any Eagle 401(k) plan and that certain Employment Agreement between Eagle and Samuel K. Parrish, which shall be terminated prior to Closing pursuant to Section 7.9 hereof, and the stock options held by Eagle officers and directors, which will be exchanged for cash pursuant to the Merger Agreement, United shall also honor in accordance with their terms all employment, severance, consulting, and other contracts of a compensatory nature to the extent disclosed in the Eagle Disclosure Memorandum between Eagle and any current or former director, officer or employee thereof and no other contracts of the types described that are not so disclosed shall be deemed to be assumed by United by reason of this Section 3.12. If, during the calendar year in which falls the Effective Date, United shall terminate any "group health plan", within the meaning of Section 4980B(g)(2) of the Internal Revenue Code, in which one or more Eagle employees participated immediately prior to the Effective Date (an "Eagle Plan"), United shall cause any successor group health plan to waive any pre-existing condition limitations to the same extent they are waived for United employees, give credit for such calendar year for any such Eagle employee's participation in the Eagle Plan prior to the Effective Date for purposes of applying any such pre-existing condition limitations set forth therein, and give credit for such calendar year covered expenses paid by any such Eagle employee under an Eagle Plan prior to the Effective Date towards satisfaction of any annual deductible limitation and out-of pocket maximum applied under such successor group health plan. United also shall be considered a successor employer for and shall provide to "qualified beneficiaries", determined immediately prior to the Effective Date, under any Eagle Plan appropriate "continuation coverage" (as those terms are defined in Section 4980B of the Internal Revenue Code) following the Effective Date under either the Eagle Plan or any successor group health plan maintained by United.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF EAGLE

        As an inducement to United to enter into this Agreement and to consummate the transactions contemplated hereby, Eagle represents, warrants, covenants and agrees as follows:

        4.1    Eagle Disclosure Memorandum.    By August 6, 2004, Eagle will deliver to United a memorandum (the "Eagle Disclosure Memorandum") containing certain information regarding Eagle as indicated at various places in this Agreement. All information set forth in the Eagle Disclosure Memorandum or in documents incorporated by reference in the Eagle Disclosure Memorandum is true, correct and complete, does not omit to state any fact necessary in order to make the statements therein not misleading, and shall be deemed for all purposes of this Agreement to constitute part of the representations and warranties of Eagle under this Article IV. The information contained in the Eagle Disclosure Memorandum shall be deemed to be part of and qualify all representations and warranties contained in this Article IV and the covenants in Article V to the extent applicable. All information in each of the documents and other writings furnished to United pursuant to this Agreement or the Eagle Disclosure Memorandum is or will be true, correct and complete and does not and will not omit to state any fact necessary in order to make the statements therein not misleading. Eagle shall promptly provide United with written notification of any event, occurrence or other information necessary to maintain the Eagle Disclosure Memorandum and all other documents and writings furnished to United pursuant to this Agreement as true, correct and complete in all material respects at all times prior to and including the Closing. Eagle agrees that upon receipt of the Eagle Disclosure Memorandum, United shall have until August 13, 2004 to review the Eagle Disclosure Memorandum and to terminate this Agreement if for any reason in its sole discretion United believes that proceeding with the Merger in light of the content of such memorandum would be detrimental to United; provided, however, that United acknowledges that a termination fee may be due and payable by Eagle under that certain Agreement, dated as of August 1, 2002, by and between Fiserv Solutions, Inc. and Eagle, and United agrees that the payment of such termination fee under such agreement shall not be grounds for termination of this Agreement.

        4.2    Corporate and Financial.

          4.2.1    Corporate Status.    Eagle is a bank duly organized, validly existing, and in good standing under the laws of the United States and has no direct or indirect subsidiaries. Eagle has all of the requisite corporate power and authority and is entitled to own or lease its properties and assets and to carry on its business as and in the places where such properties or assets are now owned, leased or operated and such business is now conducted.

          4.2.2    Authority.    Subject to the required regulatory approvals and notice filing, as stated in Section 4.6.2 and the approval of Eagle shareholders, the execution, delivery and performance of this Agreement and the other transactions contemplated or required in connection herewith will not, with or without the giving of notice or the passage of time, or both:

            (a)   violate any provision of federal or state law applicable to Eagle, the violation of which could be reasonably expected to have a material adverse effect on the business, operations, properties, assets, financial condition or prospects of Eagle;

            (b)   violate any provision of the charter documents or bylaws of Eagle;

            (c)   conflict with or result in a breach of any provision of, or termination of, or constitute a default under any instrument, license, agreement, or commitment to which Eagle is a party, which, singly or in the aggregate, could reasonably be expected to have a material adverse effect on the business, operations, properties, assets, financial condition or prospects of Eagle; or

            (d)   constitute a violation of any order, judgment or decree to which Eagle is a party, or by which Eagle or any of its assets or properties are bound.

Assuming this Agreement constitutes the valid and binding obligation of United, this Agreement constitutes the valid and binding obligation of Eagle, and is enforceable in accordance with its terms, except as limited by laws affecting creditors' rights generally and by the discretion of courts to compel specific performance.

          4.2.3    Capital Structure.    (a) As of the date of this Agreement, Eagle has authorized capital stock consisting solely of 10,000,000 shares of common stock, par value $5.00 per share, of which 600,000 shares are issued and outstanding as of the date hereof, exclusive of 51,000 shares reserved for issuance upon exercise of outstanding options (the "Eagle Stock Options"). All of the issued and outstanding shares of Eagle Stock are duly authorized and validly issued, fully paid and non-assessable and were offered, issued and sold in compliance with all applicable federal and state securities laws. No person has any right of rescission or claim for damages under federal or state securities laws with respect to the issuance of any shares of Eagle Stock previously issued. None of the shares of Eagle Stock have been issued in violation of any preemptive or other rights of its shareholders.

            (b)   Except for the Eagle Stock Options and as otherwise described in the Eagle Disclosure Memorandum, Eagle does not have outstanding any securities which are either by their terms or by contract convertible or exchangeable into capital stock of Eagle, or any other securities or debt, of Eagle, or any preemptive or similar rights to subscribe for or to purchase, or any options or warrants or agreements or understandings for the purchase or the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock or securities convertible into its capital stock. Except as otherwise described in the Eagle Disclosure Memorandum, Eagle is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register, any shares of its capital stock.

            (c)   There is no agreement, arrangement or understanding to which Eagle is a party restricting or otherwise relating to the transfer of any shares of capital stock of Eagle.

            (d)   All shares of common stock or other capital stock, or any other securities or debt, of Eagle, which have been purchased or redeemed by Eagle have been purchased or redeemed in accordance with all applicable federal, state and local laws, rules, and regulations, including, without limitation, all federal and state securities laws and rules and regulations of any securities exchange or system on which such stock, securities or debt are, or at such time were, traded, and no such purchase or redemption has resulted or will, with the giving of notice or lapse of time, or both, result in a default or acceleration of the maturity of, or otherwise modify, any agreement, note, mortgage, bond, security agreement, loan agreement or other contract or commitment of Eagle.

          4.2.4    Corporate Records.    The stock records and minute books of Eagle, heretofore or hereafter furnished or made available to United by Eagle, (a) fully and accurately reflect all issuances, transfers and redemptions of the Common Stock; (b) correctly show the record addresses and the number of shares of such stock issued and outstanding on the date hereof held by the shareholders of Eagle; (c) correctly show all corporate action taken by the directors and shareholders of Eagle (including actions taken by consent without a meeting); and (d) contain true and correct copies or originals of the respective charter documents and all amendments thereto, bylaws as amended and currently in force, and the minutes of all meetings or consent actions of its directors and shareholders. No resolutions, regulations or bylaws have been passed, enacted, consented to or adopted by such directors or shareholders except those contained in the minute books. All corporate records have been maintained in accordance with all applicable statutory requirements and are complete and accurate.

          4.2.5    Tax Returns; Taxes.    (a) Eagle has duly filed: (i) all required federal and state tax returns and reports; and (ii) all required returns and reports of other governmental units having jurisdiction with respect to taxes imposed upon its income, properties, revenues, franchises, operations or other assets or taxes imposed which might create a material lien or encumbrance on any of such assets or affect materially and adversely its business or operations. Such returns or reports are, and when filed will be, true, complete and correct, and Eagle has paid, to the extent such taxes or other governmental charges have become due, all taxes and other governmental charges set forth in such returns or reports. All federal, state and local taxes and other governmental charges paid or payable by Eagle have been paid, or have been accrued or reserved on its books in accordance with generally accepted accounting principles applied on a basis consistent with prior periods. Adequate reserves for the payment of taxes have been established on the books of Eagle for all periods through the date hereof, whether or not due and payable and whether or not disputed. Until the Closing Date, Eagle shall continue to provide adequate reserves for the payment of expected tax liabilities in accordance with generally accepted accounting principles applied on a basis consistent with prior periods. Eagle has not received any notice of a tax deficiency or assessment of additional taxes of any kind and, to the knowledge of Eagle, there is no threatened claim against Eagle or any basis for any such claim, for payment of any additional federal, state, local or foreign taxes for any period prior to the date of this Agreement in excess of the accruals or reserves with respect to any such claim shown in the Eagle Financial Statements described in Section 4.2.6 below or disclosed in the notes with respect thereto. There are no waivers or agreements by Eagle for the extension of time for the assessment of any taxes. The federal income tax returns of Eagle have not been examined by the Internal Revenue Service for any period since December 31, 1998 and no tax return is currently the subject of an audit.

            (b)   Except as set forth in the Eagle Disclosure Memorandum, proper and accurate amounts have been withheld by Eagle from its employees for all periods in full and complete compliance with the tax withholding provisions of applicable federal, state and local tax laws, and proper and accurate federal, state and local tax returns have been filed by Eagle for all periods for which returns were due with respect to withholding, social security and unemployment taxes, and the amounts shown thereon to be due and payable have been paid in full.

          4.2.6    Financial Statements.    Eagle has delivered to United true, correct and complete copies of the financial statements of Eagle for the years ended December 31, 2003, 2002 and 2001, and the financial statements of Eagle for the six (6) month period ended June 30, 2004, including balance sheets, statements of income, statements of comprehensive income, statements of changes in shareholders' equity and statements of cash flows (the financial statements for the years ended December 31, 2003, 2002 and 2001 and the financial statements for the six (6) month period ended June 30, 2004 being herein referred to as the "Eagle Financial Statements"). All of such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied, and present fairly the assets, liabilities and financial condition of Eagle as of the dates indicated therein and the results of its operations for the years ended December 31, 2003, 2002 and 2001 and for the six (6) month period ended June 30, 2004.

          4.2.7    Regulatory Reports.    Eagle has made available to United for review and inspection all Reports of Condition and Income filed by Eagle with the Office of the Comptroller of the Currency (the "OCC") to date and for each of the three (3) years ended December 31, 2003, 2002 and 2001, together with all such other reports filed for the same three-year period with other applicable regulatory agencies (collectively, the "Eagle Reports"). All of the Eagle Reports, as amended, have been prepared in accordance with applicable rules and regulations applied on a basis consistent with prior periods and contain in all material respects all information required to be presented therein in accordance with such rules and regulations.

          4.2.8    Accounts.    The Eagle Disclosure Memorandum contains a list of each and every bank and other institution in which Eagle maintains an account or safety deposit box, the account numbers, and the names of all persons who are presently authorized to draw thereon, have access thereto or give instructions regarding distribution of funds or assets therein.

          4.2.9    Notes and Obligations.    (a) Except as set forth in the Eagle Disclosure Memorandum or as provided for in the loss reserve described in subsection (b) below, all notes receivable or other obligations owned by Eagle or due to it shown in the Eagle Financial Statements and any such notes receivable and obligations on the date hereof and on the Closing Date are and will be genuine, legal, valid and collectible obligations of the respective makers thereof and are not and will not be subject to any offset or counterclaim. Except as set forth in subsection (b) below, all such notes and obligations are evidenced by written agreements, true and correct copies of which will be made available to United for examination prior to the Closing Date. All such notes and obligations were entered into by Eagle in the ordinary course of its business and in compliance with all applicable laws and regulations.

            (b)   Eagle has established a loss reserve in the Eagle Financial Statements and as of the date of this Agreement and will establish a loan loss reserve as of the Closing Date which is adequate to cover anticipated losses which might result from such items as the insolvency or default of borrowers or obligors on such loans or obligations, defects in the notes or evidences of obligation (including losses of original notes or instruments), offsets or counterclaims properly chargeable to such reserve, or the availability of legal or equitable defenses which might preclude or limit the ability of Eagle to enforce the note or obligation, and the representations set forth in subsection (a) above are qualified in their entirety by the aggregate of such loss reserve. Except as described in the Eagle Disclosure Memorandum, at the Closing Date, the ratio of the loss reserve, established on such date in good faith by Eagle, to total loans outstanding at such time shall not exceed the ratio of the loan loss reserve to the total loans outstanding as reflected in the Eagle Financial Statements, established on or before such date in good faith by Eagle, in accordance with generally accepted accounting principles.

          4.2.10    Liabilities.    Eagle has no debt, liability or obligation of any kind required to be shown pursuant to generally accepted accounting principles on the consolidated balance sheet of Eagle, whether accrued, absolute, known or unknown, contingent or otherwise, including, but not limited to: (a) liability or obligation on account of any federal, state or local taxes or penalty, interest or fines with respect to such taxes; (b) liability arising from or by virtue of the distribution, delivery or other transfer or disposition of goods, personal property or services of any type, kind or variety; (c) unfunded liabilities with respect to any pension, profit sharing or employee stock ownership plan, whether operated by Eagle or any other entity covering employees of Eagle; or (d) environmental liabilities, except: (i) those reflected in the Eagle Financial Statements; and (ii) as disclosed in the Eagle Disclosure Memorandum.

          4.2.11    Absence of Changes.    Except as specifically provided for in this Agreement or specifically set forth in the Eagle Disclosure Memorandum, since December 31, 2003:

            (a)   there has been no change in the business, assets, liabilities, results of operations or financial condition of Eagle, or in any of its relationships with customers, employees, lessors or others, other than changes in the ordinary course of business, none of which individually or in the aggregate has had, or which may have, a material adverse effect on such businesses or properties;

            (b)   there has been no material damage, destruction or loss to the assets, properties or business of Eagle, whether or not covered by insurance, which has had, or which may have, an adverse effect thereon;

            (c)   the business of Eagle has been operated in the ordinary course, and not otherwise;

            (d)   the properties and assets of Eagle used in its business have been maintained in good order, repair and condition, ordinary wear and tear excepted;

            (e)   the books, accounts and records of Eagle have been maintained in the usual, regular and ordinary manner;

            (f)    there has been no declaration, setting aside or payment of any dividend or other distribution on or in respect of the capital stock of Eagle;

            (g)   there has been no increase in the compensation or in the rate of compensation or commissions payable or to become payable by Eagle to any director or executive officer, or to any employee earning $35,000 or more per annum, or any general increase in the compensation or in the rate of compensation payable or to become payable to employees of Eagle earning less than $35,000 per annum ("general increase" for the purpose hereof meaning any increase generally applicable to a class or group of employees, but not including increases granted to individual employees for merit, length of service, change in position or responsibility or other reasons applicable to specific employees and not generally to a class or group thereof), or any increase in any payment of or commitment to pay any bonus, profit sharing or other extraordinary compensation to any employee;

            (h)   there has been no change in the charter or bylaws of Eagle;

            (i)    there has been no labor dispute, unfair labor practice charge or employment discrimination charge, nor, to the knowledge of Eagle, any organizational effort by any union, or institution or threatened institution, of any effort, complaint or other proceeding in connection therewith, involving Eagle, or affecting its operations;

            (j)    there has been no issuance, sale, repurchase, acquisition, or redemption by Eagle of any of its capital stock, bonds, notes, debt or other securities, and there has been no modification or amendment of the rights of the holders of any outstanding capital stock, bonds, notes, debt or other securities thereof;

            (k)   there has been no mortgage, lien or other encumbrance or security interest (other than liens for current taxes not yet due or purchase money security interests arising in the ordinary course of business) created on or in (including without limitation, any deposit for security) any asset or assets of Eagle or assumed by it with respect to any asset or assets;

            (l)    there has been no indebtedness or other liability or obligation (whether absolute, accrued, contingent or otherwise) incurred by Eagle which would be required to be reflected on a balance sheet of Eagle prepared as of the date hereof in accordance with generally accepted accounting principles applied on a consistent basis, except as incurred in the ordinary course of business;

            (m)  no obligation or liability of Eagle has been discharged or satisfied, other than in the ordinary course of business;

            (n)   there have been no sales, transfers or other dispositions of any asset or assets of Eagle, other than sales in the ordinary course of business; and

            (o)   there has been no amendment, termination or waiver of any right of Eagle under any contract or agreement or governmental license, permit or permission which has had or may have an adverse effect on its business or properties.

          4.2.12    Litigation and Proceedings.    Except as set forth on the Eagle Disclosure Memorandum, there are no actions, decrees, suits, counterclaims, claims, proceedings or governmental actions or investigations, pending or, to the knowledge of Eagle, threatened against, by or affecting Eagle, or any officer, director, employee or agent in such person's capacity as an officer, director, employee or agent of Eagle or relating to the business or affairs of Eagle, in any court or before any arbitrator or governmental agency, and no judgment, award, order or decree of any nature has been rendered against or with respect thereto by any agency, arbitrator, court, commission or other authority, nor does Eagle have any unasserted contingent liabilities which might have an adverse effect on its assets or on the operation of its businesses or which might prevent or impede the consummation of the transactions contemplated by this Agreement.

          4.2.13    Proxy Materials.    Neither the Eagle Proxy Materials nor other materials furnished by Eagle to the Eagle shareholders in connection with the transactions contemplated by this Agreement or the Merger Agreement, or in any amendments thereof or supplements thereto, will, at the times such documents are distributed to the holders of shares of Eagle Stock and through the acquisition of shares of Eagle Stock by United pursuant to the Merger, contain with respect to Eagle any untrue statement of a material fact or omit to state any information required to be stated therein or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          4.2.14    No Material Adverse Change.    Since December 31, 2003, there has not been any change in the condition of Eagle, any contracts entered into by Eagle, or other changes in the operations of Eagle which, in any case, would have a material adverse effect on Eagle on a consolidated basis taken as a whole.

        4.3    Business Operations.

          4.3.1    Customers.    There are no presently existing facts which could reasonably be expected to result in the loss of any material borrower or depositor or in Eagle's inability to collect amounts due therefrom or to return funds deposited thereby, except as set forth on the Eagle Disclosure Memorandum.

          4.3.2    Permits; Compliance with Law.    (a) Eagle has all permits, licenses, approvals, authorizations and registrations under all federal, state, local and foreign laws required for Eagle to carry on its business as presently conducted, and all of such permits, licenses, approvals, authorizations and registrations are in full force and effect, and no suspension or cancellation of any of them is pending or, to the knowledge of Eagle, threatened.

            (b)   Eagle has complied with all laws, regulations, ordinances, rules, and orders applicable to it or its business, except for any non-compliance which would not have a material adverse effect on Eagle. The Eagle Disclosure Memorandum contains a list of any known violations of such laws, regulations, ordinances, rules or orders by any present officer, director, or employee of Eagle, and which resulted in any order, proceeding, judgment or decree which would be required to be disclosed pursuant to Item 401(f) of Regulation S-K promulgated by the SEC. No past violation of any such law, regulation, ordinance, rule or order has occurred which could impair the right or ability of Eagle to conduct its business.

            (c)   Except as set forth in the Eagle Disclosure Memorandum, no notice or warning from any governmental authority with respect to any failure or alleged failure of Eagle to comply in any respect with any law, regulation, ordinance, rule or order has been received, nor is any such notice or warning proposed or, to the knowledge of Eagle, threatened.

          4.3.3    Environmental.    (a) Except as set forth in the Eagle Disclosure Memorandum, Eagle:

                (i)  has not caused or permitted, and no claim exists regarding the environmental condition of the property or the generation, manufacture, use, or handling or the release or presence of, any Hazardous Material (as defined below) on, in, under or from any properties or facilities currently owned or leased by Eagle or adjacent to any properties so owned or leased; and

               (ii)  has complied in all material respects with, and has kept all records and made all filings or reports required by, and is otherwise in compliance with all applicable federal, state and local laws, regulations, orders, permits and licenses relating to the generation, treatment, manufacture, use, handling, release or presence of any Hazardous Material on, in, under or from any properties or facilities currently owned or leased by Eagle.

            (b)   Except as set forth in the Eagle Disclosure Memorandum, neither Eagle nor any of its officers, directors, employees or agents, in the course of such individual's employment by Eagle, has given advice with respect to, or participated in any respect in, the management or operation of any entity or concern whose business relates in any way to the generation, storage, handling, disposal, transfer, production, use or processing of Hazardous Material, nor has Eagle foreclosed on any property on which there is a threatened release of any Hazardous Material, or on which there has been such a release and full remediation has not been completed, or any property on which contained (not released) Hazardous Material is or was located.

            (c)   Except as set forth in the Eagle Disclosure Memorandum, neither Eagle, nor any of its officers, directors, employees, or agents, is aware of, has been told of, or has observed, the presence of any Hazardous Material on, in, under, or around property on which Eagle holds a legal or security interest, in violation of, or creating a liability under, federal, state, or local environmental statutes, regulations, or ordinances.

            (d)   The term "Hazardous Material" means any substance whose nature, use, manufacture, or effect render it subject to federal, state or local regulation governing that material's investigation, remediation or removal as a threat or potential threat to human health or the environment and includes, without limitation, any substance within the meaning of "hazardous substances" under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601, "hazardous wastes" within the meaning of the Resource Conservation and Recovery Act, 42 U.S.C. § 6921, any petroleum product, including any fraction of petroleum, or any asbestos containing materials. However, the term "Hazardous Material" shall not include those substances which are normally and reasonably used in connection with the occupancy or operation of office buildings (such as cleaning fluids, and supplies normally used in the day to day operation of business offices).

          4.3.4    Insurance.    The Eagle Disclosure Memorandum contains a complete list and description (including the expiration date, premium amount and coverage thereunder) of all policies of insurance and bonds presently maintained by, or providing coverage for, Eagle or through Eagle for any of its officers, directors and employees, all of which are, and will be maintained through the Closing Date, in full force and effect, together with a complete list of all pending claims under any of such policies or bonds. All terms, obligations and provisions of each of such policies and bonds have been complied with, all premiums due thereon have been paid, and no notice of cancellation with respect thereto has been received. Except as set forth in the Eagle Disclosure Memorandum, such policies and bonds provide adequate coverage to insure the properties and businesses of Eagle and the activities of its officers, directors and employees against such risks and in such amounts as are prudent and customary. Eagle will not as of the Closing Date have any liability for premiums or for retrospective premium adjustments for any period prior to the Closing Date. Eagle has heretofore made, or will hereafter make, available to United a true, correct and complete copy of each insurance policy and bond in effect since its inception with respect to the business and affairs of Eagle.

        4.4    Properties and Assets.

          4.4.1    Contracts and Commitments.    The Eagle Disclosure Memorandum contains a list identifying and briefly describing all written contracts, purchase orders, agreements, security deeds, guaranties or commitments (other than loans, loan commitments and deposits made by or with Eagle in the ordinary course of business), to which Eagle is a party or by which it may be bound involving the payment or receipt, actual or contingent, of more than $25,000 or having a term or requiring performance over a period of more than ninety (90) days. Each such contract, agreement, guaranty and commitment of Eagle is in full force and effect and is valid and enforceable in accordance with its terms, and constitutes a legal and binding obligation of the respective parties thereto and is not the subject of any notice of default, termination, partial termination or of any ongoing, pending, completed or threatened investigation, inquiry or other proceeding or action that may give rise to any notice of default, termination or partial termination. Eagle has complied in all material respects with the provisions of such contracts, agreements, guaranties and commitments. A true and complete copy of each such document has been or will be made available to United for examination.

          4.4.2    Licenses; Intellectual Property.    Eagle has all patents, trademarks, trade names, service marks, copyrights, trade secrets and know-how reasonably necessary to conduct its business as presently conducted and, except as described in the Eagle Disclosure Memorandum, Eagle is not a party, either as licensor or licensee, to any agreement for any patent, process, trademark, service mark, trade name, copyright, trade secret or other confidential information and there are no rights of third parties with respect to any trademark, service mark, trade secrets, confidential information, trade name, patent, patent application, copyright, invention, device or process owned or used by Eagle or presently expected to be used by it in the future. All patents, copyrights, trademarks, service marks, trade names, and applications therefor or registrations thereof, owned or used by Eagle, are listed in the Eagle Disclosure Memorandum. Eagle has complied with all applicable laws relating to the filing or registration of "fictitious names" or trade names.

          4.4.3    Personal Property.    Eagle has good and marketable title to all of its personalty, tangible and intangible, reflected in the Eagle Financial Statements (except as since sold or otherwise disposed of by it in the ordinary course of business), free and clear of all encumbrances, liens or charges of any kind or character, except: (a) those referred to in the notes to the Eagle Financial Statements as securing specified liabilities (with respect to which no default exists or, to the knowledge of Eagle, is claimed to exist); (b) those described in the Eagle Disclosure Memorandum; and (c) liens for taxes not due and payable.

          4.4.4    Eagle Leases.    (a) All leases (the "Eagle Leases") pursuant to which Eagle is lessor or lessee of any real or personal property (such property, the "Leased Property") are valid and enforceable in accordance with their terms; there is not under any of the Eagle Leases any default or any claimed default by Eagle, or event of default or event which with notice or lapse of time, or both, would constitute a default by Eagle and in respect of which adequate steps have not been taken to prevent a default on its part from occurring.

            (b)   The copies of the Eagle Leases heretofore or hereafter furnished or made available by Eagle to United are true, correct and complete, and the Eagle Leases have not been modified in any respect other than pursuant to amendments, copies of which have been concurrently delivered or made available to United, and are in full force and effect in accordance with their terms.

            (c)   Except as set forth in the Eagle Disclosure Memorandum, there are no contractual obligations, agreements in principle or present plans for Eagle to enter into new leases of real property or to renew or amend existing Eagle Leases prior to the Closing Date.

          4.4.5    Real Property.    (a) Eagle does not own any interest in any real property (other than as lessee) except as set forth in the Eagle Disclosure Memorandum (such properties being referred to herein as "Eagle Realty"). Except as disclosed in the Eagle Disclosure Memorandum, Eagle has good title to the Eagle Realty and the titles to the Eagle Realty are covered by title insurance policies providing coverage in the amount of the original purchase price, true, correct and complete copies of which have been or will be furnished to United with the Eagle Disclosure Memorandum. Eagle has not encumbered the Eagle Realty since the effective dates of the respective title insurance policies.

            (b)   Except as set forth in the Eagle Disclosure Memorandum, the interests of Eagle in the Eagle Realty and in and under each of the Eagle Leases are free and clear of any and all liens and encumbrances and are subject to no present claim, contest, dispute, action or, to the knowledge of Eagle, threatened action at law or in equity.

            (c)   The present and past use and operations of, and improvements upon, the Eagle Realty and all real properties included in the Leased Properties (the "Eagle Leased Real Properties") are in compliance in all material respects with all applicable building, fire, zoning and other applicable laws, ordinances and regulations and with all deed restrictions of record, no notice of any violation or alleged violation thereof has been received, and there are no proposed changes therein that would affect the Eagle Realty, the Eagle Leased Real Properties or their uses.

            (d)   Except as set forth in the Eagle Disclosure Memorandum, no rent has been paid in advance and no security deposit has been paid by, nor is any brokerage commission payable by or to, Eagle with respect to any Lease pursuant to which it is lessor or lessee.

            (e)   Eagle is not aware of any proposed or pending change in the zoning of, or of any proposed or pending condemnation proceeding with respect to, any of the Eagle Realty or the Eagle Leased Real Properties which may adversely affect the Eagle Realty or the Eagle Leased Real Properties or the current or currently contemplated use thereof.

            (f)    The buildings and structures owned, leased or used by Eagle are, taken as a whole, in good operating order (except for ordinary wear and tear), usable in the ordinary course of business, and are sufficient and adequate to carry on the business and affairs of Eagle.

        4.5    Employees and Benefits.

          4.5.1    Directors or Officers of Other Corporations.    Except as set forth in the Eagle Disclosure Memorandum, no director, officer, or employee of Eagle serves, or in the past five years has served, as a director or officer of any other corporation on behalf of or as a designee of Eagle.

          4.5.2    Employee Benefits.    (a) Except as set forth in the Eagle Disclosure Memorandum, Eagle does not provide and is not obligated to provide, directly or indirectly, any benefits for employees, including, without limitation, any pension, profit sharing, stock option, retirement bonus, hospitalization, medical, insurance, vacation or other employee benefits under any practice, agreement or understanding.

            (b)   The Eagle Disclosure Memorandum lists separately any employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") sponsored by Eagle (collectively, "ERISA Plans"). True, correct and complete copies of all ERISA Plans and, to the extent applicable, all related trust agreements, insurance contracts, summary plan descriptions, Internal Revenue Service determination letters and filings, the past three years of actuarial reports and valuations, annual reports and Form 5500 filings (including attachments), and any other related documents requested by United or its counsel have been, or prior to the Closing Date will be, made available to United.

            (c)   Eagle is not currently and has never been in the past required to contribute to a multiemployer plan as defined in Section 3(37)(A) of ERISA. Eagle does not maintain or contribute to, nor within the past six years has it maintained or contributed to, an employee pension benefit plan as defined in Section 3(2) of ERISA that is or was subject to Title IV of ERISA.

            (d)   Each ERISA Plan has been operated and administered in all material respects in accordance with, and has been amended to comply with (unless such amendment is not yet required), all applicable laws, rules and regulations, including, without limitation, ERISA, the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations issued under ERISA and the Code. With respect to each ERISA Plan, other than routine claims for benefits submitted in the ordinary course of the benefits process, no litigation or administrative or other proceeding is pending or, to the knowledge of Eagle, threatened involving such ERISA Plan or any of its fiduciaries. With respect to each ERISA Plan, neither Eagle nor any of its directors, officers, employees or agents, nor any "party in interest" or "disqualified person" (as such terms are defined in Section 3(14) of ERISA and Section 4975 of the Code) has been engaged in or been a party to any transaction relating to the ERISA Plan which would constitute a breach of fiduciary duty under ERISA or a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code), unless such transaction is specifically permitted under Sections 407 or 408 of ERISA, Section 4975 of the Code or a class or administrative exemption issued by the Department of Labor. Each ERISA Plan that is a group health plan within the meaning of Section 607(l) of ERISA and Section 4980B of the Code is in material compliance with the continuation coverage requirements of Section 501 of ERISA and Section 4980B of the Code.

            (e)   Of the ERISA Plans, the "employee pension benefit plans" within the meaning of Section 3(2) of ERISA (collectively, the "Employee Pension Benefit Plans") are separately identified on the Eagle Disclosure Memorandum. With respect to each Employee Pension Benefit Plan, except as set forth on the Eagle Disclosure Memorandum: (i) such Employee Pension Benefit Plan constitutes a qualified plan within the meaning of Section 401(a) of the Code and the trust is exempt from federal income tax under Section 501(a) of the Code; (ii) all contributions required by such plan have been made or will be made on a timely basis; and (iii) no termination, partial termination or discontinuance of contributions has occurred without a determination by the IRS that such action does not affect the tax-qualified status of such plan.

            (f)    As of the Closing Date, with respect to each ERISA Plan, Eagle will have provided adequate reserves, or insurance or qualified trust funds, to provide for all payments and contributions required, or reasonably expected to be required, to be made under the provisions of such ERISA Plan or required to be made under applicable laws, rules and regulations, with respect to any period prior to the Closing Date to the extent reserves are required under generally accepted accounting principles, based on an actuarial valuation satisfactory to the actuaries of Eagle representing a projection of claims expected to be incurred under such ERISA Plan.

            (g)   Except as disclosed on the Eagle Disclosure Memorandum, Eagle does not provide and has no obligation to provide benefits, including, without limitation, death, health or medical benefits (whether or not insured) with respect to current or former employees of

    Eagle beyond their retirement or other termination of service with Eagle other than: (i) coverage mandated by applicable Law; (ii) benefits under the Employee Pension Benefit Plans; or (iii) benefits the full cost of which is borne by the current or former employee or his beneficiary.

            (h)   Except as set forth in the Eagle Disclosure Memorandum, neither this Agreement nor any transaction contemplated hereby will: (i) entitle any current or former employee, officer or director of Eagle to severance pay, unemployment compensation or any similar or other payment or (ii) accelerate the time of payment or vesting of, or increase the amount of compensation or benefits due any such employee, officer or director.

          4.5.3    Labor-Related Matters.    Except as described in the Eagle Disclosure Memorandum, Eagle is not, and has not been, a party to any collective bargaining agreement or agreement of any kind with any union or labor organization or to any agreement with any of its employees which is not terminable at will or upon ninety (90) days notice at the election of, and without cost or penalty to, Eagle. Eagle has not received at any time in the past five (5) years, any demand for recognition from any union, and no attempt has been made, or will have been made as of the Closing Date, to organize any of its employees. Eagle has complied in all material respects with all obligations under the National Labor Relations Act, as amended, the Age Discrimination in Employment Act, as amended, and all other federal, state and local labor laws and regulations applicable to employees. Except as described in the Eagle Disclosure Memorandum, there are no unfair labor practice charges pending or threatened against Eagle, and there are, and in the past three (3) years there have been, no charges, complaints, claims or proceedings, no slowdowns or strikes pending or threatened against, or involving, as the case may be, Eagle with respect to any alleged violation of any legal duty (including but not limited to any wage and hour claims, employment discrimination claims or claims arising out of any employment relationship) by Eagle as to any of its employees or as to any person seeking employment therefrom, and no such violations exist.

          4.5.4    Related Party Transactions.    Except for: (a) loans and extensions of credit made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions by Eagle with other persons who are not affiliated with Eagle, and which do not involve more than the normal risk of repayment or present other unfavorable features; (b) deposits, all of which are on terms and conditions identical to those made available to all customers of Eagle at the time such deposits were entered into; and (c) transactions specifically described in the Eagle Disclosure Memorandum, there are no contracts with or commitments to present or former five percent (5%) or greater shareholders, directors, officers, or employees involving the expenditure of more than $60,000 as to any one individual, including with respect to any business directly or indirectly controlled by any such person, or $100,000 for all such contracts or commitments in the aggregate for all such individuals (other than contracts or commitments relating to services to be performed by any officer, director or employee as a currently-employed employee of Eagle).

        4.6    Other Matters.

          4.6.1    Regulatory Reports.    Eagle will make available to United for review and inspection all applications, reports or other documents filed by it for each of its past three (3) full fiscal years with any regulatory or governmental agencies. All of such applications, reports and other documents have been prepared in accordance with applicable rules and regulations of the regulatory agencies with which they were filed.

          4.6.2    Approvals, Consents and Filings.    Except for the approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve"), the FDIC, the Department of Banking and Finance of the State of Georgia (the "Georgia Department"), the notice filing to be made with the

  OCC or as set forth in the Eagle Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or thereby will: (a) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority; or (b) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Eagle, or any of Eagle's assets.

          4.6.3    Default.    (a) Except for those consents described in or set forth pursuant to Section 4.6.2 above and as described in the Eagle Disclosure Memorandum, neither the execution of this Agreement nor consummation of the transactions contemplated herein:

                (i)  constitutes a breach of or default under any contract or commitment to which Eagle is a party or by which Eagle or its properties or assets are bound;

               (ii)  does or will result in the creation or imposition of any security interest, lien, encumbrance, charge, equity or restriction of any nature whatsoever in favor of any third party upon any assets of Eagle; or

              (iii)  constitutes an event permitting termination of any agreement or the acceleration of any indebtedness of Eagle.

            (b)   Eagle is not in default under its charter documents or bylaws or under any term or provision of any security deed, mortgage, indenture or security agreement, or of any other contract or instrument to which Eagle is a party or by which it or any of its property is bound.

          4.6.4    Representations and Warranties.    No representation or warranty contained in this Article IV or in any written statement delivered by or at the direction of Eagle pursuant hereto or in connection with the transactions contemplated hereby contains or will contain any untrue statement, nor will such representations and warranties taken as a whole omit any statement necessary in order to make any statement not misleading. Copies of all documents that have been or will be furnished to United in connection with this Agreement or pursuant hereto are or shall be true, correct and complete.

ARTICLE V

CONDUCT OF BUSINESS OF EAGLE PENDING CLOSING

        Except as expressly otherwise provided herein or in the Eagle Disclosure Memorandum, Eagle covenants and agrees that, without the prior written consent of United between the date hereof and the Closing Date:

        5.1    Conduct of Business.    Eagle will conduct its business only in the ordinary course, without the creation of any indebtedness for borrowed money (other than deposit and similar accounts and customary credit arrangements between banks in the ordinary course of business).

        5.2    Maintenance of Properties.    Eagle will maintain its properties and assets in good operating condition, ordinary wear and tear excepted.

        5.3    Insurance.    Eagle will maintain and keep in full force and effect all of the insurance referred to in Section 4.3.4 hereof or other insurance equivalent thereto in all material respects.

        5.4    Capital Structure.    No change will be made in the authorized or issued capital stock or other securities of Eagle, and Eagle will not issue or grant any right or option to purchase or otherwise acquire any of the capital stock or other securities of Eagle.

        5.5    Dividends.    No dividend, distribution or payment will be declared or made in respect to the Eagle Stock and Eagle will not, directly or indirectly, redeem, purchase or otherwise acquire any of its capital stock.

        5.6    Amendment of Charter Documents or Bylaws; Corporate Existence.    Eagle will not amend its charter documents or bylaws, and Eagle will maintain its corporate existence and powers.

        5.7    No Acquisitions.    Eagle shall not, without the express written consent of United, acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other entity or division thereof or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to Eagle.

        5.8    No Dispositions.    Eagle will not sell, mortgage, lease, buy or otherwise acquire, transfer or dispose of any real property or interest therein (except for sales in the ordinary course of business) and Eagle will not, except in the ordinary course of business, sell or transfer, mortgage, pledge or subject to any lien, charge or other encumbrance any other tangible or intangible asset.

        5.9    Banking Arrangements.    No change will be made in the banking and safe deposit arrangements referred to in Section 4.2.8 hereof.

        5.10    Contracts.    Eagle will not, without the express written consent of United, enter into or renew any contract of the kind described in Section 4.4.1 hereof.

        5.11    Books and Records.    The books and records of Eagle will be maintained in the usual, regular and ordinary course.

        5.12    Advice of Changes.    Eagle shall promptly advise United orally and in writing of any change or event having, or which could have, a material adverse effect on the assets, liabilities, business, operations or financial condition of Eagle.

        5.13    Reports.    Eagle shall file all reports required to be filed with any regulatory or governmental agencies between the date of this Agreement and the Closing Date and shall deliver to United copies of all such reports promptly after the same are filed.

        5.14    No Severance or Termination Payments.    Eagle shall not grant any severance or termination pay to any director, officer or other employee, or adopt any new severance plan; provided, however, that for purposes of complying with Section 7.9, Eagle may make a payment to Samuel K. Parrish so long as the aggregate payment does not constitute an "excess parachute payment" under Section 280G(b)(2) of the Code.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF UNITED

        As an inducement to Eagle to enter into this Agreement and to consummate the transactions contemplated hereby, United represents, warrants, covenants and agrees as follows:

        6.1    Corporate Status.    United is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. United is entitled to own or lease its properties and to carry on its business in the places where such properties are now owned, leased or operated and such business is now conducted.

        6.2    Authority.    Subject to the required regulatory approvals and notice filing, as stated in Section 4.6.2, and the approval of Eagle shareholders, the execution, delivery and performance of this Agreement and the other transactions contemplated or required in connection herewith will not, with or without the giving of notice or the passage of time, or both:

          (a)   violate any provision of federal or state law applicable to United, the violation of which could be reasonably expected to have a material adverse effect on the business, operations, properties, assets, financial condition or prospects of United;

          (b)   violate any provision of the articles of incorporation or bylaws of United;

          (c)   conflict with or result in a breach of any provision of, or termination of, or constitute a default under any instrument, license, agreement, or commitment to which United is a party, which, singly or in the aggregate, could reasonably be expected to have a material adverse effect on the business, operations, properties, assets, financial condition or prospects of United; or

          (d)   constitute a violation of any order, judgment or decree to which United is a party, or by which United or any of its assets or properties are bound.

Assuming this Agreement constitutes the valid and binding obligation of Eagle, this Agreement constitutes the valid and binding obligation of United, and is enforceable in accordance with its terms, except as limited by laws affecting creditors' rights generally and by the discretion of courts to compel specific performance.

        6.3    Capital Structure.    (a) As of the date of this Agreement, United has authorized capital stock consisting solely of 100,000,000 shares of common stock, par value $1.00 per share, of which 36,253,892 shares are issued and outstanding as of the date hereof, exclusive of 366,862 shares held as treasury shares, 372,000 shares reserved for issuance upon conversion of United's prime plus one-quarter percent (1/4%) Convertible Subordinated Debentures due December 31, 2006 (the "2006 Debentures") and 2,160,148 shares reserved for issuance upon the exercise of outstanding options and vesting of restricted stock (the "United Stock Options and Awards") and 10,000,000 shares of preferred stock, par value $1.00 per share (the "Preferred Stock"), of which 48,300 shares are issued and outstanding as of the date hereof. All of the issued and outstanding shares of United Stock are duly and validly issued, fully paid and nonassessable and were offered, issued and sold in compliance with all applicable federal or state securities laws. No person has any right of rescission or claim for damages under federal or state securities laws with respect to the issuance of shares of United Stock previously issued. None of the shares of United Stock have been issued in violation of the preemptive or other rights of its shareholders.

          (b)   Except for the 2006 Debentures and the United Stock Options and Awards, United does not have outstanding any securities which are either by their terms or by contract convertible or exchangeable into United Stock or Preferred Stock, or any other securities or debt, of United, or any preemptive or similar rights to subscribe for or to purchase, or any options or warrants or agreements or understandings for the purchase or the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock or securities convertible into its capital stock. United is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register, any shares of its capital stock.

          (c)   There is no material agreement, arrangement or understanding to which United is a party restricting or otherwise relating to the transfer of any shares of United Stock.

          (d)   All shares of common stock or other capital stock, or any other securities or debt, of United, which have been purchased or redeemed by United have been purchased or redeemed in accordance with all applicable federal, state and local laws, rules, and regulations, including, without limitation, all federal and state securities laws and rules and regulations of any securities exchange or system on which such stock, securities or debt are, or at such time were, traded, and no such purchase or redemption has resulted or will, with the giving of notice or lapse of time, or both, result in a default or acceleration of the maturity of, or otherwise modify, any agreement, note, mortgage, bond, security agreement, loan agreement or other contract or commitment of United.

        6.4    Financial Statements.    United has delivered to Eagle true, correct and complete copies of the audited financial statements of United for the years ended December 31, 2003, 2002, and 2001, and unaudited financial statements of United for the six (6) month period ended June 30, 2004, including consolidated balance sheets, consolidated statements of income, consolidated statements of comprehensive income, consolidated statements of changes in shareholders' equity and consolidated statements of cash flows and (the audited financial statements for the years ended December 31, 2003, 2002 and 2001 and the unaudited financial statements for the six (6) month period ended June 30, 2004 being referred to as the "United Financial Statements"). All of such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied, and present fairly the assets, liabilities and financial condition of United as of the dates indicated therein and the results of its operations for the respective periods then ended.

        6.5    Disclosure Reports.    United has a class of securities registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and has delivered to Eagle copies of:

          (a)   its Annual Report on Form 10-K for its fiscal year ended December 31, 2003 (and those portions of its 2003 Annual Report to Shareholders incorporated therein by reference) filed pursuant to Section 13 of the Act;

          (b)   the Proxy Statement for its 2004 Annual Meeting of Shareholders, filed pursuant to Section 14 of the Act;

          (c)   its Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, filed pursuant to Section 13 of the Act; and

          (d)   its Current Reports on Form 8-K filed on January 27, 2004, March 15, 2004, April 20, 2004 and July 26, 2004.

The Annual Report, Proxy Statement, Quarterly Reports and Current Reports noted above include all of the annual, periodic and current reports and proxy statements required to be filed by United with the Securities and Exchange Commission since December 31, 2003, and are herein collectively referred to as the "United SEC Reports". The United SEC Reports taken together correctly describe, among other things, the business, operations and principal properties of United in accordance with the requirements of the applicable report forms of the SEC. As of the respective dates of filing (or, if amended or superceded by a filing prior to the date of this Agreement, then on the date of such amended or superceded filing), none of the United SEC Reports contained any untrue statement of a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements contained in the United SEC Reports have been prepared in accordance with generally accepted accounting principals consistently applied and present fairly the financial condition of United as of the dates thereof and the results of operations for the periods covered thereby.

        6.6    No Material Adverse Change.    Since the date of its latest published financial statements included in the United SEC Reports, there has not been any change in the condition of United, any contracts entered into by United, any of the United Financial Statements or other changes in the operations of United which, in any case, would have a material adverse effect on United on a consolidated basis taken as a whole.

        6.7    Representations and Warranties.    No representation or warranty contained in this Article VI or in any written statement delivered by or at the direction of United pursuant hereto or in connection with the transactions contemplated hereby contains or will contain any untrue statement, nor will such representations and warranties taken as a whole omit any statement necessary in order to make any statement not misleading. Copies of all documents that have been or will be furnished to Eagle in connection with this Agreement or pursuant hereto are or shall be true, correct and complete.

ARTICLE VII

CONDITIONS TO OBLIGATIONS OF UNITED

        All of the obligations of United under this Agreement are subject to the fulfillment prior to or at the Closing Date of each of the following conditions, any one or more of which may be waived by United:

        7.1    Veracity of Representations and Warranties.    The representations and warranties of Eagle contained herein or in any certificate, schedule or other document delivered pursuant to the provisions hereof, or in connection herewith, shall be true in all material respects as of the date when made and shall be deemed to be made again at and as of the Closing Date and shall be true in all material respects at and as of such time, except as a result of changes or events expressly permitted or contemplated herein.

        7.2    Performance of Agreements.    Eagle shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

        7.3    Certificates, Resolutions, Opinion.    Eagle shall have delivered to United:

          (a)   a certificate executed by the President of Eagle, dated as of the Closing Date, and certifying in such detail as United may reasonably request to the fulfillment of the conditions specified in Sections 7.1 and 7.2 hereof;

          (b)   a certificate executed by the Secretary of Eagle, dated as of the Closing Date, certifying and attesting to the: (i) charter of Eagle; (ii) bylaws of Eagle; and (iii) duly adopted resolutions of the Board of Directors and shareholders of Eagle (1) authorizing and approving the execution of this Agreement and the Merger Agreement and the consummation of the transactions contemplated herein and therein in accordance with their respective terms, and (2) authorizing all other necessary and proper corporate action to enable Eagle to comply with the terms hereof and thereof;

          (c)   a certificate of the valid existence of Eagle under the laws of the United States executed by the OCC, and dated not more than five (5) business days prior to the Closing Date;

          (d)   certificates from the appropriate public officials, dated not more than five (5) business days prior to the Closing Date, certifying that Eagle has filed all corporate tax returns required by the laws of such state and has paid all taxes shown thereon to be due; and

          (e)   an opinion of Martin Snow, LLP, counsel for Eagle, dated the Closing Date, in the form attached hereto as Exhibit C.

        7.4    Shareholder Approval.    The Merger Agreement shall have been approved by the vote of the holders of at least two-thirds of the Eagle Stock.

        7.5    Regulatory Approvals.    United shall have received from any and all governmental authorities, bodies or agencies having jurisdiction over the transactions contemplated by this Agreement and the Merger Agreement, including, but not limited to the Federal Reserve, the FDIC, the Georgia Department and the OCC, such consents, authorizations and approvals as are necessary for the consummation thereof and all applicable waiting or similar periods required by law shall have expired.

        7.6    Effective Registration Statement.    The United Registration Statement shall have been declared effective by the SEC and no stop order shall have been entered with respect thereto.

        7.7    Certificate of Merger.    The Secretary of State of the State of Georgia shall have issued a certificate of merger with respect to the Merger in accordance with the provisions of the Financial Institutions Code of Georgia and the National Bank Act.

        7.8    Accountants' Letter.    United shall have received a letter from Porter Keadle Moore, LLP, dated the Closing Date, to the effect that: At the request of Eagle they have carried out procedures to a specified date not more than five (5) business days prior to the Closing Date, which procedures did not constitute an examination in accordance with generally accepted auditing standards, of the financial statements of Eagle, as follows:

          (a)   read the unaudited balance sheets, statements of income, statements of comprehensive income, statements of changes in shareholder's equity and statements of cash flow, of Eagle from December 31, 2003 through the date of the most recent monthly financial statements available in the ordinary course of business;

          (b)   read the minutes of the meetings of shareholders and Board of Directors of Eagle from December 31, 2003 to said date not more than five (5) business days prior to the Closing Date; and

          (c)   consulted with certain officers and employees of Eagle responsible for financial and accounting matters and, based on such procedures, nothing has come to their attention which would cause them to believe that:

              (i)  such unaudited financial statements are not fairly presented in conformity with generally accepted accounting principles applied on a basis consistent with that of the Eagle Financial Statements;

             (ii)  as of said date not more than five (5) business days prior to the Closing Date, the shareholders' equity, long-term debt, reserve for possible loan losses and total assets of Eagle, in each case as compared with the amounts shown in the Eagle Financial Statements, are not different except as set forth in such letter, or

            (iii)  for the period from December 31, 2003 to said date not more than five (5) business days prior to the Closing Date, the net interest income, total and per-share amounts of consolidated income and net income of Eagle, as compared with the corresponding portion of the preceding twelve (12) month period, are not different except as set forth in such letter.

        7.9    Settlement of Employment Agreement.    Samuel K. Parrish shall have entered a settlement agreement in form and content satisfactory to United to settle his Employment Agreement with Eagle that provides for the payment of one lump sum amount equal to three (3) times his current base salary (the "Settlement Payment"). Notwithstanding anything in this Agreement to the contrary, if the Settlement Payment would be a "parachute payment" under Section 280G(b)(2) of the Code, such Settlement Payment shall, but only to the extent necessary, be modified or reduced so that the Settlement Payment shall not cause Eagle to have paid an "excess parachute payment" as defined in Section 280G(b)(1) of the Code. In computing such amount, the parties shall take into account all provisions of Code Section 280G, and the regulations thereunder.

        7.10    Noncompetition Agreement.    Each of Samuel K. Parrish and Major William Loftin, Jr. shall have executed a one (1) year noncompetition agreement in form and content satisfactory to United.

        7.11    Termination of Stock Option Agreements.    Each of Samuel K. Parrish, Jim D. Windham, Marcia G. Taylor, Norman W. Strawn, Jr., Allette B. Cheaves and Karen Cooper shall have entered a termination agreement in from and content satisfactory to United to terminate their respective Stock Option Agreement with Eagle for a payment equal to $6.75 per option outstanding to each under his or her respective agreement.

ARTICLE VIII

CONDITIONS TO OBLIGATIONS OF EAGLE

        All of the obligations of Eagle under this Agreement are subject to the fulfillment prior to or at the Closing Date of each of the following conditions, any one or more of which may be waived by it:

        8.1    Veracity of Representations and Warranties.    The representations and warranties of United contained herein or in any certificate, schedule or other document delivered pursuant to the provisions hereof, or in connection herewith, shall be true in all material respects as of the date when made and shall be deemed to be made again at and as of the Closing Date and shall be true in all material respects at and as of such time, except as a result of changes or events expressly permitted or contemplated herein.

        8.2    Performance of Agreements.    United shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

        8.3    Certificates, Resolutions, Opinion.    United shall have delivered to Eagle:

          (a)   a certificate executed by the President or an Executive Vice President of United, dated the Closing Date, certifying in such detail as Eagle may reasonably request to the fulfillment of the conditions specified in Sections 8.1 and 8.2 hereof;

          (b)   a certificate executed by the Secretary or an Assistant Secretary of United, dated as of the Closing Date, certifying and attesting to the: (i) articles of incorporation of United; (ii) bylaws of United; and (iii) duly adopted resolutions of the board of directors of United (1) authorizing and approving the execution of this Agreement and the Merger Agreement on behalf of United, and the consummation of the transactions contemplated herein and therein in accordance with their respective terms, and (2) authorizing all other necessary and proper corporate actions to enable United to comply with the terms hereof and thereof;

          (c)   a certificate of the valid existence of United, under the laws of the State of Georgia executed by the Secretary of State of the State of Georgia, dated not more than five (5) business days prior to the Closing Date; and

          (d)   an opinion of Kilpatrick Stockton LLP, counsel for United, dated the Closing Date, in the form attached hereto as Exhibit D.

        8.4    Shareholder Approval.    The Merger Agreement shall have been approved by the vote of the holders of at least two-thirds of Eagle Stock.

        8.5    Regulatory Approvals.    Any and all governmental authorities, bodies or agencies having jurisdiction over the transactions contemplated by this Agreement and the Merger Agreement, including, but not limited to the Federal Reserve, the FDIC, the Georgia Department and the OCC shall have granted such consents, authorizations and approvals as are necessary for the consummation hereof and thereof, and all applicable waiting or similar periods required by law shall have expired.

        8.6    Effective Registration Statement.    The United Registration Statement shall have been declared effective by the SEC and no stop order shall have been entered with respect thereto.

        8.7    Tax Opinion.    Eagle shall have received from Kilpatrick Stockton LLP its opinion, in form and substance reasonably satisfactory to Eagle, to the effect that:

          (a)   The Merger and the issuance of shares of United Stock in connection therewith, as described herein and in the Merger Agreement, will constitute a tax-free reorganization under Section 368(a)(1)(A) of the Code;

          (b)   No gain or loss will be recognized by holders of Eagle Stock upon the exchange of such stock solely for United Stock as a result of the Merger;

          (c)   Gain or loss will be recognized pursuant to Section 302 of the Code by holders of Eagle Stock upon their receipt of cash, including cash (i) as a result of a cash election, (ii) in lieu of fractional shares of United Stock, and (iii) upon their exercise of dissenters' rights;

          (d)   No gain or loss will be recognized by Eagle as a result of the Merger;

          (e)   The aggregate tax basis of United Stock received by shareholders of Eagle pursuant to the Merger will be the same as the tax basis of the shares of Eagle Stock exchanged therefor (i) decreased by any portion of such tax basis allocated to fractional shares of United Stock that are treated as redeemed by United, (ii) decreased by the amount of cash received by a Eagle shareholder in the Merger (other than cash received with respect to fractional shares), and (iii) increased by the amount of gain recognized by a Eagle shareholder in the Merger (other than gain recognized with respect to fractional shares); and

          (f)    The holding period of the shares of United Stock received by the shareholders of Eagle will include the holding period of the shares of Eagle Stock exchanged therefor, provided that the stock of Eagle is held as a capital asset on the date of the consummation of the Merger.

        8.8    Certificate of Merger.    The Secretary of State of the State of Georgia shall have issued a certificate of merger with respect to the Merger in accordance with the provisions of the Financial Institutions Code of Georgia and the National Bank Act.

ARTICLE IX

WARRANTIES, NOTICES, ETC.

        9.1    Warranties.    All statements contained in any certificate or other instrument delivered by or on behalf of Eagle or United pursuant hereto or in connection with the transactions contemplated hereby shall be deemed representations and warranties hereunder by them.

        9.2    Survival of Representations.    All representations, warranties, covenants, and agreements made by either party hereto in or pursuant to this Agreement or in any instrument, exhibit, or certificate delivered pursuant hereto shall be deemed to have been material and to have been relied upon by the party to which made, but, except as set forth hereafter or specifically stated in this Agreement, such representations, warranties, covenants, and agreements shall expire and be of no further force and effect upon the consummation of the Merger; provided, however, that the following shall survive consummation of the Merger and the transactions contemplated hereby:

          (a)   the opinions of counsel referred to in Sections 7.3(e) and 8.3(d) of this Agreement;

          (b)   any intentional misrepresentation of any material fact made by either party hereto in or pursuant to this Agreement or in any instrument, document or certificate delivered pursuant hereto; and

          (c)   the covenant with respect to the confidentiality of certain information contained in Section 3.5 hereof.

        9.3    Notices.    All notices or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by pre-paid, first class certified or registered mail, return receipt requested, or by facsimile transmission, to the intended recipient thereof at its address or facsimile number set out below. Any such notice or communication shall be deemed to have been duly given immediately (if given or made in person or by facsimile confirmed by mailing a copy thereof to the recipient in accordance with this Section 9.3 on the date of such facsimile), or five (5) days after mailing (if given or made by mail), and in proving same it shall be sufficient to show that the envelope containing the same was delivered to the delivery service and duly addressed, or that receipt of a facsimile was confirmed by the recipient as provided above. Either party may change the address to which notices or other communications to such party shall be delivered or mailed by giving notice thereof to the other party hereto in the manner provided herein.

To Eagle:	Eagle National Bank 850 Eagles Landing Parkway Stockbridge, Georgia 30281
	Attention:	Samuel Parrish
	Facsimile:	(770) 507-5854
With copies to:	Martin Snow, LLP 240 Third Street Macon, Georgia 31201
	Attention:	Edward J. Harrell
	Facsimile:	(478) 743-4204
To United:	United Community Banks, Inc. P.O. Box 398 Blairsville, Georgia 30512
	Attention:	Jimmy C. Tallent President
	Facsimile:	(706) 745-1335
With copies to:	Kilpatrick Stockton LLP Suite 2800 1100 Peachtree Street Atlanta, Georgia 303039-4530
	Attention:	Richard R. Cheatham
	Facsimile:	(404) 815-6555

        9.4    Entire Agreement.    This Agreement and the Merger Agreement supersede all prior discussions and agreements between Eagle and United with respect to the Merger and the other matters contained herein and therein, and this Agreement and the Merger Agreement contain the sole and entire agreement between Eagle and United with respect to the transactions contemplated herein and therein.

        9.5    Waiver; Amendment.    Prior to or on the Closing Date, United shall have the right to waive any default in the performance of any term of this Agreement by Eagle, to waive or extend the time for the fulfillment by Eagle of any or all of Eagle's obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of United under this Agreement, except any condition which, if not satisfied, would result in the violation of any law or applicable governmental regulation. Prior to or on the Closing Date, Eagle shall have the right to waive any default in the performance of any term of this Agreement by United, to waive or extend the time for the fulfillment by United of any or all of United's obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Eagle under this Agreement, except any condition which, if not satisfied, would result in the violation of any law or applicable governmental regulation. This Agreement may be amended by a subsequent writing signed by the parties hereto, provided, however, that the provisions of Sections 7.5 and 8.5 requiring regulatory approval shall not be amended by the parties hereto without regulatory approval.

ARTICLE X

TERMINATION

        In addition to the termination rights set forth in Section 4.1, this Agreement may be terminated at any time prior to or on the Closing Date upon written notice to the other party as follows, and, upon any such termination of this Agreement, neither party hereto shall have any liability to the other, except as provided in Section 10.9 and except that the provisions of Section 3.5 hereof shall survive the termination of this Agreement for any reason.

        10.1    Material Adverse Change.

          (a)   By United, if, after the date hereof, a material adverse change in the financial condition or business of Eagle shall have occurred which change would reasonably be expected to have a material adverse effect on the market price of Eagle Stock, or if Eagle shall have suffered a material loss or damage to any of its properties or assets, which change, loss or damage materially affects or impairs its ability to conduct its business.

          (b)   By Eagle, if, after the date hereof, a material adverse change in the financial condition or business of United shall have occurred which change would reasonably be expected to have a material adverse effect on the market price of United Stock, or if United shall have suffered a material loss or damage to any its properties or assets, which change, loss or damage materially affects or impairs its ability to conduct its business.

        10.2    Noncompliance.

          (a)   By United, if the terms, covenants or conditions of this Agreement to be complied with or performed by Eagle before the Closing shall not have been substantially complied with or substantially performed at or before the Closing Date and such noncompliance or nonperformance shall not have been waived by United.

          (b)   By Eagle, if the terms, covenants or conditions of this Agreement to be complied with or performed by United before the Closing shall not have been substantially complied with or substantially performed at or before the Closing Date and such noncompliance or nonperformance shall not have been waived by Eagle.

        10.3    Failure to Disclose.

          (a)   By United, if it learns of any fact or condition not disclosed in this Agreement, the Eagle Disclosure Memorandum, or the Eagle Financial Statements, which was required to be disclosed by Eagle pursuant to the provisions of this Agreement with respect to the business, properties, assets or earnings of Eagle which materially and adversely affects such business, properties, assets or earnings or the ownership, value or continuance thereof.

          (b)   By Eagle, if it learns of any fact or condition not disclosed in this Agreement or the United SEC Reports, which was required to be disclosed by United pursuant to the provisions of this Agreement with respect to the business, properties, assets or earnings of United which materially and adversely affect such business, properties, assets or earnings or the ownership, value or continuance thereof.

        10.4    Adverse Proceedings.    By either party, if any action, suit or proceeding shall have been instituted or threatened against either party to this Agreement to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the consummation of the transactions contemplated herein, which, in the good faith opinion of Eagle or United makes consummation of the transactions herein contemplated inadvisable.

        10.5    Termination Date.    By either party, if the Closing Date shall not have occurred on or before December 31, 2004.

        10.6    Dissenters.    By United, if the holders of more than ten percent (10%) shares of the outstanding Eagle Stock elect to exercise their statutory right to dissent from the Merger and demand payment in cash for the "fair value" of their shares.

        10.7    Shareholders Vote.    By either party, if the Merger Agreement is not approved by the vote of the holders of at least two-thirds of Eagle Stock as required by applicable law.

        10.8    Environmental Liability of Eagle.    By United, if it learns of any potential liability of Eagle arising from noncompliance with any federal, state or local environmental law by Eagle, or any potential liability of Eagle arising from any environmental condition of the properties or assets of Eagle, including any properties or assets in which Eagle holds a security interest.

        10.9    Termination Fee.    (a) If either party terminates this Agreement pursuant to Section 10.7 or if Eagle terminates this Agreement, or otherwise causes the Merger to not occur, while a Competing Offer (as defined in (b) below) is outstanding or after such an offer has been accepted, then in such case, Eagle shall pay, or cause to be paid to United, at the time of the termination or the act or inaction by Eagle that otherwise causes the Merger to not occur, an amount equal to $500,000 (the "Termination Fee") plus an amount equal to the United Expenses.

          (b)   "Competing Offer" means any inquiry, proposal or offer, whether in writing or otherwise, from anyone other than United to acquire beneficial ownership (as determined under Rule 13d-3 of the Exchange Act) of all or a material portion of the assets of Eagle or 15% or more of any class of equity securities of Eagle pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or similar transaction with respect to Eagle, including any single or multi-step transaction or series of related transactions, which is structured to permit such party to acquire beneficial ownership of any material portion of the assets of, or 15% or more of the equity interest in Eagle.

ARTICLE XI

COUNTERPARTS, HEADINGS, ETC.

        This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The headings herein set out are for convenience of reference only and shall not be deemed a part of this Agreement. A pronoun in one gender includes and applies to the other genders as well.

ARTICLE XII

BINDING EFFECT

        This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party without the prior written consent of the other.

ARTICLE XIII

GOVERNING LAW

        The validity and effect of this Agreement and the Merger Agreement and the rights and obligations of the parties hereto and thereto shall be governed by and construed and enforced in accordance with the laws of the State of Georgia.

[Remainder of page intentionally left blank.]

        IN WITNESS WHEREOF, Eagle and United have caused this Agreement to be executed by their respective duly authorized corporate officers and their respective corporate seals to be affixed hereto as of the day and year first above written.

EAGLE NATIONAL BANK
(BANK SEAL)
ATTEST: /s/ Allette B. Cheaves Secretary	By:	/s/ Samuel K. Parrish Samuel K. Parrish President
UNITED COMMUNITY BANKS, INC.
(CORPORATE SEAL)
ATTEST: /s/ Lori McKay Assistant Secretary	By:	/s/ Thomas C. Gilliland Thomas C. Gilliland Executive Vice President

EXHIBIT A

AGREEMENT AND PLAN OF MERGER

(Merger Agreement)

        THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is made and entered into as of this 2nd day of August 2004, by and between UNITED COMMUNITY BANK, a Georgia bank ("UCB Georgia") and wholly-owned subsidiary of UNITED COMMUNITY BANKS, INC., a Georgia corporation ("United"), and EAGLE NATIONAL BANK, a bank chartered under the laws of the United States ("Eagle", and together with UCB Georgia, the "Constituent Banks").

        WHEREAS, the authorized capital stock of United consists of 100,000,000 shares of Common Stock, $1.00 par value per share (the "United Stock"), of which 36,253,892 shares are issued and outstanding as of the date hereof and 10,000,000 shares of preferred stock, par value $1.00 per share (the "Preferred Stock"), of which 48,300 shares are issued and outstanding; and

        WHEREAS, the authorized capital stock of Eagle consists of 10,000,000 shares of common stock, par value $5.00 per share (the "Eagle Stock"), of which 600,000 shares are issued and outstanding as of the date hereof, exclusive of 51,000 shares reserved for issuance upon exercise of outstanding options (the "Eagle Stock Options"); and

        WHEREAS, the authorized capital stock of UCB Georgia consists of 100,000 shares of common stock, $10.00 par value per share (the "UCB Georgia Stock"), of which 85,000 shares are issued and outstanding as of the date hereof; and

        WHEREAS, the respective Boards of Directors of Eagle and UCB Georgia deem it advisable and in the best interests of each party and its shareholders that Eagle merge with UCB Georgia, with UCB Georgia being the surviving bank; and

        WHEREAS, the respective Boards of Directors of Eagle and UCB Georgia, by resolutions duly adopted, have unanimously approved and adopted this Agreement and directed that it be submitted to the shareholders of each of Eagle and UCB Georgia for their approval; and

        WHEREAS, United has agreed to issue shares of United Stock and/or cash which shareholders of Eagle will be entitled to receive, according to the terms and conditions contained herein, on or after the Effective Date (as defined herein) of the merger provided for herein;

        NOW, THEREFORE, for and in consideration of the premises and the mutual agreements herein contained, and other good and valuable consideration, the receipt and adequacy of which as legally sufficient consideration are hereby acknowledged, the parties hereto have agreed and do hereby agree, as follows:

1.    Merger.

        Pursuant to and with the effects provided in the applicable provisions of Article 2 of the Financial Institution Code of Georgia, Chapter 1 of Title 7 of the Official Code of Georgia (the "Code"), Eagle (hereinafter sometimes referred to as the "Merged Bank") shall be merged with and into UCB Georgia (the "Merger"). UCB Georgia shall be the surviving bank (the "Surviving Bank") and shall continue under the name "United Community Bank". On the Effective Date (as defined herein) of the Merger, the individual existence of the Merged Bank shall cease and terminate.

2.    Actions to be Taken.

        The acts and things required to be done by the Code in order to make this Agreement effective, including the submission of this Agreement to the shareholders of the Constituent Banks and the filing of the articles of merger relating hereto in the manner provided in said Code, shall be attended to and done by the proper officers of the Constituent Banks with the assistance of counsel as soon as practicable.

3.    Effective Date.

        The Merger shall be effective upon the approval of this Agreement by the shareholders of the Merged Bank and the filing of the articles of merger relating hereto in the manner provided in the Code (the "Effective Date").

4.    Articles of Incorporation and Bylaws of the Surviving Bank.

        (a)   The Articles of Incorporation of UCB Georgia, as heretofore amended, as in effect on the Effective Date shall be the Articles of Incorporation of the Surviving Bank.

        (b)   Until altered, amended or repealed, as therein provided, the Bylaws of UCB Georgia as in effect on the Effective Date shall be the Bylaws of the Surviving Bank.

5.    Directors.

        Upon the Merger contemplated herein becoming effective, the directors of the Surviving Bank shall be the individuals set forth on Attachment 1 hereto. Said persons shall hold office until the next annual meeting of the shareholder of the Surviving Bank and until their successors are elected in accordance with the Bylaws of the Surviving Bank. If on the Effective Date any vacancy shall exist on the Board of Directors of the Surviving Bank, such vacancy shall be filled in the manner specified in the Bylaws of the Surviving Bank.

6.    Manner and Basis of Converting Shares of Capital Stock; Capital Structure of the Surviving Bank.

        The manner and basis of converting the shares of capital stock of each of the Constituent Banks into shares of United shall be as follows:

          (a)   Upon the Effective Date, each share of the Surviving Bank issued and outstanding immediately prior to the Effective Date shall remain outstanding.

          (b)   In the Merger, the holders of Eagle Stock shall be entitled to elect to receive, in exchange for their shares of Eagle Stock, shares of United Stock, cash or a combination thereof, in the amounts specified by such holders in accordance with the provisions of Section 6(c) below, and each share of Eagle Stock outstanding immediately prior to the Effective Date shall, by virtue of the Merger, be converted on the Effective Date into fully paid and nonassessable shares of United Stock and/or cash as follows, subject to any adjustments occurring after the date hereof as contemplated by Section 6(e) below:

            (1)   0.8636 shares of United Stock for each outstanding share of Eagle Stock;

            (2)   $20.32 in cash, without interest, per share of Eagle Stock; or

            (3)   any combination of Section 6(b)(1) and 6(b)(2) above;

  provided, however, that no more than 120,000 shares of Eagle Stock may be exchanged for cash (the "Maximum Cash Election") and no more than 480,000 shares of Eagle Stock may be exchanged for United Stock (the "Maximum Stock Election") and any shares of Eagle Stock elected to be exchanged for cash above the Maximum Cash Election or Maximum Stock Election shall be subject to proration as provided in Section 6(c) below

          (c)   At the same time that the notice of special meeting of Eagle shareholders is first mailed to Eagle shareholders, a form of election shall also be mailed to each Eagle shareholder (the date of such form of election being referred to herein as the "Mailing Date"). Each Eagle shareholder shall indicate thereon, his, her or its preference as to the proportion of United Stock and/or cash which he, she or it desires to receive in exchange for his, her or its Eagle Stock, and shall return the form to the Secretary of Eagle within 20 days of the Mailing Date. If holders of Eagle Stock elect to receive cash for a number of shares of Eagle Stock in excess of the Maximum Cash Election or elect to receive United Stock for a number of shares of Eagle Stock in excess of the Maximum Stock Election, then the number of shares exchanged for cash or United Stock, respectively, by each shareholder so electing will be reduced such that the amount of shares exchanged for cash equals the Maximum Cash Election and the amount of shares exchanged for stock equals the Maximum Stock Election, based on the ratio that the number of shares elected to be exchanged by such shareholder bears to the total number of shares elected to be exchanged for cash or stock by all Eagle shareholders. To the extent an Eagle shareholder does not receive 0.8636 shares of United Stock for each share of Eagle Stock such shareholder elected to be exchanged for United Stock or $20.32 in cash for each share of Eagle Stock such shareholder elected to be exchanged for cash due to the proration provided in this Section 6(c), such shareholder shall be entitled to receive $20.32 in cash for each remaining share of Eagle Stock not exchanged for United Stock or 0.8636 for each remaining share of Eagle Stock not exchanged for cash, respectively.

          (d)   Upon the Effective Date, all rights with respect to Eagle Stock pursuant to stock options (the "Eagle Stock Options") granted by Eagle which are outstanding at the Effective Date, whether or not exercisable, shall be converted on the Effective Date, subject to any adjustments occurring after the date hereof as contemplated by Section 6(e) below, into $6.75 in cash, without interest, for each share that would be issued upon exercise of the Eagle Stock Options.

          (e)   If either party should change the number of its outstanding shares as a result of a stock split, stock dividend, or similar recapitalization with respect to such shares prior to the Effective Date then the shares to be issued hereunder to holders of Eagle Stock shall be proportionately adjusted.

          (f)    No scrip or fractional share certificates of United Stock shall be issued in connection with the Merger and an outstanding fractional share interest will not entitle the owner thereof to vote, to receive dividends or to have any of the rights of a shareholder with respect to such fractional interest. In lieu of any fractional interest, there shall be paid in cash, without interest, an amount (computed to the nearest cent) equal to such fraction multiplied by $20.32.

          (g)   As soon as practicable after the Effective Date, each holder as of the Effective Date of any of the shares of Eagle Stock to be converted as elected by such holder as above provided, upon presentation and surrender of the certificates representing such shares to United, shall be entitled to receive in exchange therefor a certificate representing the number of shares of United Stock, and cash, to which such shareholder shall be entitled according to the terms of this Agreement. Until such surrender, each such outstanding certificate which prior to the Effective Date represented Eagle Stock shall be deemed for all corporate purposes to evidence ownership of the number of shares of United Stock into which the same shall have been converted as elected by such holder as above provided, the right to receive cash by such holder as above provided, and the right to receive payment for fractional shares.

          (h)   Upon the Effective Date, each share of United Stock issued and outstanding immediately prior to the Effective Date shall continue unchanged and shall continue to evidence a share of common stock of the Surviving Bank.

7.    Termination of Separate Existence.

        Upon the Effective Date, the separate existence of the Merged Bank shall cease and the Surviving Bank shall possess all of the rights, privileges, immunities, powers and franchises, as well of a public nature as of a private nature, of each of the Constituent Banks; and all property, real, personal and mixed, and all debts due on whatever account, and all other choses in action, and all and every other interest of or belonging to or due to each of the Constituent Banks shall be taken and deemed to be transferred to and vested in the Surviving Bank without further act or deed, and the title to any real estate or any interest therein, vested in either of the Constituent Banks shall not revert or be in any way impaired by reason of the Merger. The Surviving Bank shall thenceforth be responsible and liable for all the liabilities, obligations and penalties of each of the Constituent Banks; and any claim existing or action or proceeding, civil or criminal, pending by or against either of said Constituent Banks may be prosecuted as if the Merger had not taken place, or the Surviving Bank may be substituted in its place, and any judgment rendered against either of the Constituent Banks may thenceforth be enforced against the Surviving Bank; and neither the rights of creditors nor any liens upon the property of either of the Constituent Banks shall be impaired by the Merger.

8.    Further Assignments.

        If at any time the Surviving Bank shall consider or be advised that any further assignments or assurances in law or any other things are necessary or desirable to vest in said bank, according to the terms hereof, the title to any property or rights of the Merged Bank, the proper officers and directors of the Merged Bank shall and will execute and make all such proper assignments and assurances and do all things necessary and proper to vest title in such property or rights in the Surviving Bank, and otherwise to carry out the purposes of this Agreement.

9.    Condition Precedent to Consummation of the Merger.

        This Agreement is subject to, and consummation of the Merger is conditioned upon, the fulfillment as of the Effective Date of each of the following conditions:

          (a)   Approval of this Agreement by the affirmative vote of the holders of two-thirds of the outstanding voting shares of Eagle; and

          (b)   All the terms, covenants, agreements, obligations, and conditions of the Agreement and Plan of Reorganization (the "Acquisition Agreement") of even date herewith, by and between Eagle and United, to be complied with, satisfied and performed on or prior to the Closing Date (as defined therein), shall have been complied with, satisfied and performed in all material respects unless accomplishment of such covenants, agreements, obligations and conditions has been waived by the party benefited thereby.

10.    Termination.

        This Agreement may be terminated and the Merger abandoned in accordance with the terms of the Acquisition Agreement, at any time before or after adoption of this Agreement by the directors of either of the Constituent Banks, notwithstanding favorable action on the Merger by the shareholders of the Merged Bank, but not later than the issuance of the certificate of merger by the Secretary of State of the State of Georgia with respect to the Merger in accordance with the provisions of the Code.

11.    Counterparts; Title; Headings.

        This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The title of this Agreement and the headings herein set out are for the convenience of reference only and shall not be deemed a part of this Agreement.

12.    Amendments; Additional Agreements.

        At any time before or after approval and adoption by the shareholders of Eagle, this Agreement may be modified, amended or supplemented by additional agreements, articles or certificates as may be determined in the judgment of the respective Boards of Directors of the Constituent Banks to be necessary, desirable or expedient to further the purposes of this Agreement, to clarify the intention of the parties, to add to or modify the covenants, terms or conditions contained herein or to effectuate or facilitate any governmental approval of the Merger or this Agreement, or otherwise to effectuate or facilitate the consummation of the transactions contemplated hereby; provided, however, that no such modification, amendment or supplement shall reduce to any extent the consideration into which shares of Eagle Stock shall be converted in the Merger pursuant to Section 6 hereof.

        IN WITNESS WHEREOF, the Constituent Banks have each caused this Agreement to be executed on their respective behalfs and their respective bank seals to be affixed hereto as of the day and year first above written.

UNITED COMMUNITY BANK
(BANK SEAL)
ATTEST: Assistant Secretary	By:	Thomas C. Gilliland Executive Vice President
EAGLE NATIONAL BANK
(BANK SEAL)
ATTEST: Secretary	By:	Samuel K. Parrish President

ATTACHMENT 1

Directors of the Surviving Bank

Billy M. Decker
Dr. G. David Gowder III
Robert L. Head, Jr.
Charles E. Hill
Jack C. Lance, Sr.
W.C. Nelson, Jr.
Paul B. Owenby
Jimmy C. Tallent
Andrew M. Williams III

EXHIBIT B

July 29, 2004

United Community Banks, Inc.
P.O. Box 398
Blairsville, GA 30512

Ladies and Gentlemen:

        In connection with the proposed merger (the "Merger") of Eagle National Bank ("Eagle") with and into United Community Bank, a Georgia bank ("UCB Georgia") and wholly-owned subsidiary of United Community Banks, Inc. ("United"), pursuant to the Agreement and Plan of Reorganization of even date herewith among United and Eagle (the "Acquisition"), the undersigned hereby covenants, represents and warrants as follows:

        1.    Recommendation for Merger and Voting of Eagle Stock.    Subject to any applicable fiduciary duty, the undersigned agrees to recommend to all holders of the capital stock of Eagle ("Eagle Stock") that they vote in favor of the Merger. In addition, the undersigned agrees to vote any and all shares of Eagle Stock owned or controlled by him or her in favor of the Merger.

        2.    Compliance with Securities Laws.    The undersigned acknowledges that he or she will be subject to the restrictions on resales contained in Rule 145 of the Rules and Regulations of the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended, and agrees to sell, transfer or otherwise dispose of any shares of capital stock of United ("United Stock") received by him or her pursuant to the Merger only in compliance with the provisions of such Act and Rule. The undersigned acknowledges that United is not under any obligation to file a registration statement with the SEC covering the disposition of the undersigned's shares of United Stock to be received pursuant to the Merger.

        3.    Restrictive Legend.    The undersigned agrees that the certificates representing shares of United Stock to be issued to the undersigned pursuant to the Merger will be stamped or otherwise imprinted with a legend in substantially the following form:

          The shares represented by this certificate may not be sold, transferred or otherwise disposed of except in a transaction covered by an effective registration statement under the Securities Act of 1933, as amended, or in accordance with Rule 145 promulgated thereunder, or in accordance with a legal opinion satisfactory to the Company that such sale or transfer is otherwise exempt from the requirements of such Act.

Sincerely,
[Director, Executive Officer or 5% Shareholder]

EXHIBIT C

        (1)   Eagle was duly organized as a bank, and is existing and in good standing, under the laws of the United States.

        (2)   Eagle has the corporate power to execute and deliver the Acquisition Agreement and Merger Agreement to perform its obligations thereunder, to own and use its assets and to conduct its business.

        (3)   Eagle has duly authorized the execution and delivery of the Acquisition Agreement and the Merger Agreement and all performance by Eagle thereunder, and has duly executed and delivered the Acquisition Agreement and the Merger Agreement.

        (4)   No consent, approval, authorization or other action filed by, or filing with, any governmental authority of the United States or the State of Georgia is required for Eagle's execution and delivery of the Acquisition Agreement and the Merger Agreement and consummation of the Transaction, which consent, approval or authorization has not been previously received.

        (5)   The Acquisition Agreement and the Merger Agreement are enforceable against Eagle.

        (6)   The authorized capital stock of Eagle consists of 10,000,000 shares of common stock, par value $5.00 per share, of which 600,000 shares are issued and outstanding as of the date hereof, exclusive of 51,000 shares reserved for issuance upon exercise of outstanding options. All of the issued and outstanding shares of capital stock of Eagle has been duly authorized and validly issued and is fully paid and non-assessable and were offered, issued and sold in compliance with all applicable federal and state securities laws. To such counsel's knowledge, there are no outstanding options, warrants, rights, calls, commitments, conversion rights, plans or other agreements providing for the purchase or issuance of any authorized but unissued shares of such capital stock.

EXHIBIT D

        (1)   United was duly organized as a corporation, and is existing and in good standing, under the laws of the State of Georgia.

        (2)   United has the corporate power to execute and deliver the Acquisition Agreement and Merger Agreement to perform its obligations thereunder, to own and use its Assets and to conduct its business.

        (3)   United has duly authorized the execution and delivery of the Acquisition Agreement and the Merger Agreement and all performance by United thereunder, and has duly executed and delivered the Acquisition Agreement and Merger Agreement:

        (4)   No consent, approval, authorization or other action filed by, or filing with, any governmental authority of the United States or the State of Georgia is required for United's execution and delivery of the Acquisition Agreement and the Merger Agreement and consummation of the Transaction, which consent, approval or authorization has not been previously received.

        (5)   The Acquisition Agreement and the Merger Agreement are enforceable against United.

        (6)   The shares of United Stock to be issued upon consummation of the Merger have been duly authorized and upon issuance as contemplated in the Merger Agreement, will be validly issued, fully paid and non-assessable.

Appendix B

SECTION 215A OF TITLE 12 OF THE UNITED STATES CODE
Merger Of National Banks or State Banks into National Banks—
Approval Of Comptroller, Board And Shareholders;
Merger Agreement; Notice; Capital Stock;
Liability of Receiving Association

        (a)   One or more national banking associations or one or more State banks, with the approval of the Comptroller, under an agreement not inconsistent with section 215-215b of this title, may merge into a national banking association located within the same State, under the charter of the receiving association. The merger agreement shall—

          (1)   be agreed upon in writing by a majority of the board of directors of each association or State bank participating in the plan of merger;

          (2)   be ratified and confirmed by the affirmative vote of the shareholders of each such association or State bank owning at least two-thirds of its capital stock outstanding, or by a greater proportion of such capital stock in the case of a State bank if the laws of the State where it is organized so require, at a meeting to be held on the call of the directors, after publishing notice of the time, place, and object of the meeting for four consecutive weeks in a newspaper of general circulation published in the place where the association or State bank is located, or, if there is no such newspaper, then in the newspaper of general circulation published nearest thereto, and after sending such notice to each shareholder of record by certified or registered mail at least ten days prior to the meeting, except to those shareholders who specifically waive notice, but any additional notice shall be given to the shareholders of such State bank which may be required by the laws of the State where it is organized. Publication of notice may be waived, in cases where the Comptroller determines that an emergency exists justifying such waiver, by unanimous action of the shareholders of the association or State bank;

          (3)   specify the amount of the capital stock of the receiving association, which shall not be less than that required under existing law for the organization of a national bank in the place in which it is located and which will be outstanding upon completion of the merger, the amount of stock (if any) to be allocated, and cash (if any) to be paid, to the shareholders of the association or State bank being merged into the receiving association; and

          (4)   provide that the receiving association shall be liable for all liabilities of the association or State bank being merged into the receiving association.

Dissenting Shareholders

        (b)   If a merger shall be voted for at the called meetings by the necessary majorities of the shareholders of each association or State-bank participating in the plan of merger, and thereafter the merger shall be approved by the Comptroller, any shareholder of any association or State bank to be merged into the "receiving association who has voted against such merger at the meeting of the association or bank of which he is a stockholder, or has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of merger, shall be entitled to receive the value of the shares so held by him when such merger shall be approved by the Comptroller upon written request made to the receiving association at any time before thirty days after the date of consummation of the merger, accompanied by the surrender of his stock certificates.

Valuation of Shares

        (c)   The value of the shares of any dissenting shareholder shall be ascertained, as of the effective date of the merger, by an appraisal made by a committee of three persons, composed of (1) :one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of the receiving association; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.

Application to Shareholders of Merging Associations;
Appraisal by Comptroller; Expense of Receiving Association;
Sale And Resale of Shares; State Approval and Merger Law

        (d)   If, within ninety days from the date of consummation of the merger, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by the receiving association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the receiving association. The shares of stock of the receiving association which would have been delivered to such dissenting' shareholders had they not requested payment shall be sold by the receiving association at an advertised public auction, and the receiving, association shall have the right to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within thirty days thereafter to such person or persons and at such price not less than par as its board of directors by resolution may determine. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholders, the excess in such sale price shall be paid to such dissenting shareholders. The appraisal of such shares of stock in any State bank shall be determined in the manner prescribed by the law of the State in such cases, rather than as provided in this section, if such provision is made in the State law; and no such merger shall be in contravention of the law of the State under which such bank is incorporated. The provisions of this subsection shall apply only to shareholders of (and stock owned by them in) a bank or association being merged into the receiving association.

Status of Receiving Association;
Property Rights and Interests Vested and Held as Fiduciary

        (e)   The corporate existence of each of the merging banks or banking associations participating in such merger shall be merged into and continued in the receiving association and such receiving association shall be deemed to be the same corporation as each bank or banking association participating in the merger. All rights, franchises, and interests of the individual merging banks or banking associations in and to every type of property (real, personal, and mixed) and chosen in action shall be transferred to and vested in the receiving association by virtue of such merger without any deed or other transfer. The receiving association, upon the merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, and committee of estates of lunatics, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by any one of the merging banks or banking associations at the time of the merger, subject to the conditions hereinafter provided.

Removal as Fiduciary; Discrimination

        (f)    Where any merging bank or banking association, at the time of the merger, was acting under appointment of any court as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, or committee of estates of lunatics, or in any other fiduciary capacity, the receiving association shall be subject to removal by a court of competent jurisdiction in the same manner and to the same extent as was such merging bank or banking association prior to the merger. Nothing contained in this section shall be considered to impair in any manner the right of any court to remove the receiving association and to appoint in lieu thereof a substitute trustee, executor, or other fiduciary, except that such right shall not be exercised in such a manner as to discriminate against national banking associations, nor shall any receiving association be removed solely because of the fact that it is a national banking association.

Issuance of Stock by Receiving Association; Preemptive Rights

        (g)   Stock of the receiving association may be issued as provided by the terms of the merger agreement, free from any preemptive rights of the shareholders of the respective merging banks.

Appendix C

Letterhead of STEVENS & COMPANY

August 2, 2004

Eagle National Bank Board of Directors
850 Eagle's Landing Parkway
Stockbridge, GA 30281

Ladies and Gentlemen:

        You have requested an opinion as to the fairness, from a financial point of view, to the pending merger of Eagle National Bank with United Community Banks ("United"). Under the terms of the merger, which we value at $12,536,494 United will purchase the 51, 000 shares under option for cash at an intrinsic value of $6.75 each to total $344,250.00. The 600,000 shares of common stock will then be acquired for $12,191,750 or $20.32 per share. United will pay 80% of the purchase price in the form of their common stock valued at $23.53 representing the twenty day trading average of prior to signing the definitive agreement. The exchange ratio will be 0.8636 shares of United for each share of Eagle National. The remaining 20% will be paid in the form of cash, or $2,438,400.

        In arriving at our opinion, we have reviewed the Agreement, publicly financial information concerning both Eagle National and United, compared the terms of this transaction with other bank sales in Georgia including historical relations to book value and earnings multiples, and have had direct contact with management of both parties to view the affects of the post merger combination. In addition, we performed other studies that we felt were appropriate to this merger discussion including the shareholder make up of Eagle National and their desire to remain as long term investors.

        Additionally, we have had discussions with United with respect to their plans to engage the existing employees in future operations as well as benefits that are afforded in the combination that we believe were appropriate and were part of the objectives you identified in terms of a merger partner.

        Our opinion relies upon and assumed without independent verification the accuracy of all information provided to us by both Eagle National and United and we have not assumed responsibility thereof. We have also assumed that all regulatory and shareholder approvals will be obtained without any adverse effect on either Eagle National Bank or United.

        The opinion is based on economic, market, and financial facts at the time of the expressed as of the date first shown above. The opinion is based on a financial point of view and we are expressing no view as to the price of United's currency in the future. We have acted as financial advisor to Eagle and will disclose that we own stock in either Eagle National Bank or United at the time of the agreement. We will, however, receive a fee from Eagle National Bank for our services.

        This letter is to the Board of Directors of Eagle National Bank in conjunction with and for purposes of evaluating the merger with United and does not constitute a recommendation to any shareholder of Eagle National as to how each shareholder should vote on the proposed merger or any other matter.

        Subject to the foregoing, it is the opinion of STEVENS & COMPANY that as of the date shown above that the proposed merger with United for $12,536, is fair from a financial point of view and will afford the shareholders of Eagle National Bank an enhanced premium on their stock.

Sincerely yours,
STEVENS & COMPANY

C-1

Appendix D

STATISTICAL DATA
ON
OFFICE OF THE COMPTROLLER OF THE CURRENCY VALUATIONS

        The chart below lists the results of appraisals the Office of the Comptroller of the Currency performed between January 1, 1985, and September 30, 1991. The OCC provides statistical data on book value and price/earnings ratios for comparable purposes, but does not necessarily rely on such data in determining the value of the banks' shares. Dissenting shareholders should not view these statistics as determination for future appraisals.

        THE OCC DID NOT RELY ON ALL THE INFORMATION SET FORTH IN THE CHART IN PERFORMING EACH APPRAISAL. THE OCC'S PAST APPRAISALS ARE NOT NECESSARILY DETERMINATIVE OF ITS FUTURE APPRAISALS OF A PARTICULAR BANK'S SHARES.

D-1

Appraisal date	Appraisal value	Price offered	Book value	Average price earnings ratio of peer group
1/1/85	$107.05	$110.00	$178.29	5.3
1/2/85	73.16	NA	66.35	6.8
1/15/85	53.41	60.00	83.95	4.8
1/31/85	22.72	20.00	38.49	5.4
2/1/85	30.63	24.00	34.08	5.7
2/25/85	27.74	27.55	41.62	5.9
4/30/85	25.98	35.00	42.21	4.5
7/30/85	3,153.10	2,640.00	6,063.66	NC
9/l/85	17.23	21.00	21.84	4.7
11/22/85	316.74	338.75	519.89	5.0
11/22/85	30.28	NA	34.42	5.9
12/16/85	66.29	77.00	89.64	5.6
12/27/85	60.85	57.00	119.36	5.3
12/31/85	61.77	NA	73.56	5.9
12/31/85	75.79	0.00	58.74	12.1
1/12/86	19.93	NA	26.37	7.0
3/14/86	59.02	200.00	132.20	3.1
4/21/86	40.44	35.00	43.54	6.4
5/2/86	15.50	16.50	23.69	5.0
7/3/86	405.74	NA	612.82	3.9
7/31/86	297.34	600.00	650.63	4.4
8/22/86	103.53	106.67	136.23	NC
12/26/86	16.66	NA	43.57	4.0
12/31/86	53.39	95.58	69.66	7.1
5/1/87	186.42	NA	360.05	5.1
6/11/87	50.46	70.00	92.35	4.5
6/11/87	38.53	55.00	77.75	4.5
7/31/87	13.10	NA	20.04	6.7
8/26/87	55.92	57.52	70.88	NC
8/31/87	19.55	23.75	30.64	5.0
8/31/87	10.98	NA	17.01	4.2
10/6/87	56.48	60.00	73.11	5.6
3/15/88	297.63	NA	414.95	6.2
6/2/88	27.26	NA	28.45	5.4
6/30/88	137.78	NA	215.36	6.0
8/30/88	768.62	677.00	1,090.55	10.7
3/31/89	773.62	NA	557.30	7.9
5/26/89	136.47	180.00	250.42	4.5
5/29/90	9.87	NA	11.04	9.9

(1)
The "Appraisal Date" is the consummation date for the conversion, consolidation, or merger.

(2)
"NA" means not available.

(3)
"NC" means not computed.

D-2

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

        United's Articles of Incorporation, as amended, provide that no director of United shall be personally liable to United or its shareholders for breach of his or her duty of care or other duty as a director, but only to the extent permitted from time to time by the Georgia Business Corporation Code.

        United's Bylaws require it to indemnify its directors, officers, employees, and agents against judgments, fines, penalties, amounts paid in settlement, and expenses, including attorney's fees, resulting from various types of legal actions or proceedings instituted by third parties if the actions of the director, officer, employee, or agent being indemnified meet the standards of conduct specified therein.

        In addition, United's Bylaws require it to indemnify its directors, officers, employees, and agents for expenses actually and reasonably incurred in connection with legal actions or proceedings instituted by or in the right of United to procure a judgment in its favor, if the actions of the director, officer, employee, or agent being indemnified meet the standards of conduct set forth therein. However, United will not indemnify a director, officer, employee, or agent for such expenses if such person is adjudged liable to United, unless so ordered by the court in which the legal action or proceeding is brought.

        A determination concerning whether or not the applicable standard of conduct has been met by a director, officer, employee, or agent seeking indemnification must be made by (a) a disinterested majority of the board of directors, (b) United's legal counsel, if a quorum of disinterested directors is not obtainable or if the disinterested directors so order, or (c) an affirmative vote of a majority of shares held by the shareholders. No indemnification may be made to or on behalf of a director, officer, employee or agent in connection with any other proceeding in which such person was adjudged liable on the basis that personal benefit was improperly received by him or her.

        As provided under Georgia law, the liability of a director may not be eliminated or limited (a) for any appropriation, in violation of his duties, of any business opportunity of United, (b) for acts or omissions which involve intentional misconduct or a knowing violation of law, (c) for unlawful corporate distributions or (d) for any transaction from which the director received an improper benefit.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to United's directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, United has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

        United's directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations.

Item 21. Exhibits and Financial Statement Schedules.

(a)
Exhibits.

Exhibit No.	Exhibit
2.1	Agreement and Plan of Reorganization, dated as of August 2, 2004, by and between United and Eagle (incorporated herein by reference to United's Registration Statement on Form S-4, filed on September 9, 2004).
3.1
Restated Articles of Incorporation of United (incorporated herein by reference to Exhibit 3.1 to United's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, File No. 0-21656, filed with the Commission on August 14, 2001).

3.2
Amended and Restated Bylaws of United (incorporated herein by reference to Exhibit 3.1 to United Community Banks, Inc.'s Annual Report on Form 10-K, for the year ended December 31, 1997, File No. 0-21656, filed with the Commission on March 27, 1998).
3.3	Amendment to the Restated Articles of Incorporation of United (incorporated herein by reference to United's Registration Statement on Form S-4, filed on September 9, 2004).
4.1
Junior Subordinated Indenture between United and The Chase Manhattan Bank, as Trustee, dated as of July 20, 1998 (incorporated herein by reference to Exhibit 4.1 to United's Registration Statement on Form S-4, File No. 333-64911, filed with the Commission on September 30, 1998).
4.2
Form of Certificate of Junior Subordinated Debenture (incorporated herein by reference to Exhibit 4.2 to United's Registration Statement on Form S-4, File No. 333-64911, filed with the Commission on September 30, 1998).
4.3
Certificate of Trust of United Community Capital Trust (incorporated herein by reference to Exhibit 4.3 to United's Registration Statement on Form S-4, File No. 333-64911, filed with the Commission on September 30, 1998).
4.4
Amended and Restated Trust Agreement among United Community Banks, Inc., as depositor, The Chase Manhattan Bank, as Property Trustee, and Chase Manhattan Bank Delaware, as Delaware Trustee, dated as of July 20, 1998 (incorporated herein by reference to Exhibit 4.4 to United's Registration Statement on Form S-4, File No. 333-64911, filed with the Commission on September 30, 1998).
4.5
Form of New Capital Security Certificate for United Community Capital Trust (incorporated herein by reference to Exhibit 4.5 to United's Registration Statement on Form S-4, File No. 333-64911, filed with the Commission on September 30, 1998).
4.6
Guarantee Agreement between United Community Banks, Inc., as Guarantor, and The Chase Manhattan Bank, as Guarantee Trustee, dated as of July 20, 1998 (incorporated herein by reference to Exhibit 4.6 to United's Registration Statement on Form S-4, File No. 333-64911, filed with the Commission on September 30, 1998).
4.7
Registration Rights Agreement dated July 20, 1998 among United Community Banks, Inc., United Community Capital Trust and Wheat First Securities, Inc. as Initial Purchaser of 8.125% Junior Subordinated Deferrable Interest Debentures Due July 15, 2028 (incorporated herein by reference to Exhibit 4.7 to United Community Banks, Inc.'s Registration Statement on Form S-4, File No. 333-64911, filed with the Commission on September 30, 1998).
4.8
Form of Floating Rate Convertible Subordinated Payable In Kind Debenture due December 31, 2006 (incorporated herein by reference to Exhibit 4.2 to United's Registration Statement on Form S-1, File No. 333-20887, filed with the Commission on January 31, 1997).
4.9
See Exhibits 3.1, 3.2 and 3.3 for provisions of Restated Articles of Incorporation, Amended and Restated By-Laws and Amendment to the Restated Articles of Incorporation, which define the rights of the Shareholders.
4.10
Indenture, dated November 26, 2002, by and between United and Marshall & Ilsley Trust Company, N.A., as Trustee (incorporated herein by reference to Exhibit 4.9 to United's Registration Statement on Form S-4/A, File No. 333-103024, filed with the Commission on February 21, 2003).
4.11
Form of 6.75% Subordinated Notes due 2012 (incorporated herein by reference to Exhibit 4.10 to United Community Banks, Inc.'s Registration Statement on Form S-4/A, File No. 333-103024, filed with the Commission on February 21, 2003).

4.12
Indenture, dated September 24, 2003, by and between United and Marshall & Ilsley Trust Company, N.A. as Trustee (incorporated herein by reference to Exhibit 4.12 to United Community Banks, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2003, File No. 0-21656).
4.13
Form of Subordinated Step-up Notes due 2015 (incorporated herein by reference to Exhibit 4.13 to United Community Banks, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2003, File No. 0-21656).
5	Opinion and Consent of Kilpatrick Stockton LLP (incorporated herein by reference to United's Registration Statement on Form S-4, filed on September 9, 2004).
8
Opinion and Consent of Kilpatrick Stockton LLP as to the federal income tax consequences to the merger of United and Eagle (incorporated herein by reference to United's Registration Statement on Form S-4, filed on September 9, 2004).
10.1
Amendment to United Community Banks, Inc. 2000 Key Employee Stock Option Plan, dated March 5, 2004 (incorporated herein by reference to United's Registration Statement on Form S-4, filed on September 9, 2004).
23.1	Consent of Porter Keadle Moore, LLP (for United).
23.2	Consent of Porter Keadle Moore, LLP (for Eagle).
23.3	Consent of Kilpatrick Stockton LLP (included as part of Exhibits 5 and 8).
23.4	Consent of Stevens & Company (incorporated herein by reference to United's Registration Statement on Form S-4, filed on September 9, 2004).
24	Power of Attorney (included on the Signature Page to this Registration Statement).
99.1	Form of Proxy (incorporated herein by reference to United's Registration Statement on Form S-4, filed on September 9, 2004).
99.2	Form of Election/Letter of Transmittal.

(b)
Financial Statement Schedules: No financial statements schedules are required to be filed as part of this Amendment No. 1 to the Registration Statement.

(c)
Report, Opinion or Appraisal: The opinion of Stevens & Company is included as Appendix C to the proxy statement/prospectus filed as a part of this Amendment No. 1 to the Registration Statement.

Item 22. Undertakings

        (a)   The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (b)   The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to paragraph (a) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

        (d)   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (e)   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, United Community Banks, Inc. has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Blairsville, State of Georgia, on September 22, 2004.

UNITED COMMUNITY BANKS, INC.
By:	/s/ JIMMY C. TALLENT Jimmy C. Tallent
President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on September 22, 2004.

Signature	Title
/s/ JIMMY C. TALLENT Jimmy C. Tallent	President, Chief Executive Officer and Director (Principal Executive Officer)
* Rex S. Schuette	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
* Alan H. Kumler	Senior Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)
* Robert L. Head, Jr.	Chairman of the Board
* W.C. Nelson, Jr.	Vice Chairman of the Board
* A. William Bennett	Director
Robert Blalock	Director
* Guy W. Freeman	Director
* Thomas C. Gilliland	Director
* Charles Hill	Director
* Hoyt O. Holloway	Director
* Clarence W. Mason, Sr.	Director
* Tim Wallis	Director
*By:	/s/ JIMMY C. TALLENT Jimmy C. Tallent Attorney-in-fact

EXHIBIT INDEX

Exhibit	Description of Exhibit
23.1	Consent of Porter Keadle Moore LLP (for United).
23.2	Consent of Porter Keadle Moore LLP (for Eagle).
99.2	Form of Election/Letter of Transmittal.

QuickLinks

Notice Of Special Meeting Of Shareholders
TABLE OF CONTENTS
INFORMATION ABOUT UNITED COMMUNITY BANKS, INC.
INFORMATION ABOUT EAGLE NATIONAL BANK
  Management's Discussion and Analysis of Financial Condition and Results of Operations
EAGLE NATIONAL BANK Unaudited Financial Statements June 30, 2004
EAGLE NATIONAL BANK Balance Sheet (Unaudited) June 30, 2004
EAGLE NATIONAL BANK Statements of Operations (Unaudited) For the Three and Six Months Ended June 30, 2004 and 2003
EAGLE NATIONAL BANK Statements of Comprehensive Income (Unaudited) For the Three and Six Months Ended June 30, 2004 and 2003
EAGLE NATIONAL BANK Statements of Cash Flows (Unaudited) For the Six Months Ended June 30, 2004 and 2003
EAGLE NATIONAL BANK Notes to Financial Statements (Unaudited)
REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
EAGLE NATIONAL BANK Balance Sheets December 31, 2003 and 2002
EAGLE NATIONAL BANK Statements of Operations For the Years Ended December 31, 2003 and 2002
EAGLE NATIONAL BANK Statements of Comprehensive Income For the Years Ended December 31, 2003 and 2002
EAGLE NATIONAL BANK Statements of Changes in Stockholders' Equity For the Years Ended December 31, 2003 and 2002
Eagle National Bank Statements of Cash Flows For the Years Ended December 31, 2003 and 2002
EAGLE NATIONAL BANK Notes to Financial Statements
  Appendix A
AGREEMENT AND PLAN OF REORGANIZATION
ARTICLE VIII CONDITIONS TO OBLIGATIONS OF EAGLE
ARTICLE IX WARRANTIES, NOTICES, ETC.
ARTICLE X TERMINATION
ARTICLE XI COUNTERPARTS, HEADINGS, ETC.
ARTICLE XII BINDING EFFECT
ARTICLE XIII GOVERNING LAW
EXHIBIT A AGREEMENT AND PLAN OF MERGER (Merger Agreement)
ATTACHMENT 1 Directors of the Surviving Bank
EXHIBIT B
EXHIBIT C
EXHIBIT D
  Appendix B
SECTION 215A OF TITLE 12 OF THE UNITED STATES CODE Merger Of National Banks or State Banks into National Banks— Approval Of Comptroller, Board And Shareholders; Merger Agreement; Notice; Capital Stock; Liability of Receiving Association
Dissenting Shareholders
Valuation of Shares
Application to Shareholders of Merging Associations; Appraisal by Comptroller; Expense of Receiving Association; Sale And Resale of Shares; State Approval and Merger Law
Status of Receiving Association; Property Rights and Interests Vested and Held as Fiduciary
Removal as Fiduciary; Discrimination
Issuance of Stock by Receiving Association; Preemptive Rights
  Appendix C
  Appendix D
STATISTICAL DATA ON OFFICE OF THE COMPTROLLER OF THE CURRENCY VALUATIONS
PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 21. Exhibits and Financial Statement Schedules.
EXHIBIT INDEX